Execution Version

CREDIT AGREEMENT
Dated as of November 6, 2025,
among
ANGI GROUP, LLC
as Borrower,
THE LENDERS and ISSUING BANKS PARTY HERETO,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
and as Collateral Agent

JPMORGAN CHASE BANK, N.A.,
CITIZENS BANK, N.A.,
and
PNC CAPITAL MARKETS LLC,
as Joint Lead Arrangers and Joint Bookrunners,

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SECTION 1.01    Defined Terms    1
SECTION 1.02    Classification of Loans and Borrowings    49
SECTION 1.03    Terms Generally    49
SECTION 1.04    Accounting Terms; GAAP    49
SECTION 1.05    Change of Currency    49
SECTION 1.06    Currency Equivalents Generally.    50
SECTION 1.07    Certain Determinations.    50
SECTION 1.08    Limited Condition Transactions.    52
SECTION 1.09    Interest Rates; Benchmark Notification    53
SECTION 1.10    Divisions    53
ARTICLE II THE CREDITS    53
SECTION 2.01    Commitments.    53
SECTION 2.02    Incremental Revolving Commitments and Incremental Term Loans.    54
SECTION 2.03    Procedure for Borrowing.    55
SECTION 2.04    Funding of Borrowings.    56
SECTION 2.05    Interest Elections.    57
SECTION 2.06    Termination and Reduction of Commitments    58
SECTION 2.07    Repayment of Loans; Evidence of Debt.    58
SECTION 2.08    Prepayments.    58
SECTION 2.09    Fees.    59
SECTION 2.10    Interest.    60
SECTION 2.11    Alternate Rate of Interest.    60
SECTION 2.12    Increased Costs.    63
SECTION 2.13    Break Funding Payments    64
SECTION 2.14    Taxes.    64
SECTION 2.15    Pro Rata Treatment and Payments.    67
SECTION 2.16    Mitigation Obligations; Replacement of Lenders.    68
SECTION 2.17    Letters of Credit.    69
SECTION 2.18    Defaulting Lenders    74
SECTION 2.19    Extensions of Commitments.    75
SECTION 2.20    Refinancing Amendments.    77
SECTION 2.21    Illegality    80
ARTICLE III REPRESENTATIONS AND WARRANTIES    81
SECTION 3.01    Organization; Powers    81
SECTION 3.02    Authorization; Enforceability    81
SECTION 3.03    Governmental Approvals; No Conflicts    81
SECTION 3.04    Financial Position    81
SECTION 3.05    Properties.    81
SECTION 3.06    Litigation and Environmental Matters.    82
SECTION 3.07    Compliance with Laws and Agreements    82
SECTION 3.08    Investment Company Status    82
SECTION 3.09    Taxes    82
SECTION 3.10    ERISA    82
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SECTION 3.11    Disclosure    82
SECTION 3.12    Collateral Documents.    83
SECTION 3.13    No Change    83
SECTION 3.14    Guarantors    83
SECTION 3.15    Solvency    83
SECTION 3.16    No Default    84
SECTION 3.17    Anti-Corruption Laws and Sanctions    84
ARTICLE IV CONDITIONS    84
SECTION 4.01    Closing Date    84
SECTION 4.02    Each Credit Event    85
ARTICLE V AFFIRMATIVE COVENANTS    86
SECTION 5.01    Financial Statements; Other Information    86
SECTION 5.02    Notices of Material Events    88
SECTION 5.03    Existence; Conduct of Business    88
SECTION 5.04    Payment of Obligations    88
SECTION 5.05    Maintenance of Properties; Insurance.    88
SECTION 5.06    Books and Records; Inspection Rights    89
SECTION 5.07    Compliance with Laws    89
SECTION 5.08    Use of Proceeds.    89
SECTION 5.09    Subsidiary Guarantors and Collateral.    89
SECTION 5.10    Further Assurances    91
SECTION 5.11    [Reserved]    91
SECTION 5.12    Post-Closing Matters    91
ARTICLE VI NEGATIVE COVENANTS    91
SECTION 6.01    Indebtedness    91
SECTION 6.02    Liens    94
SECTION 6.03    Fundamental Changes    96
SECTION 6.04    Disposition of Property    98
SECTION 6.05    Restricted Payments    98
SECTION 6.06    Transactions with Affiliates    100
SECTION 6.07    Changes in Fiscal Periods    101
SECTION 6.08    Sales and Leasebacks    102
SECTION 6.09    Clauses Restricting Subsidiary Distributions    102
SECTION 6.10    Total Net Leverage Ratio    103
SECTION 6.11    Investments    103
ARTICLE VII EVENTS OF DEFAULT    105
SECTION 7.01    Events of Default    105
ARTICLE VIII THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT    109
SECTION 8.01    Appointment and Authorization    109
SECTION 8.02    Administrative Agent and Affiliates    109
SECTION 8.03    Action by Administrative Agent    109
SECTION 8.04    Consultation with Experts    110

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SECTION 8.05    Delegation of Duties    110
SECTION 8.06    Successor Administrative Agent    110
SECTION 8.07    Credit Decision    110
SECTION 8.08    Lead Arrangers    110
SECTION 8.09    Tax Indemnification by the Lenders    110
SECTION 8.10    Certain ERISA Matters.    111
SECTION 8.11    Acknowledgements of Lenders and Issuing Banks.    112
SECTION 8.12    Borrower Communications    113
ARTICLE IX MISCELLANEOUS    114
SECTION 9.01    Notices.    114
SECTION 9.02    Waivers; Amendments.    115
SECTION 9.03    Waivers; Amendments to Other Loan Documents.    116
SECTION 9.04    Expenses; Limitation of Liability Indemnity; Etc.    117
SECTION 9.05    Successors and Assigns.    118
SECTION 9.06    Survival    123
SECTION 9.07    Counterparts; Integration; Effectiveness.    123
SECTION 9.08    Severability    124
SECTION 9.09    Right of Setoff    124
SECTION 9.10    Governing Law; Jurisdiction; Consent to Service of Process.    125
SECTION 9.11    WAIVER OF JURY TRIAL    125
SECTION 9.12    Headings    125
SECTION 9.13    Confidentiality    125
SECTION 9.14    Judgment Currency    127
SECTION 9.15    USA PATRIOT Act and Beneficial Ownership Regulation    127
SECTION 9.16    Collateral and Guarantee Matters.    127
SECTION 9.17    No Advisory or Fiduciary Relationship    128
SECTION 9.18    Platform; Borrower Materials    128
SECTION 9.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    129
SECTION 9.20    Acknowledgment Regarding Any Supported QFCs    129

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SCHEDULES:
Schedule 1.01A    --    Commitments
Schedule 1.01B    --    Unrestricted Subsidiaries on Closing Date
Schedule 3.14    --    Guarantors
Schedule 5.12    --    Post-Closing Matters
Schedule 6.01    --    Existing Indebtedness
Schedule 6.02    --    Existing Liens
Schedule 6.09    --    Existing Restrictions
EXHIBITS:
Exhibit A    --    Form of Assignment and Assumption
Exhibit B    --    Form of Affiliated Lender Assignment and Assumption
Exhibit C    --    [Reserved]
Exhibit D    --    [Reserved]
Exhibit E    --    [Reserved]
Exhibit F    --    [Reserved]
Exhibit G-1    --    Form U.S. Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-2    --    Form U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3    --    Form U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4    --    Form U.S. Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H    --    Form of Perfection Certificate
Exhibit I    --    Form of Solvency Certificate
Exhibit J    --    Form of Joinder and Reaffirmation Agreement

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CREDIT AGREEMENT, dated as of November 6, 2025 (as amended, restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among ANGI GROUP, LLC, a Delaware limited liability company, the LENDERS and ISSUING BANKS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (as defined herein) (in such capacity, the “Collateral Agent”) and as an Issuing Bank.
WHEREAS, the Borrower has requested that the Lenders make available to it Revolving Credit Commitments in an aggregate principal amount of $175,000,000 and Letters of Credit as further set forth herein.
NOW, THEREFORE, the Lenders and the Issuing Banks are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.
The parties hereto agree as follows:
Article I

Definitions
Section 1.01Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Act” has the meaning assigned to such term in Section 9.15.
“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term CORRA Rate” means, for purposes of any calculation, the rate per annum equal to Term CORRA for such calculation; provided that if Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted TIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjustment Date” has the meaning assigned to such term in the definition of “Pricing Grid.”
“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder and, as applicable (including, for the avoidance of doubt, each reference to the Administrative Agent in Article VIII), as Collateral Agent, together with any successors in such capacities.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
[Signature Page to Credit Agreement]

“Affiliated Lender” means, at any time, any Lender that is an Affiliate of the Borrower at such time.
“Agent Party” means the Administrative Agent, the Issuing Bank or any other Lender.
“Aggregate Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate then outstanding principal amount of such Lender’s Term Loans and (b) the amount of such Lender’s Revolving Commitment then in effect or, if such Revolving Commitment has been terminated, such Lender’s Outstanding Revolving Credit.
“Agreed Currencies” means Dollars and each Alternative Currency.
“Agreement” has the meaning assigned to such term in the preamble to this Agreement.
“Agreement Currency” has the meaning assigned to such term in Section 9.14.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.11(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing sentence would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.
“Alternative Currency” means Canadian Dollars, Sterling, Euro and Yen and, solely with respect to Letters of Credit, any other currency agreed to by the Borrower, the applicable Issuing Bank and the Administrative Agent.
“Ancillary Document” has the meaning assigned to such term in Section 9.07(b).
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the Bribery Act 2010 of the United Kingdom, as amended.
“Applicable Rate” means (a) for each Revolving Loan, (i) prior to the first Adjustment Date occurring after the Closing Date, 2.75% for Term Benchmark Loans and 1.75% for ABR Loans and (ii) on and after the first Adjustment Date occurring after the Closing Date, a percentage determined in accordance with the Pricing Grid, and (b) for each Type of Term Loan, such per annum rates as shall be agreed to by the Borrower and the applicable Term Lenders as shown in the applicable Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment, as applicable.
“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency the local time in the place of settlement for such Alternative Currency, as may be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment and notified to the relevant parties hereto.
“Approved Borrower Portal” has the meaning assigned to such term in Section 8.12(a)
“Approved Fund” has the meaning assigned to such term in Section 9.05(b).

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“Asset Acquisition” means:
(1)    an Investment by the Borrower or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary, or shall be merged with or into the Borrower or any Restricted Subsidiary, or
(2)    the acquisition by the Borrower or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person.
“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Borrower or any Restricted Subsidiary to any Person other than the Borrower or any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary in connection with such disposition (including by means of a sale and leaseback transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Borrower or any of its Restricted Subsidiaries, other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:
(1)    transfers of cash or Cash Equivalents;
(2)    transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 6.03;
(3)    Restricted Payments not prohibited by Section 6.05 and Investments not prohibited by Section 6.11;
(4)    the creation or perfection of any Lien not prohibited under this Agreement;
(5)    transfers of assets that are (i) damaged, worn out, uneconomic, obsolete or otherwise deemed to be no longer necessary or useful in the current or anticipated business of the Borrower or its Restricted Subsidiaries or (ii) replaced by assets of similar suitability and value (as determined by the Borrower in good faith);
(6)    sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Borrower or any Restricted Subsidiary to the extent not materially interfering with the business of the Borrower and the Restricted Subsidiaries;
(7)    any transfer or series of related transfers that, but for this clause, would be Asset Sales, if the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed the greater of (i) $32,500,000 and (ii) 25% of Consolidated EBITDA for the then most recently ended Test Period;
(8)    dispositions in connection with any pension scheme;
(9)    the sale or other disposition of cash or Cash Equivalents or the unwinding, or sale in the ordinary course of business, of hedging obligations;
(10)    the transfer, sale or other disposition resulting from any involuntary loss of title, involuntary loss or damage to or destruction of or any condemnation or other taking of, any property or assets of the Borrower or any Restricted Subsidiary;
(11)    sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements or similar binding arrangements;

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(12)    the lapse, cancellation, surrender, abandonment or transfer for no consideration of intellectual property rights that is reasonably determined in good faith by the Borrower to be no longer used or useful, necessary or otherwise not material to the operation of the business of the Borrower and its Restricted Subsidiaries, or no longer economical to maintain;
(13)    any sale, issuance or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(14)    the surrender, expiration or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
(15)    dispositions of real property (i) for the purpose of (x) resolving minor title disputes or defects, including encroachments and lot line adjustments, or (y) granting easements, rights of way or access and egress agreements, or (ii) to any Governmental Authority in consideration of the grant, issuance, consent or approval of or to any development agreement, change of zoning or zoning variance, permit or authorization in connection with the conduct of any Loan Party’s business, in each case which does not materially interfere with the business conducted on such real property;
(16)    dispositions of non-core assets acquired in connection with an Asset Acquisition or other permitted Investment or made to obtain the approval of an antitrust authority and any dispositions made to comply with an order of any agency or state authority or other regulatory body or any applicable law or regulation;
(17)    any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date; and
(18)    dispositions of Securitization Assets in connection with any Permitted Securitization.
“Asset Swap” means any exchange of assets of the Borrower or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary) for assets of another Person (including Equity Interests of a Person whose primary business is a Related Business to the extent such Person is or becomes a Restricted Subsidiary as a result of such exchange) that are intended to be used by the Borrower or any Restricted Subsidiary in a Related Business, including, to the extent necessary to equalize the value of the assets being exchanged, cash or Cash Equivalents of any party to such asset swap.
“assignee” has the meaning assigned to such term in Section 9.05(b).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Auto-Extension Letter of Credit” has the meaning assigned to such term in Section 2.17(b).
“Available Amount” means, as at any date of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:
(a)    the greater of (x) $65,000,000 and (y) 50.0% of Consolidated EBITDA, plus
(b)    50% of Consolidated Net Income of the Borrower since October 1, 2025, (ii); provided that the amount of this clause (b) shall not be less than zero, plus
(c)    [reserved], plus

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(d)    following the Closing Date, the net cash proceeds or Fair Market Value received, as applicable, of any sale of Qualified Equity Interests by, or capital contribution to the common equity of, the Borrower (other than in respect of any Qualified Equity Interests used for, or otherwise having the effect of increasing, any other basket under this Agreement and other than any such proceeds received from a Restricted Subsidiary), plus
(e)    the net cash proceeds received by the Borrower (other than from a Restricted Subsidiary) from issuances of Indebtedness and Disqualified Equity Interests that have been issued after the Closing Date and which have been exchanged or converted into Qualified Equity Interests, plus
(f)    [reserved], plus
(g)    the amount of all Investments of the Borrower and its Restricted Subsidiaries after the Closing Date in any Unrestricted Subsidiary in reliance on the Available Amount that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries (up to the Fair Market Value of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation), plus
(h)    the amount of all returns, profits, distributions and similar amounts received by the Borrower and its Restricted Subsidiaries on Investments (including Investments in Unrestricted Subsidiaries) made using the Available Amount, minus
(i)    the net cash proceeds received by the Borrower and its Restricted Subsidiaries from sales of investments made using the Available Amount, minus
(j)    the cumulative amount of Restricted Payments made from the Available Amount from and after the Closing Date and on or prior to such time, minus
(k)    the cumulative amount of Investments made from the Available Amount from and after the Closing Date and on or prior to such time.
“Available Revolving Commitment” means, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect at such time over (b) such Lender’s Outstanding Revolving Credit.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.11.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

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“Bankruptcy Event” means, with respect to any Lender, such Lender or any other Person as to which such Lender is a subsidiary (a “Parent Company”) (i) is adjudicated as, or determined by any Governmental Authority having regulatory authority over it or its assets to be, insolvent, (ii) becomes the subject of a bankruptcy or insolvency proceeding, or the Administrative Agent has given written notice to such Lender and the Borrower of its good faith determination that such Lender or its Parent Company has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or (iii) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or the Administrative Agent has given written notice to such Lender and the Borrower of its good faith determination that such Lender or its Parent Company has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such appointment; provided that a Bankruptcy Event shall not result solely by virtue of any control of or ownership interest in, or the acquisition of any control of or ownership interest in, such Lender or its Parent Company by a Governmental Authority as long as such control or ownership interest does not result in or provide such Lender or its Parent Company with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or its Parent Company (or such Governmental Authority) to reject, repudiate, disavow or disaffirm such Lender’s obligations under this Agreement.
“Basel III” means, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary U.S. federal banking regulatory authority or primary non-U.S. financial regulatory authority, as applicable.
“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.11.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:
(1)    in the case of any Loan denominated in Dollars, the Daily Simple RFR;
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or

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determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, after consultation with the Borrower, in its reasonable discretion is appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

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(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
”Benchmark Unavailability Period means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” means the Board of Directors of the Borrower or, other than for the purposes of the definition of “Change of Control,” any committee thereof duly authorized to act on behalf of such Board of Directors.
“Bona Fide Debt Fund” means any bona fide (i) debt fund, (ii) investment vehicle, (iii) regulated bank entity or (iv) non-regulated lending entity that is, in each case, engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business that is managed, sponsored or advised by any person Controlling, Controlled by or under common Control with a Disqualified Institution, but only to the extent that no personnel involved with the investment in the relevant Disqualified Institution (A) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (B) has the access to any information (other than information that is publicly available) relating to the Borrower and/or any entity that forms part of any of its business (including any of its Subsidiaries).

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“Borrower” means Angi Group, LLC, a Delaware limited liability company.
“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.
“Borrower Materials” has the meaning assigned to such term in Section 9.18.
“Borrowing” means a group of Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.
“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
“Borrowing Request” has the meaning assigned to such term in Section 2.03(a).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Chicago are authorized or required by law to remain closed; provided that when used in connection with (a) any Borrowings or LC Disbursements that are the subject of a borrowing, drawing, payment, reimbursement or rate selection denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Real-time Gross Settlement Operating System (or any successor operating system) is not open for the settlement of payments in Euro, (b) Loans denominated in Yen and in relation to the calculation or computation of TIBOR or the Japanese Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Japan, (c) Loans denominated in Canadian Dollars and in relation to the calculation or computation of CORRA or the Canadian Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Toronto, Canada and (d) a Term Benchmark Loan denominated in any other Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in such Alternative Currency deposits in the interbank market in the principal financial center of the country whose lawful currency is such Alternative Currency.
“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided, that if any the above rates shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that any obligations relating to a lease that would have been accounted by such Person as an operating lease in accordance with GAAP as of December 31, 2018 shall be accounted for as an operating lease and not a Capital Lease Obligation for all purposes under this Agreement.
“Cash Capped Amount” has the meaning assigned to such term in the definition of “Incremental Amount.”
“Cash Equivalents” means (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (2) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition

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issued by any commercial bank organized under the laws of the United States or any state thereof or any Lender or any Affiliate of any Lender; (3) commercial paper of an issuer rated at least A-1 by Standard & Poor’s or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (4) repurchase obligations of any commercial bank satisfying the requirements of clause (2) of this definition with respect to securities issued or fully guaranteed or insured by the United States government; (5) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s or A by Moody’s; (6) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (2) of this definition; (7) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition; (8) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by Standard & Poor’s or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and (9) in the case of any Foreign Subsidiary, investments substantially comparable to any of the foregoing investments with respect to the country in which such Foreign Subsidiary is organized.
“Cash Management Agreement” means any agreement entered into from time to time by the Borrower or any Restricted Subsidiary in connection with Cash Management Services for collections, other Cash Management Services or for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services, unless, when entered into, such agreement is designated in writing by the Borrower and the relevant Cash Management Bank to the Administrative Agent to not be included as a Cash Management Agreement.
“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement or provides any Cash Management Services, is a Lender or an Agent Party or an Affiliate of a Lender or an Agent Party or (ii) in the case of any Cash Management Agreement in effect or any Cash Management Services provided on or prior to the Closing Date, is, as of the Closing Date, a Lender or an Agent Party or an Affiliate of a Lender or an Agent Party and a party to a Cash Management Agreement or provider of Cash Management Services.
“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.
“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.
“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.
“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.
“Central Bank Rate” means a rate per annum equal to the sum of, (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any

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successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Yen, the “short-term prime rate” as publicly announced by the Bank of Japan (or any successor thereto) from time to time, and (d) any other Alternative Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) the Floor; plus (B) the applicable Central Bank Rate Adjustment. Any change in the Central Bank Rate due to a change in the Central Bank Rate Adjustment shall be effective from and including the effective date of such change in the Central Bank Rate Adjustment.
“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (c) Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted TIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Yen in effect on the last Business Day in such period and (d) any other Alternative Currency determined after the Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) each of the EURIBOR Rate and the TIBOR Rate on any day shall be based on the EURIBOR Screen Rate or the TIBOR Screen Rate, as applicable, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the Closing Date, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” but only to the extent it is the general policy of a Lender to impose applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.12 generally on other similarly situated borrowers under similar circumstances under agreements permitting such impositions.
“Change of Control” means any of the following events: the acquisition of “beneficial ownership” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act) by any “person” or “group” (excluding the Parent and any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of more than 35% of the aggregate voting power of all outstanding classes or series of the Borrower’s Voting Stock.
Notwithstanding the foregoing, a transaction in which the Borrower becomes a subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change of Control if (a) the shareholders of

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the Borrower immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, the same proportion of voting power of the outstanding classes or series of the Borrower’s voting stock as such shareholders beneficially own immediately following the consummation of such transaction or (b) immediately following the transaction no “person” or “group” (other than a “person” or “group” satisfying the requirements of this sentence) is the owner, directly or indirectly, of more than 35% of the voting stock of such Person, measured by voting power rather than number of shares.
For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
“Class” (a) when used in reference to any Loans or Borrowing, refers to whether such Loans or the Loans comprising such Borrowing, are Revolving Loans or Incremental Loans established pursuant to any Incremental Assumption Agreement, Extended Term Loans or Extended Revolving Loans established pursuant to any Extension Amendment or other Refinancing Term Loans or Replacement Revolving Loans established pursuant to any Refinancing Amendment or (b) when used in reference to any Commitments, refers to whether such Commitment is in respect of a commitment to make Revolving Loans or Incremental Loans established pursuant to any Incremental Assumption Agreement, Extended Term Loans or Extended Revolving Loans established pursuant to any Extension Amendment or other Refinancing Term Loans or Replacement Revolving Loans established pursuant to any Refinancing Amendment.
“Closing Date” means November 6, 2025.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of SOFR (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” has the meaning assigned to such term or a similar term in each of the Collateral Documents and shall include all property pledged or granted (or purported to be pledged or granted) as collateral pursuant to the Collateral Documents on the Closing Date or thereafter pursuant to Section 5.09 or 5.10; provided, that the Collateral shall not include Excluded Collateral.
“Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as collateral agent under the Guarantee Agreement and the Collateral Documents and the other Loan Documents for the Secured Parties.
“Collateral and Guarantee Requirement” shall mean the requirement that:
(a)    on the Closing Date, the Collateral Agent shall have received from the Borrower and each Subsidiary Guarantor a counterpart of the Security Agreement and from each Subsidiary Guarantor, a counterpart of the Guarantee Agreement, in each case, duly executed and delivered on behalf of such Person;
(b)    on the Closing Date, (i) (x) all outstanding Equity Interests directly owned by the Loan Parties as of the Closing Date, other than Excluded Securities, and (y) all Indebtedness owing to any Loan Party, other than Excluded Securities, shall have been pledged or assigned for security purposes pursuant to the Collateral Documents and (ii) the Collateral Agent shall have received certificates, and any notes or other instruments required to be delivered pursuant to the applicable Collateral Documents, together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;
(c)    in the case of any person that becomes a Subsidiary Guarantor after the Closing Date, the Collateral Agent shall have received (i) a supplement to the Guarantee Agreement and (ii) supplements to the Security Agreement and any other Collateral Documents, if applicable, in the form specified therefor or

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otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Subsidiary Guarantor;
(d)    after the Closing Date (x) all outstanding Equity Interests of any person that becomes a Subsidiary Guarantor after the Closing Date and that are held by a Loan Party and (y) all Equity Interests directly acquired by a Loan Party after the Closing Date, in each case other than Excluded Securities, shall have been pledged pursuant to the Collateral Documents and the Collateral Agent shall have received the certificates (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;
(e)    except as otherwise contemplated by this Agreement or any Collateral Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Collateral Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by the Collateral Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Collateral Document;
(f)    evidence of the insurance (if any) required by the terms of Section 5.05 hereof shall have been received by the Collateral Agent; and
(g)    after the Closing Date, the Collateral Agent shall have received (i) such other Collateral Documents as may be required to be delivered pursuant to Section 5.09 or Section 5.10 or the Collateral Documents, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.09 or Section 5.10.

“Collateral Documents” means the Security Agreement and each other security document, pledge agreement or collateral agreement executed and delivered in connection with this Agreement and/or the other Loan Documents to grant a security interest in any property as Collateral to secure the Obligations.
“Commitment” means, with respect to each Lender (to the extent applicable), such Lender’s Incremental Commitment, Revolving Commitment, Term Loan Commitment or Extended Revolving Commitment, as applicable.
“Commitment Fee Rate” means (a) prior to the first Adjustment Date occurring after the Closing Date, 0.40% and (b) on and after the first Adjustment Date occurring after the Closing Date, a rate determined in accordance with the Pricing Grid.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Consolidated EBITDA” for any Test Period means, without duplication, the sum of the amounts for such Test Period of:
(1)    Consolidated Net Income, plus
(2)    in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income (other than clause (m) or (n) below):

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(a)    taxes of the Borrower and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP,
(b)    amortization expense of the Borrower and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP,
(c)    depreciation expense of the Borrower and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP,
(d)    Consolidated Interest Expense,
(e)    all non-cash compensation, as reported in the Borrower’s financial statements,
(f)    any non-cash charges or losses or realized losses related to the write-offs, write- downs or mark-to-market adjustments or sales or exchanges of any investments in debt or equity securities by the Borrower or any Restricted Subsidiary,
(g)    the aggregate amount of all other non-cash charges, expenses or losses reducing such Consolidated Net Income, including any impairment (including any impairment of intangibles and goodwill), and non-cash compensation charges or expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights (excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write downs or reserves with respect to accounts receivable or inventory), for such Test Period,
(h)    the amount of any restructuring charges or reserves, including any one-time costs incurred in connection with acquisitions or divestitures, accrual or reserve, integration cost or other business optimization expense, acquisitions, mergers or consolidations after the Closing Date and any other restructuring expenses, severance expenses, one-time compensation charges, post-retirement employee benefits plans, any expenses relating to reconstruction, decommissioning or recommissioning fixed assets for alternate use, expenses or charges relating to facility closing costs, acquisition integration costs and signing, retention or completion bonuses or expenses,
(i)    notwithstanding any classification under GAAP as discontinued operations of any Person, property, business or asset in respect of which a definitive agreement for the sale, transfer or other disposition thereof has been entered into, the earnings and income (or loss) attributable to any such Person, business, assets or operations for any period until such sale, transfer or other disposition shall have been consummated,
(j)    any fees, premiums, expenses or charges related to (x) the Transactions, (y) any actual, proposed or contemplated equity offering, Investment permitted by Section 6.11, acquisition, Disposition, recapitalization, the incurrence or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) or (z) any amendments, consents, waivers or other modifications relating to the Facilities or any other Indebtedness (whether or not consummated or successful),
(k)    the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary,
(l)    any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the

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Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Stock),
(m)    other add backs and adjustments, at the election of the Borrower, reflected in a quality of earnings report provided by a “big four” accounting firm or a nationally recognized accounting firm (or any other accounting firm reasonably acceptable to the Administrative Agent) with respect to any Investment (including, for the avoidance of doubt, add backs and adjustments of the same type in future periods),
(n)    pro forma “run rate” cost savings, cost synergies, operating expense reductions, restructurings, cost savings initiatives, or other initiatives occurring (or expected, in the good faith determination of the Borrower, to result from actions that have been taken or initiated or expected to be taken) within 24 months from the applicable event to be given pro forma effect (in each case in the reasonable good faith determination of the Borrower) and calculated on a pro forma basis as though such cost savings, cost synergies, operating expense reductions, restructurings, cost savings initiatives, or other initiatives had been realized on the first day of such Test Period and as if such cost savings, cost synergies, operating expense reductions, restructurings, cost savings initiatives, or other initiatives were realized in full during the entirety of such Test Period); provided that (x) any such amounts shall be factually supportable, reasonably identifiable and made in good faith by a Financial Officer and (y) the aggregate amount of all adjustments to Consolidated EBITDA pursuant to this clause (n), clause (p) below and Section 1.07(c)(i)(B) shall not exceed 25.0% of Consolidated EBITDA (after giving effect to such adjustments and all other adjustments) for any Test Period,
(o)    losses or discounts on sales of Securitization Assets in connection with any Permitted Securitizations,
(p)    the amount of any loss or pre-opening expenses attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided that (a) such losses or pre-opening expenses are reasonably identifiable and factually supportable, (b) losses or preopening expenses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this clause (p) and (c) the aggregate amount of all adjustments to Consolidated EBITDA pursuant to this clause (p), clause (n) above and Section 1.07(c)(i)(C) shall not exceed 25.0% of Consolidated EBITDA (after giving effect to such adjustments and all other adjustments)) for any Test Period, minus
(3)    (i) in each case only to the extent (and in the same proportion) included in determining Consolidated Net Income, any non-cash or realized gains related to mark-to-market adjustments or sales or exchanges of any investments in debt or equity securities by the Borrower or any Restricted Subsidiary, in each case determined on a consolidated basis in accordance with GAAP and (ii) the aggregate amount of all Restricted Payments made during such Test Period pursuant to Section 6.05(i) that are directly attributable to the Borrower and its Restricted Subsidiaries.
“Consolidated Interest Expense” for any Test Period means the sum, without duplication, of the total interest expense of the Borrower and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP, minus consolidated interest income of the Borrower and its Restricted Subsidiaries, and including, without duplication,
(1)    imputed interest on Capital Lease Obligations,

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(2)    commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings (other than any Permitted Securitization),
(3)    the net costs associated with Hedging Obligations related to interest rates,
(4)    amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,
(5)    the interest portion of any deferred payment obligations,
(6)    all other non-cash interest expense,
(7)    capitalized interest,
(8)    all dividend payments on any series of Disqualified Equity Interests of the Borrower or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Borrower or a Restricted Subsidiary of the Borrower that is a Wholly Owned Subsidiary or to the extent paid in Qualified Equity Interests),
(9)    all interest payable with respect to discontinued operations, and
(10)    all interest on any Indebtedness described in clause (6) or (7) of the definition of “Indebtedness.”
“Consolidated Net Income” for any Test Period means the net income (or loss) of the Borrower and the Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:
(1)    the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent that cash in an amount equal to any such income has actually been received by the Borrower or any Restricted Subsidiary during such period;
(2)    gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;
(3)    gains and losses with respect to Hedging Obligations;
(4)    the cumulative effect of any change in accounting principles;
(5)    any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Borrower or any Restricted Subsidiary during such period (including fees and expenses relating to (i) the Transactions, (ii) severance, relocation and transition costs and (iii) any rebranding or corporate name change);
(6)    contingent consideration fair value remeasurement adjustments, of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP;
(7)    any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations;
(8)    any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Borrower or any Restricted Subsidiary upon

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(a) the acquisition of any securities, or the extinguishment of any Indebtedness or Hedging Obligations or other derivative instruments, of the Borrower or any Restricted Subsidiary or (b) the sale of any financial or equity investment by the Borrower or any Restricted Subsidiary;
(9)    any after-tax effect of gains (or losses) (less all fees and expenses relating thereto) attributable to asset Dispositions other than in the ordinary course of business, as determined in good faith by the Borrower;
(10)    any impairment charge or asset write-off or write-down, including impairment charges, write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities, in accordance with GAAP or as a result of a change in law or regulation, and the amortization of intangibles arising pursuant to GAAP;
(11)    any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, employee benefit plans or agreements, stock options, restricted stock or other rights, and any non-cash deemed finance charges or expenses or gains in respect of any pension liabilities or non-cash gains or losses of any pension assets or other retiree provisions or on the revaluation of any benefit plan obligation and any non-cash charges or expenses or gains in respect of curtailments, discontinuations or modifications to pension plans;
(12)    [reserved];
(13)    losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition, sale, conveyance, transfer or other Disposition of assets will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);
(14)    losses, charges and expenses with respect to liability or casualty events or business interruption, to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for reimbursement by the insurer and such amount (A) is not denied by the applicable carrier in writing and (B) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days);
(15)    the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to any acquisition consummated before or after the Closing Date, and the amortization, write-down or write-off of any amounts thereof; and
(16)    all non-cash gains, losses, expenses or charges attributable to the movement in the mark- to-market valuation of Hedging Obligations or other derivative instruments;
provided, further, that the effects of any adjustments in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items, any earn-out obligations and any other non-cash charges (other than the amortization of unfavorable operating leases) in the Borrower’s consolidated financial statements pursuant to GAAP in each case resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any such amounts shall be excluded when determining Consolidated Net Income; provided further that the aggregate amount

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of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period will be excluded from Consolidated Net Income.
“Consolidated Net Debt” means, as of any date of determination, (a) Indebtedness (it being agreed that any earn-out obligations and other contingent consideration obligations shall only constitute Indebtedness for purposes of this definition of “Consolidated Net Debt” to the extent earned, due and unpaid for three (3) Business Days) of the Borrower and its Restricted Subsidiaries as of such date (as set forth on the balance sheet and determined on a consolidated basis in accordance with GAAP) minus (b) the sum of (i) the amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date and (ii) the amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries restricted in favor of the Collateral Agent (which may also include cash and Cash Equivalents securing other Indebtedness permitted hereunder that is secured by a Lien on the Collateral); provided that the amount set forth in this clause (b) shall not exceed $150,000,000.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 9.20.
“Customary Term A Facility” means any term facility in the form of customary term A loans that (i) average amortization of greater than 1% per annum and no more than 15% per annum (after giving effect to any grace period or initial period) and (ii) are primarily syndicated to regulated banks in the primary syndication thereof (in each case, as reasonably determined by the Borrower in good faith).
“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (ii) Dollars, Daily Simple SOFR; provided that if the Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

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“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Agent Party any amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to such funding or payment has not been satisfied, or, in the case of clause (ii) or clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute regarding its obligation to make such funding or payment; (b) has notified the Borrower or any Agent Party in writing, or has made a public statement to the effect, that it does not intend to comply with any of its funding or payment obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to such funding or payment under this Agreement cannot be satisfied); (c) has failed, within three Business Days after request by the Administrative Agent or Issuing Bank, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Agent Party’s receipt of such certification; (d) has become the subject of a Bankruptcy Event; or (e) has become the subject of a Bail-In Action.
“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.
“Designation” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”
“Designation Amount” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”
“Disposition” means, with respect to any property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, in each case on or prior to the date that is 91 days after the Latest Maturity Date; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for

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Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Borrower to redeem such Equity Interests upon the occurrence of a change of control occurring prior to the 91st day after the Latest Maturity Date shall not constitute Disqualified Equity Interests if such Equity Interests specifically provide that the Borrower will not redeem any such Equity Interests pursuant to such provisions prior to the Termination Date.
“Disqualified Institution” means (i) the persons identified by the Borrower as “Disqualified Institutions” in writing to the Lead Arrangers on or prior to the Closing Date, (ii) any competitor of the Borrower or any of its subsidiaries as identified by the Borrower from time to time to the Administrative Agent, and (iii) any affiliate of any person described in clauses (i) and (ii) above (other than any such affiliate that is a Bona Fide Debt Fund) that is either identified by the Borrower in writing to the Administrative Agent or is clearly identifiable solely on the basis of similarity of name; provided, that (x) any modifications to the list of Disqualified Institutions shall be delivered via email to JPMDQ_Contact@jpmorgan.com or such other address as the Administrative Agent may designate to you from time to time (such address, the “Notice Email Address”), provided that the deletions, additions or other modifications to the list of Disqualified Institutions shall not become effective until three (3) Business Days after notice thereof is furnished to JPMorgan at the Notice Email Address, (y) no such updates pursuant to clauses (ii) or (iii) shall be deemed to retroactively disqualify any (1) assignment or participation interest or (2) pending assignments or participations (a “pending trade”) to the extent such assignment, participation interest or pending trade was acquired by a party that was not a Disqualified Institution at the time of such assignment, participation or pending trade, as the case may be and (z) the Administrative Agent shall not have any liability or responsibility to ascertain, monitor, enforce or control any assignments to Disqualified Institutions.
“Dollar Amount” means, at any date, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in amount other than Dollars, such amount converted to Dollars by the Administrative Agent at the Exchange Rate on such date.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Foreign Subsidiary.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

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“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, of any Person, (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding any debt securities convertible into such shares or other interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event” (as defined in Section 4043(c) of ERISA or the regulations issued thereunder) with respect to a Plan other than an event for which the 30-day notice period is waived; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including the imposition of any Lien in favor of the PBGC or any Plan; (f) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (g) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” means the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

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“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any applicable Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate” means, for any day and time with respect to any Term Benchmark Borrowing for any Interest Period, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) as the rate at which interbank deposits in Euro are being offered by one prime bank to another within the EMU zone for such Interest Period, as set forth on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.
“Events of Default” has the meaning assigned to such term in Section 7.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Rate” means, on any day, with respect to Dollars in relation to any Alternative Currency, the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters reasonably chosen by the Administrative Agent in its sole discretion after consultation with the Borrower (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any reasonable method of determination it deems appropriate in its sole discretion after consultation with the Borrower).
“Excluded Accounts” means (i) payroll, healthcare and other employee wage and benefit accounts, (ii) tax accounts, including, without limitation, sales, use, payroll and withholding tax accounts, (iii) escrow, defeasance and redemption accounts, (iv) fiduciary or trust accounts, (v) disbursement accounts, (vi) cash collateral accounts subject to Permitted Liens securing obligations to Persons other than the Secured Parties, (vii) accounts maintained outside the United States and (viii) the funds or other property held in or maintained exclusively for such purposes in any such account described in clauses (i) through (vii).
“Excluded Collateral” shall mean (i) all fee-owned real property and all leasehold interests in real property, (ii) motor vehicles and other assets subject to certificates of title, (iii) letter-of-credit rights (other than to the extent such rights can be perfected by filing a UCC-1), (iv) any Commercial Tort Claim with a value of less than $2,250,000; (v) pledges and security interests prohibited by applicable law, rule or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code and other applicable law) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received), (vi) any lease, license, permit or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or its equivalent in of any applicable jurisdiction, (vii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequence (including, without limitation, tax consequences) of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby, (viii) any governmental licenses, permits or state or local franchises, charters and authorizations, to the extent security interests in such licenses, permits, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, (ix) Excluded Securities, (x) Excluded Accounts and (xi) “intent-

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to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable Pledgor’s right, title or interest therein or in any trademark issued as a result of such application under applicable law.
“Excluded Securities” means any of the following:
(a)    any Equity Interests or Indebtedness with respect to which the Collateral Agent and the Borrower reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Collateral Documents (including Tax consequences) are likely to be excessive in relation to the value to be afforded thereby;
(b)    any Equity Interests or Indebtedness to the extent, and for so long as, the pledge thereof is prohibited by any Requirement of Law (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code or other applicable law);
(c)    any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, constitutional documents, joint venture agreement, shareholder agreement, or similar agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09 that was existing on the Closing Date (and not created in contemplation of the consummation of the Transactions) or at the time of the acquisition of such subsidiary (and was not created in contemplation of such acquisition), (B) any organizational documents, constitutional documents, joint venture agreement, shareholder agreement, or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any subsidiary to obtain any such consent) and for so long as such organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement governing such Equity Interests the right to terminate its obligations thereunder, in each case, after giving effect to the anti-assignment provisions of the Uniform Commercial Code or other applicable law;
(d)    any Equity Interests of (i) any Unrestricted Subsidiary, (ii) any subsidiary that is not a Material Subsidiary, (iii) any Pension Entity, and (iv) any Securitization Subsidiary;
(e)    any Margin Stock; and
(f)    voting Equity Interests (and any other interests constituting “stock entitled to vote” within the meaning of U.S. Treasury Regulation Section 1.956-2(c)(2)) (i) in excess of 65% of all voting Equity Interests in any first-tier (A) Foreign Subsidiary that is a CFC or (B) FSHCO or (ii) in any non-first-tier (A) Foreign Subsidiary that is a CFC or (B) FSHCO.
“Excluded Subsidiary” means (a) any subsidiary that is not a Wholly Owned Subsidiary, (b) any subsidiary that is prohibited by applicable law or by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization, (c) any subsidiary that is not a Material Domestic Subsidiary, (d) any Unrestricted Subsidiary, (e) any FSHCO, (f) any Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary that is a CFC, (g) any subsidiary that is either (i) established for the purposes of, or has established, or sponsors or contributes to a defined benefit pension scheme, or any direct or indirect subsidiary of such a person, or (ii) any

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subsidiary that is an employee benefit trust or similar construct or is a trust company (in each case, such subsidiary, a “Pension Entity”); provided, in each case of clauses (i) and (ii), that such entity and its direct or indirect subsidiaries have no material business operations or material assets other than in connection with a defined benefit pension scheme, and (h) any Securitization Subsidiary.
“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (a) such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Subsidiary Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), in each case at the time the Guarantee of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means (a) in the case of each Recipient, Taxes imposed on or measured by its net income, (however denominated), and franchise Taxes imposed on it in lieu of net income Taxes by a jurisdiction (including any political subdivision thereof), in each case, as a result of (i) such Recipient being organized under the laws of or having a principal office in such jurisdiction or, in the case of a Lender, having an applicable lending office in such jurisdiction or (ii) any other present or former connection between such Recipient and the jurisdiction (other than any connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document) (Taxes described in this clause (a)(ii), “Other Connection Taxes”); (b) branch profits Taxes imposed by any jurisdiction described in clause (a); (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16), United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to laws in effect on the date on which (i) such Lender becomes a Lender or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (d) any Taxes attributable to a Recipient’s failure to comply with Section 2.14(e); and (e) any United States federal withholding Taxes imposed under FATCA.
“Extended Revolving Commitment” shall have the meaning assigned to such term in Section 2.19(a).
“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.19(a).
“Extended Term Loan” shall have the meaning assigned to such term in Section 2.19(a).
“Extending Lender” shall have the meaning assigned to such term in Section 2.19(a).
“Extension” shall have the meaning assigned to such term in Section 2.19(a).
“Extension Amendment” shall have the meaning assigned to that term in Section 2.19(b).
“Facility” means any of (a) the Revolving Facility and (b) any Term Facility.
“Fair Market Value” means, with respect to any asset, as determined by the Borrower, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for

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cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements implementing the foregoing.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, or controller or assistant controller of the Borrower.
“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Net Debt that is secured by a Lien on the Collateral on a pari passu basis with the Obligations to (ii) Consolidated EBITDA for the most recent ended Test Period.
“Fixed Amounts” has the meaning assigned to such term in Section 1.07(a).
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate, Adjusted Term CORRA Rate, each Daily Simple RFR or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate, Adjusted Term CORRA Rate, each Daily Simple RFR or the Central Bank Rate shall be 0.00%.
“Foreign Subsidiary” means any Restricted Subsidiary of the Borrower that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.
“FSHCO” means any direct or indirect subsidiary of the Borrower that owns no material assets other than Equity Interests of one or more Foreign Subsidiaries that are CFCs or Equity Interests of one or more other FSHCOs.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, consistently applied.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Group Members” means, collectively, the Borrower and its Restricted Subsidiaries.
“Guarantee” of or by any Person (the “guarantor”) means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such

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other Person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “Guarantee,” when used as a verb, and “Guaranteed” have correlative meanings.
“Guarantee Agreement” means the Guarantee Agreement dated as of the Closing Date among the Borrower, each Subsidiary Guarantor and JPMorgan Chase Bank, N.A. as the collateral agent.
“guarantor” has the meaning assigned to such term in the definition of “Guarantee.”
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.
“Incremental Amount” means, at any time, the sum of:
(a)    the excess (if any) of
(i)    the greater of (x) $65,000,000 and (y) 50% of Consolidated EBITDA for the then most recently ended Test Period, over
(ii)    the aggregate amount of all (x) Incremental Term Loan Commitments and Incremental Revolving Commitments, in each case, established after the Closing Date and prior to such time and outstanding pursuant to Section 2.02 and (y) Permitted Secured Ratio Debt and Permitted Unsecured Ratio Debt, in each case under clause (I)(1) of the definitions thereof established after the Closing Date and prior to such time and outstanding under Section 6.01(b), in each case, in reliance on this clause (a) (amounts incurred pursuant to this clause (a), the “Cash Capped Amount”), plus
(b)    any amounts so long as immediately after giving pro forma effect to the establishment of the commitments in respect thereof and any Specified Transaction in connection therewith, the use of proceeds thereof and all other related transactions or events, the First Lien Net Leverage Ratio is equal to or less than 3.00 to 1.00 on the date of the initial incurrence of (or commitment in respect of) the applicable Incremental Facility or on the LCT Test Date, as applicable and calculated (x) as if any commitments in respect of Permitted Ratio Debt and Incremental Revolving Commitments then being incurred were fully drawn on the effective date thereof and (y) excluding any cash constituting proceeds of any such Incremental Facility or any simultaneous incurrence of Permitted Ratio Debt in reliance on this clause (b), plus
(c)    the amount of any voluntary repayments of Term Loans pursuant to Section 2.08(a) and any Other First Lien Debt and Revolving Commitment reductions pursuant to Section 2.06 after the Closing Date and prior to such time that, in each case, are not funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness) (less the amount of Permitted Secured Ratio Debt and Permitted Unsecured Ratio Debt, in each case under clause (I)(2) of the definitions thereof established after the Closing Date and prior to such time and outstanding under Section 6.01(b)) (amounts incurred pursuant to this clause (c), the “Repayment Amount”);

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provided that (x) capacity under clause (b) above shall automatically (unless the Borrower otherwise elects) be deemed to be used before capacity under the Cash Capped Amount and the Repayment Amount and (y) capacity under the Repayment Amount shall automatically (unless the Borrower otherwise elects) be deemed to be used before capacity under the Cash Capped Amount.
“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and, if applicable, one or more Incremental Term Lenders and/or Incremental Revolving Lenders.
“Incremental Commitment” means an Incremental Term Loan Commitment or an Incremental Revolving Commitment.
“Incremental Facility” means the Incremental Commitments and the Incremental Loans made thereunder.
“Incremental Lenders” has the meaning assigned to such term in Section 2.02(e).
“Incremental Loan” means an Incremental Term Loan or an Incremental Revolving Loan.
“Incremental Revolving Commitment” means the commitment of any Lender, established pursuant to Section 2.02, to make Incremental Revolving Loans to the Borrower.
“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment or an outstanding Incremental Revolving Loan.
“Incremental Revolving Loan” means Revolving Loans made by one or more Revolving Lenders to the Borrower pursuant to an Incremental Revolving Commitment to make additional Revolving Loans.
“Incremental Term Facility” means the Incremental Term Loan Commitments and the Incremental Term Loans made thereunder.
“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.02, to make Incremental Term Loans to the Borrower.
“Incremental Term Loans” means any term loans borrowed in connection with an Incremental Assumption Agreement.
“Incurrence Based Amounts” has the meaning assigned to such term in Section 1.07(a).
“Indebtedness” of any Person at any date means, without duplication:
(1)    all liabilities, contingent or otherwise, of such Person for borrowed money;
(2)    all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)    all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;
(4)    all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except (i) trade payables and accrued expenses incurred by such Person in the ordinary course of business and (ii) amounts accrued associated with contingent consideration arrangements;

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(5)    all Capital Lease Obligations of such Person;
(6)    all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;
(7)    all Indebtedness of others Guaranteed by such Person to the extent of such Guarantee; provided that Indebtedness of the Borrower or its subsidiaries that is Guaranteed by the Borrower or the Borrower’s subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Borrower and its subsidiaries on a consolidated basis; and
(8)    all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (excluding obligations arising from inventory transactions in the ordinary course of business);
provided that the term “Indebtedness” shall not include (i) to the extent otherwise constituting Indebtedness, obligations incurred by Borrower or its Restricted Subsidiaries in connection with any Permitted Securitization, (ii) Indebtedness of Parent (or any direct or indirect parent thereof) appearing on the balance sheet of the Group Members solely by reason of push-down accounting, (iii) prepaid or deferred revenue arising in the ordinary course of business or (iv) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement. The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (6), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured.
“Indemnified Taxes” means all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Indemnitee” has the meaning assigned to such term in Section 9.04(b).
“Information” has the meaning assigned to such term in Section 9.13.
“Information Memorandum” shall mean the Confidential Information Memorandum, dated October 20, 2025, as modified or supplemented prior to the Closing Date.
“Insolvent” with respect to any Multiemployer Plan means the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.
“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, service marks, trade dress, internet domain names, software, data, databases, technology, know-how, trade secrets, processes and other confidential or proprietary information, together with all registrations and applications for registration thereof, all licenses thereof or pertaining thereto, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

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“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the applicable maturity date and (c) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, as to any (i) Term Benchmark Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Benchmark Loan and (x) with respect to EURIBOR Loans denominated in Euro, ending one week, one month, three months or six months or (y) with respect to SOFR Loan denominated in Dollars, ending one month, three months or six months (or, if available to all Lenders under the applicable Facility, twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto, and (b) thereafter, each period commencing on the last day of the next preceding Interest Period and ending one week, one month, three months or six months (or, if agreed to by all Lenders under the applicable Facility, twelve months or such other, shorter period) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 noon, New York City time (or in the case of an Alternative Currency, 11:00 a.m., London time), on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto and (ii) Term Benchmark Loan denominated in Canadian dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for Canadian dollars), as the Borrower may elect; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    the Borrower may not select an Interest Period for a Revolving Loan that would extend beyond the Revolving Termination Date or an Interest Period for a Term Loan that would extend beyond the date the final payment is due on such Term Loan; and
(iii)    any Interest Period of at least one month’s duration that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“IRS” means the United States Internal Revenue Service.
“Investments” has the meaning assigned to such term in Section 6.11.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuing Bank” means JPMorgan Chase Bank, Citizens Bank, N.A. and PNC Bank, National Association, and each other Issuing Bank designated pursuant to Section 2.17(j) (in each case, through itself or through one of its designated affiliates or branch offices), each in its capacity as an issuer of Letters of Credit, and its successors in such capacity as provided in Section 2.17(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

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“Japanese Prime Rate” means for any Loan denominated in Yen the greater of (a) (i) the Japanese local bank prime rate plus (ii) the Japanese Prime Rate Adjustment and (b) the Floor.
“Japanese Prime Rate Adjustment” means, for any day, for any Loan denominated in Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest TIBOR Rate applicable during such period of five Business Days) minus (ii) the Japanese Prime Rate in effect on the last Business Day in such period; provided, that for purposes of this definition, the Japanese Prime Rate shall be determined disregarding clause (a)(ii) of the definition of such term. For purposes of this definition, the TIBOR Rate on any day shall be based on the TIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Yen for a maturity of one month.
“Joinder and Reaffirmation Agreement” means an agreement in substantially the form of Exhibit J or otherwise in form and substance reasonably satisfactory to the Administrative Agent.
“Judgment Currency” has the meaning assigned to such term in Section 9.14.
“Junior Debt” means Indebtedness (other than Indebtedness among the Borrower and any of its Restricted Subsidiaries) for borrowed money that is by its terms subordinated in right of payment to the Obligations, in each case with an aggregate outstanding principal amount in excess of $15,000,000.
“Junior Debt Restricted Payment” means any payment or other distribution (whether in cash, securities or other property), directly or indirectly made by the Borrower or any if its Restricted Subsidiaries, of or in respect of principal of or interest on any Junior Debt (or any Indebtedness incurred as Refinancing Indebtedness in respect thereof); provided that the following shall not constitute a Junior Debt Restricted Payment:
(a)    refinancings with any Refinancing Indebtedness permitted to be incurred under Section 6.01;
(b)    payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Debt from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and principal on the scheduled maturity date of any Junior Debt;
(c)    payments or distributions in respect of all or any portion of the Junior Debt with the proceeds from the issuance, sale or exchange by the Borrower of Qualified Equity Interests within eighteen months prior thereto; or
(d)    the conversion of any Junior Debt to Qualified Equity Interests of the Borrower.
“Latest Maturity Date” means, at any date of determination, (i) with respect to the Revolving Facility, the latest of the latest Revolving Termination Date and the latest maturity date in respect of any Extended Revolving Commitments, in each case then in effect on such date of determination, (ii) with respect to any Term Facility, the latest maturity date in respect to any Class of Term Loans then outstanding and (iii) with respect to all Facilities, the latest date pursuant to clause (i) or (ii) above.
“LC Commitment Amount” means, as to each Issuing Bank as of the Closing Date, an amount not to exceed the amount set forth under the heading “LC Commitment Amount” opposite such Issuing Bank’s name on Schedule 1.01A hereto, and as to any other Revolving Lender that may become an Issuing Bank under Section 2.17(j), the amount agreed in writing between such Issuing Bank and the Borrower, in each case as such amount may be increased as agreed in writing between the applicable Issuing Bank and the Borrower.

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“LC Disbursement” means a payment made by the Issuing Bank pursuant to a demand for payment or drawing under a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Revolving Commitment Percentage of the total LC Exposure at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“LC Participation Calculation Date” means, with respect to any LC Disbursement made by the Issuing Bank or any refund of a reimbursement payment made by the Issuing Bank to the Borrower, in each case in a currency other than Dollars, (a) the date on which such Issuing Bank shall advise the Administrative Agent that it purchased with Dollars the currency used to make such LC Disbursement or refund or (b) if such Issuing Bank shall not advise the Administrative Agent that it made such a purchase, the date on which such LC Disbursement or refund is made.
“LCT Election” has the meaning assigned to such term Section 1.08(b).
“LCT Test Date” has the meaning assigned to such term Section 1.08(b).
“Lender-Related Person” has the meaning assigned to such term in Section 9.04(b).
“Lead Arrangers” means, collectively, JPMorgan Chase Bank, N.A., Citizens Bank, N.A. and PNC Capital Markets LLC, as joint lead arrangers and joint bookrunners.
“Lenders” means the Persons listed on Schedule 1.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or any Incremental Assumption Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” means any letter of credit or bank guarantee issued pursuant to Section 2.17.
“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, easement, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset. “Lien” shall not, however, include any interest of a vendor in any inventory of the Borrower or any of its Restricted Subsidiaries arising out of such inventory being subject to a “sale or return” arrangement with such vendor or any consignment by any third party of any inventory to the Borrower or any of its Restricted Subsidiaries.
“Limited Condition Transaction” means (x) any acquisition or Investment, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise, by one or more of the Borrower and its Restricted Subsidiaries of or in any assets, business or Person, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (y) any redemption, purchase, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interests or Preferred Stock by one or more of the Borrower and its Restricted Subsidiaries requiring irrevocable notice or an irrevocable offer to purchase, in advance of such redemption, purchase, repurchase, defeasance, satisfaction and discharge or prepayment or (z) any declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value, any Equity Interests of the Borrower or any parent entity, that is not subject to obtaining financing.

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“Loan Documents” means the collective reference to this Agreement, the Guarantee Agreement, the Collateral Documents, any Incremental Assumption Agreement, any promissory note issued pursuant to Section 2.07(a), the Letters of Credit, any intercreditor agreement entered into in accordance with this Agreement and any amendments or waivers to any of the foregoing.
“Loan Parties” means the collective reference to the Borrower and the Subsidiary Guarantors.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Margin Stock” has the meaning assigned to such term in Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries taken as a whole that results in a material impairment of the ability of the Borrower to perform any payment obligations hereunder or (b) the validity or enforceability of this Agreement or the other Loan Documents (other than in accordance with their terms) or the rights or remedies of the Administrative Agent (including in its capacity as Collateral Agent) or the Lenders hereunder or thereunder.
“Material Domestic Subsidiary” means any Wholly Owned Subsidiary that is a Domestic Subsidiary of the Borrower, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been or are required to have been delivered, that has assets or revenues (including third party revenues but not including intercompany revenues) with a value in excess of 5.0% of the consolidated assets of the Borrower and its Wholly Owned Subsidiaries that are Domestic Subsidiaries or 5.0% of the consolidated revenues of the Borrower and its Wholly Owned Subsidiaries that are Domestic Subsidiaries; provided that in the event Wholly Owned Subsidiaries that are Domestic Subsidiaries that would otherwise not be Material Domestic Subsidiaries shall in the aggregate account for a percentage in excess of 10.0% of the consolidated assets of the Borrower and its Wholly Owned Subsidiaries that are Domestic Subsidiaries or 10.0% of the consolidated revenues of the Borrower and its Wholly Owned Subsidiaries that are Domestic Subsidiaries as of the end of and for the most recently completed fiscal quarter, then one or more of such Domestic Subsidiaries designated by the Borrower (or, if the Borrower shall make no designation, one or more of such Domestic Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Borrower), shall be included as Material Domestic Subsidiaries to the extent necessary to eliminate such excess.
“Material Indebtedness” means Indebtedness (other than the Loans and any Indebtedness among the Borrower and any of its Restricted Subsidiaries), or obligations in respect of a Swap Agreement, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $25,000,000; provided that in no event shall any obligations in respect of a Permitted Securitization be considered Material Indebtedness. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Intellectual Property” means Intellectual Property owned by any Loan Party that is material to the business of the Loan Parties taken as a whole, as determined in good faith by the Borrower.
“Material Subsidiary” means any Restricted Subsidiary of the Borrower, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been, or were required to be, delivered pursuant to Section 5.01, that has assets or revenues (including third party revenues but not including intercompany revenues) with a value in excess of 5.0% of the consolidated assets of the Borrower or 5.0% of the consolidated revenues of the Borrower; provided that in the event Restricted Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 10.0% of the consolidated assets of the Borrower or 10.0% of the consolidated revenues of the Borrower as of the end of and for the most recently completed fiscal quarter for which financial statements have been, or were required to be, delivered pursuant to

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Section 5.01, then one or more of such Restricted Subsidiaries designated by the Borrower (or, if the Borrower shall make no designation, one or more of such Restricted Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Borrower), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Short Lender” has the meaning assigned to such term in Section 7.01.
“New Project” (a) each facility, branch, office or business unit which is either a new facility, branch, office or business unit or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch, office or business unit owned by the Borrower or its Restricted Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit, product line or information technology offering to the extent such business unit commences operations or such product line or information technology is offered or each expansion (in one or a series of related transactions) of business into a new market.
“Non-Consenting Lender” has the meaning assigned to such term in Section 2.16(c).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Defaulting Revolving Lender” means, at any time, each Revolving Lender that is not a Defaulting Lender at such time.
“Non-Extension Notice Date” has the meaning assigned to such term in Section 2.17(b).
“Non-Loan Party” means any Restricted Subsidiary other than a Loan Party.
“Non-U.S. Lender” means any Lender that is not a U.S. Lender.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means the unpaid principal of and interest on (including interest, fees and expenses accruing after the maturity of the Loans and interest, fees and expenses accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees and expenses is allowed in such proceeding) the Loans, the obligations of the Loan Parties to reimburse the Issuing Bank for demands for payment or drawings under a Letter of Credit, and all other obligations and liabilities of the Borrower, the Subsidiary Guarantors and any Restricted Subsidiaries to the Administrative Agent or to any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Swap Agreement, any Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal,

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interest, fees, indemnities, costs, expenses or otherwise (including all fees, charges and disbursements of counsel to the Administrative Agent, the Lead Arrangers or to any Lender that are required to be paid by the Borrower pursuant hereto).
Notwithstanding the foregoing, the Obligations shall not include any Excluded Swap Obligations.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Officer’s Certificate” means a certificate of a Financial Officer in form and substance reasonably acceptable to the Administrative Agent.
“Other First Lien Debt” means obligations secured by Liens on the Collateral that are equal and ratable with the Liens thereon securing the Revolving Loans pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrower.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).
“Outstanding Revolving Credit” means, with respect to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate then outstanding principal amount of such Revolving Lender’s Revolving Loans and (b) such Revolving Lender’s LC Exposure.
“Overnight Bank Funding Rate” means, for any day, with respect to any amount, the rate comprised of both overnight federal funds and overnight eurodollar transactions by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time), and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“parent” has the meaning assigned to such term in the definition of “subsidiary.”
“Parent” means Angi Inc., a Delaware corporation.
“Parent Company” has the meaning assigned to such term in the definition of “Bankruptcy Event.”
“Participant” has the meaning assigned to such term in Section 9.05(c)(i).
“Participant Register” has the meaning assigned to such term in Section 9.05(c)(i).
“Participating Member State” means any member state of the EMU which has the Euro as its lawful currency.
“Payment” has the meaning assigned to such term in Section 8.11(c).
“Payment Notice” has the meaning assigned to such term in Section 8.11(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Entity” has the meaning assigned to such term in the definition of “Excluded Subsidiary.”

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“Perfection Certificate” means a certificate substantially in the form of Exhibit H or any other form approved by the Administrative Agent (acting reasonably), as the same shall be supplemented from time to time by any supplement thereto or otherwise.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)    landlord’s, carriers’, warehousemen’s, mechanics’, supplier’s, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made in the ordinary course of business in compliance with employee benefits or other workers’ compensation (or pursuant to letters of credit issued in connection with such workers’ compensation compliance), unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of tenders, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, leases, subleases, government contracts and return-of-money bonds, letters of credit and other obligations of a like nature, in each case in the ordinary course of business (exclusive of the obligation for the payment of borrowed money);
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j);
(f)    easements, zoning restrictions, rights-of-way, survey exception, minor encumbrances, reservation of, licenses, electric lines, telegraph and telephone lines and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;
(g)    Liens securing obligations in respect of trade-related letters of credit and covering the goods (or the documents of title in respect of such goods) financed or the purchase of which is supported by such letters of credit and the proceeds and products thereof;
(h)    Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; and
(i)    Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations (other than Obligations in respect of Indebtedness) and trade-related letters of credit, in each case, outstanding on the Closing Date or issued thereafter in and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, banker’s acceptances or bank guarantees and the proceeds and products thereof.
“Permitted Liens” means Liens permitted by Section 6.02.
“Permitted Mandatory Prepayments” means, with respect to any Indebtedness, any requirement to prepay such Indebtedness (i) in connection with any asset sale or event of loss (with associated reinvestment rights), (ii) in respect of Refinancing Indebtedness, (iii) in respect of Indebtedness not permitted to be incurred by the terms of such Indebtedness, (iv) in connection with any cash sweep provisions customary in the determination of the Borrower for term loan B facilities or (v) in connection with any change of control.

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“Permitted Ratio Debt” means Permitted Secured Ratio Debt and Permitted Unsecured Ratio Debt.
“Permitted Secured Ratio Debt” means Indebtedness of the Loan Parties so long as,
(I)    such Indebtedness does not exceed the sum of (1) the amount available under the Cash Capped Amount, (2) the amount available under the Repayment Amount and (3) any amounts so long as on a pro forma basis after giving effect thereto and any Specified Transaction in connection therewith and the use of proceeds thereof and all transactions and events in connection therewith (calculated (x) as if any outstanding commitments for all such Indebtedness and any Permitted Unsecured Ratio Debt and Incremental Commitments then being incurred were fully drawn on the effective date thereof and (y) excluding any cash constituting proceeds of any such Indebtedness or any simultaneous incurrence of Permitted Unsecured Ratio Debt and/or Incremental Facilities),
(A)    if such Indebtedness is secured by the Collateral on a pari passu basis with the Obligations, the First Lien Net Leverage Ratio is equal to or less than 3.00 to 1.00 on the date of the initial incurrence of (or commitment in respect of) such Indebtedness or on the LCT Test Date, as applicable, and
(B)    if such Indebtedness is secured by the Collateral on a junior lien basis to the Obligations, the Secured Net Leverage Ratio is equal to or less than 4.00 to 1.00, on the date of the initial incurrence of (or commitment in respect of) such Indebtedness or on the LCT Test Date, as applicable;
provided that (x) capacity under clause (3) above shall automatically (unless the Borrower otherwise elects) be deemed to be used before capacity under the Cash Capped Amount and the Repayment Amount and (y) capacity under the Repayment Amount shall automatically (unless the Borrower otherwise elects) be deemed to be used before capacity under the Cash Capped Amount,
(II)    subject to Section 1.08, no Event of Default shall have occurred and be continuing after giving effect thereto,
(III)    such Indebtedness shall not require any mandatory prepayments other than Permitted Mandatory Prepayments,
(IV)    such Indebtedness (other than a Customary Term A Facility) (shall not have a Weighted Average Life to Maturity that is shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans (other than for customary bridge financings, which, subject to customary conditions, would be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (y)),
(V)    (1) no subsidiary of the Borrower other than a Subsidiary Guarantor shall be an obligor under such Indebtedness and (2) such Indebtedness shall not be secured by any asset of the Borrower or any of its Restricted Subsidiaries that does not constitute Collateral and shall be subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrower, and
(VI)    such Indebtedness shall comply with the applicable Required Debt Terms.
“Permitted Securitization” means any Securitization (a) that is designated as a “Permitted Securitization” to the Administrative Agent by written notice from the Borrower, (b) where the purchase price paid by the Securitization Subsidiary for the Securitization Assets is equal to the Fair Market Value thereof and (c) does not exceed, together with all other Permitted Securitizations then outstanding in reliance on Section 6.01(cc), $100,000,000 in the aggregate.
“Permitted Unsecured Ratio Debt” means unsecured Indebtedness of any of the Loan Parties so long as,

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(I)    such Indebtedness does not exceed the sum of (1) the amount available under the Cash Capped Amount, (2) the amount available under the Repayment Amount and (3) any amounts so long as on a pro forma basis after giving effect thereto and any Specified Transaction in connection therewith and the use of proceeds thereof and all transactions and events in connection therewith (calculated (x) as if any outstanding commitments for all such Indebtedness and any Permitted Secured Ratio Debt and Incremental Commitments then being incurred were fully drawn on the effective date thereof and (y) excluding any cash constituting proceeds of such Indebtedness or any simultaneous incurrence of Permitted Secured Ratio Debt and/or Incremental Facilities), the Total Net Leverage Ratio is equal to or less than 4.00 to 1.00, on the date of the initial incurrence of (or commitment in respect of) such Indebtedness or on the LCT Test Date, as applicable; provided that (x) capacity under clause (3) above shall automatically (unless the Borrower otherwise elects) be deemed to be used before capacity under the Cash Capped Amount and the Repayment Amount, (y) capacity under the Repayment Amount shall automatically (unless the Borrower otherwise elects) be deemed to be used before capacity under the Cash Capped Amount,
(II)    subject to Section 1.08, no Event of Default shall have occurred and be continuing after giving effect thereto,
(III)    such Indebtedness shall not require any mandatory prepayments other than Permitted Mandatory Prepayments,
(VI)    no subsidiary of the Borrower other than a Subsidiary Guarantor shall be an obligor under such Indebtedness, and
(V)    such Indebtedness shall comply with the applicable Required Debt Terms.
“person” and “group” have the meanings given to them for purposes of Section 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of rule 13d-5(b)(1) under the Exchange Act, or any successor provision.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.
“Plan” means an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Section 302 and Title IV of ERISA or Section 412 of the Code, and in respect of which the Borrower or any ERISA Affiliate is (or if such plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning assigned to such term in Section 9.18.
“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Closing Date.
“Pricing Grid” means the table below:

Total Net Leverage Ratio	Commitment Fee Rate	Applicable Rate for Term Benchmark Loans	Applicable Rate for ABR Loans
> 3.50:1.00	0.50%	3.25%	2.25%
> 2.50:1.00 but ≤ 3.50:1.00	0.40%	2.75%	1.75%
> 1.50:1.00 but ≤ 2.50:1.00	0.325%	2.25%	1.25%
≤ 1.50:1.00	0.25%	1.75%	0.75%

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For the purposes of the Pricing Grid, changes in the Applicable Rate and Commitment Fee Rate resulting from changes in the Total Net Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 5.01 and shall remain in effect until the next change to be effected pursuant to this paragraph.
Notwithstanding the foregoing, if any financial statements referred to above are not delivered within the time periods specified in Section 5.01, then, until the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Total Net Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.10.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Projections” has the meaning assigned to such term in Section 3.11.
“Pro Forma Financial Information” means the unaudited pro forma consolidated financial information of the Borrower as of and for the twelve (12)-month period ending on June 30, 2025 included in the Information Memorandum.
“Pro Rata Extension Offer” has the meaning assigned to such term in Section 2.19(a).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning assigned to such term in Section 9.18.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to such term in Section 9.20.
“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests. Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Borrower.
“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.
“Reconciliation” has the meaning assigned to such term in Section 5.01.
“Recovery Event” means any event that gives rise to the receipt by the Borrower or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon).
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date

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of such setting, (4) if the RFR for such Benchmark is SONIA, then four Business Days prior to such setting, (5) if the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting, (6) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, the TIBOR Rate, SONIA or (7) if such Benchmark is the Adjusted Term CORRA Rate, 1:00 p.m. Toronto local time on the day that is two Business Day preceding the date of such setting, the time determined by the Administrative Agent in its reasonable discretion.
“refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.
“Refinanced Indebtedness” has the meaning assigned to such term in the definition of “Refinancing Indebtedness.”
“Refinancing Amendment” has the meaning assigned to such term in Section 2.20(e).
“Refinancing Effective Date” has the meaning assigned to such term in Section 2.20(a).
“Refinancing Indebtedness” means Indebtedness of the Borrower or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem or refinance in whole or in part, any Indebtedness of the Borrower or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:
(a)    the principal amount (and accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (and accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium (including tender premiums) paid to the holders of the Refinanced Indebtedness and underwriting discounts, defeasance costs, fees, commissions and expenses incurred in connection with the incurrence of the Refinancing Indebtedness;
(b)    the obligor of Refinancing Indebtedness does not include any Person (other than the Borrower or any Restricted Subsidiary) that is not an obligor of the Refinanced Indebtedness;
(c)    if the Refinanced Indebtedness was by its terms subordinated in right of payment to the Loans or the Guarantee Agreement, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Loans or the Guarantee Agreement, as the case may be, at least to the same extent as the Refinanced Indebtedness;
(d)    the Refinancing Indebtedness has a final stated maturity no earlier than the Refinanced Indebtedness being redeemed or refinanced; and
(e)    the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being redeemed or refinanced that is scheduled to mature on or prior to the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred (provided that Refinancing Indebtedness in respect of Refinanced Indebtedness that has no amortization may provide for amortization installments, sinking fund payments, senior maturity dates or other required payments of principal of up to 1% of the aggregate principal amount per annum).
“Refinancing Term Loans” has the meaning assigned to such term in Section 2.20(a).
“Register” has the meaning assigned to such term in Section 9.05(b)(iv).
“Regulated Bank” means (x) a banking organization with a consolidated combined capital and surplus of at least $5.0 billion that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit

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Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors of the Federal Reserve System under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) to the extent that (1) all of the Equity Interests of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (x) or (II) a parent entity that also owns, directly or indirectly, all of the Equity Interests of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.
“Regulatory Authority” has the meaning assigned to such term in Section 9.13.
“Related Business” means any business in which the Borrower or any Restricted Subsidiary was engaged on the Closing Date or, in the Borrower’s good faith determination, any reasonable extension of such business and any business related, ancillary or complementary to any business of the Borrower or any Restricted Subsidiary in which the Borrower or any Restricted Subsidiary was engaged on the Closing Date or any reasonable extension of such business.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto and and (vi) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the Adjusted TIBOR Rate, (iv) with respect to any Borrowing denominated in Sterling, the applicable Daily Simple RFR or (v) with respect to any Term Benchmark Borrowing denominated in Canadian dollars, the Term CORRA, as applicable.
“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate or (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Screen Rate or (iv) with respect to any Term Benchmark Borrowing denominated in Canadian dollars, Term CORRA, as applicable, as applicable.

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“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Repayment Amount” has the meaning assigned to such term in the definition of “Incremental Amount.”
“Replacement Lender” has the meaning assigned to such term in Section 2.16(c).
“Replacement Revolving Facilities” has the meaning assigned to such term in Section 2.20(c).
“Replacement Revolving Facility Commitments” has the meaning assigned to such term in Section 2.20(c).
“Replacement Revolving Facility Effective Date” has the meaning assigned to such term in Section 2.20(c).
“Replacement Revolving Loans” has the meaning assigned to such term in Section 2.20(c).
“Required Debt Terms” means that any applicable Indebtedness:
(a)shall have a maturity date no earlier than (x) in the case of such Indebtedness constituting revolving Indebtedness or a Customary Term A Facility, the Latest Maturity Date with respect to the Revolving Facility and (y) otherwise, the Latest Maturity Date then in effect; provided that this clause (a) shall not apply to any Customary Term A Facility or any customary bridge financings, which, subject to customary conditions, would be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (a);
(b)to the extent constituting a Customary Term A Facility, (i) shall reflect market terms and conditions (taken as a whole) for a term “A” loan at the time (as determined by the Borrower in good faith) and shall not have negative covenants and/or default provisions that, taken as a whole, are materially more restrictive than those applicable to the Facilities (as determined in good faith by the Borrower), unless such terms (x) if favorable to all then existing Lenders, are, in consultation with the Administrative Agent, incorporated into this Agreement for the benefit of all then existing Lenders (unless such terms are of the type customarily applicable only to term loans, in which case they will be incorporated for the benefit of existing Term Lenders only) (without further amendment requirements) or (y) become applicable only after the then Latest Maturity Date and (ii) shall not have a financial maintenance covenant of a different type than the financial covenant set forth in Section 6.10, and shall not have any financial maintenance covenants that are more restrictive to the Borrower than the financial covenant set forth in Section 6.10 (as determined in good faith by the Borrower), unless such terms (x) if favorable to all then existing Revolving Lenders, are, in consultation with the Administrative Agent, incorporated into this Agreement for the benefit of all then existing Revolving Lenders or (y) become applicable only after the then Latest Maturity Date with respect to the Revolving Facility;
(c)to the extent not constituting a Customary Term A Facility, (i) shall not have negative covenants and/or default provisions that, taken as a whole, are materially more restrictive than those applicable to the Facilities (as determined in good faith by the Borrower), unless such terms (x) if favorable to all then existing Lenders, are, in consultation with the Administrative Agent, incorporated into this Agreement for the benefit of all then existing Lenders (unless such terms are of the type customarily applicable only to term loans, in which case they will be incorporated for the benefit of existing Term Lenders only) (without further amendment requirements) or (y) become applicable only after the then Latest Maturity Date and (ii) shall not have a financial maintenance covenant of a different type than the financial covenant set forth in Section 6.10, and shall not have any financial maintenance covenants that are more restrictive to the Borrower than the financial covenant set forth in Section 6.10 (as determined in good faith by the Borrower), unless such terms (x) if favorable to all then existing Lenders, are, in consultation with the Administrative Agent, incorporated into this Agreement for the benefit of all then existing Lenders (unless such terms are of the type customarily applicable only to term loans, in which case they will be incorporated for the benefit of existing Term Lenders only) (without further amendment requirements) or (y) become applicable only after the then Latest Maturity Date; provided, that nothing set forth in this clause (c) shall prohibit any such Indebtedness from being “covenant lite”; and
(d)shall not require scheduled amortization payments (excluding the final installment thereof) in excess of 1.00% per annum of the original aggregate principal amount thereof; provided that this clause (d) shall not apply to any Customary Term A Facility.

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“Required Financial Covenant Lenders” means, at any time, Lenders having Revolving Commitments (or if the Revolving Commitments have terminated, Total Revolving Exposure outstanding) that, taken together, represent more than 50% of the sum of all Revolving Commitments (or, if the Revolving Commitments have terminated, Total Revolving Exposure outstanding at such time); provided, that the Revolving Commitments and Total Revolving Exposure outstanding of any Defaulting Lender shall be disregarded in determining Required Financial Covenant Lenders at any time provided further, that if at any time there are two (2) or more unaffiliated Lenders, then Required Financial Covenant Lenders shall further require the consent of at least two (2) of such unaffiliated Lenders.
“Required Lenders” means, at any time, subject to the penultimate paragraph and the last paragraph under Section 7.01, Lenders having Term Loans and Revolving Commitments (or, if the Revolving Commitments have terminated, Total Revolving Exposure outstanding) that, taken together, represent more than 50% of the sum of (x) all Term Loans and (y) all Revolving Commitments (or, if the Revolving Commitments have terminated, Total Revolving Exposure outstanding) at such time; provided, that the Term Loans, Revolving Commitments and Total Revolving Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided further, that if at any time there are two (2) or more unaffiliated Lenders, then Required Lenders shall further require the consent of at least two (2) of such unaffiliated Lenders.
“Requirements of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation or official administrative pronouncement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the president, Financial Officer or other executive officer of the Borrower.
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Borrower or any option, warrant or other right to acquire any such Equity Interests or (c) any Junior Debt Restricted Payment.
“Restricted Subsidiary” means any subsidiary of the Borrower other than Unrestricted Subsidiaries.
“Revocation” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”
“Revolving Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and purchase participation interests in Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1 hereto or in the Assignment and Assumption or Incremental Assumption Agreement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms of this Agreement (including as increased, extended or replaced as provided in Sections 2.02, 2.19 and 2.20). The aggregate Dollar Amount of all Revolving Commitments as of the Closing Date is $175,000,000.
“Revolving Commitment Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Revolving Commitment at such time to the Total Revolving Commitments at such time.
“Revolving Commitment Period” means the period from and including the Closing Date to the Revolving Termination Date.

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“Revolving Facility” means the credit facility constituted by the Revolving Commitments and the extensions of credit thereunder.
“Revolving Fee Payment Date” means (a) the fifteenth Business Day following the last day of each March, June, September and December during the Revolving Commitment Period and (b) the last day of the Revolving Commitment Period.
“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans.
“Revolving Loans” has the meaning assigned to such term in Section 2.01(a).
“Revolving Termination Date” means the fifth anniversary of the Closing Date (the “Scheduled Revolving Termination Date”); provided that (i) if on the 91st day prior to the Senior Notes Maturity Date (such date, the “Springing Revolving Termination Date”), any Senior Notes (or any Indebtedness that refinances any Senior Notes) with a maturity date that is not at least 91 days after the Scheduled Revolving Termination Date are outstanding, the Revolving Termination Date shall become the Springing Revolving Termination Date.
“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA, and (b) Dollars, Daily Simple SOFR.
“RFR Administrator” means the SONIA Administrator, or the SOFR Administrator.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Dollars, a U.S. Government Securities Business Day.
“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.
“RFR Loan” means a Loan that bears interest at a rate based on the Daily Simple RFR.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so - called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the government of Canada, the European Union or His Majesty’s Treasury of the United Kingdom.
“Scheduled Revolving Termination Date” has the meaning specified in the definition of “Revolving Termination Date.”
“SEC” means the Securities and Exchange Commission or any successor thereto.
“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Net Debt secured by a Lien on the Collateral to (ii) Consolidated EBITDA for the most recently ended Test Period.

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“Secured Parties” has the meaning assigned to such term in the Security Agreement.
“Securitization” means any transaction or series of transactions entered into by any Group Member pursuant to which such Group Member sells, conveys, assigns, grants an interest in or otherwise Disposes, to a Securitization Subsidiary, Securitization Assets (and/or grants a security interest in such Securitization Assets Disposed or purported to be Disposed to such Securitization Subsidiary), and which Securitization Subsidiary finances the acquisition of such Securitization Assets with (i) cash, (ii) the issuance to any Group Member of Seller’s Retained Interests or an increase in such Seller’s Retained Interests, (iii) proceeds from the sale, collection or other Disposition of Securitization Assets and/or (iv) proceeds from the sale or issuance of Securitization Asset backed securities or other interests therein; provided that no portion of the Indebtedness or any other obligations (contingent or otherwise) under such Securitization (x) is guaranteed by a Group Member (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), other than any Securitization Subsidiary, (y) creates recourse to, or obligates, any Group Member in any way (other than pursuant to Standard Securitization Undertakings), other than any Securitization Subsidiary or (z) subjects any property or asset (other than Securitization Assets or the Equity Interests of any Securitization Subsidiary) of any Group Member (other than a Securitization Subsidiary), directly or indirectly, contingently or otherwise, to be applied in satisfaction thereof (other than pursuant to Standard Securitization Undertakings).
“Securitization Assets” means (a) any right to payment (including accounts receivable) owed to the Borrower or any Restricted Subsidiary (whether now existing or arising or acquired in the future) created or arising from the sale or lease of goods or services no matter how evidenced and whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise) and (b) all collateral securing such right to payment, all contracts and contract rights and all guarantees or other obligations in respect of such right to payment, all proceeds of such right to payment, all records with respect to such right to payment, and all other assets which are of the type customarily transferred, or in respect of which security interests are customarily (as determined by the Borrower) granted, in connection with securitizations of accounts receivable or accounts receivables purchase or factoring transactions and which are sold, transferred, conveyed or otherwise Disposed (or purported to be Disposed) by the Borrower or a Restricted Subsidiary to a Securitization Subsidiary.
“Securitization Subsidiary” means (a) a subsidiary of the Borrower which is designated to the Administrative Agent by written notice from the Borrower and to which a Group Member sells, conveys, transfers or otherwise Disposes to, or grants a security interest in, Securitization Assets, and which Person is formed for the limited purpose of effecting one or more Securitizations involving the Securitization Assets and related activities, and (b) any subsidiary of any subsidiary described in clause (a).
“Security Agreement” means the Security Agreement dated as of the Closing Date among the Borrower, the Subsidiary Guarantors from time to time party thereto, and JPMorgan Chase Bank, N.A., as collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Seller’s Retained Interest” means, in respect of a Securitization, the debt or equity interests held by any Group Member in a Securitization Subsidiary to which Securitization Assets have been transferred or otherwise Disposed, including any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets so Disposed, or any other instrument through which any Group Member has rights to or receives distributions in respect of any residual or excess interest in the Securitization Assets.
“Senior Notes” means the 3.875% Senior Notes due 2028 issued by the Borrower.
“Senior Notes Maturity Date” means August 15, 2028 or such other date that is the maturity date with respect to the Senior Notes.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

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“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Specified Representations” means the representations and warranties set forth in Section 3.01 (only as it relates to the valid existence and good standing of the Loan Parties), Section 3.02, Section 3.03(b) (only as it relates to the charter, by-laws or other organizational documents of the Borrower), Section 3.08, Section 3.12 (only as it relates to the creation, validity and perfection (subject to Permitted Liens) of security interests in the Collateral) and Section 3.17 (limited to use of proceeds only).
“Specified Swap Agreement” means any Swap Agreement in respect of interest rates or currency exchange rates entered into by the Borrower or any Restricted Subsidiary and any Person that (i) at the time such Swap Agreement is entered into is a Lender or an Agent Party or an Affiliate of a Lender or an Agent Party or (ii) in the case of any such Swap Agreement in effect on or prior to the Closing Date, is, as of the Closing Date, a Lender or an Agent Party or an Affiliate of a Lender or an Agent Party, unless, when entered into, such Swap Agreement is designated in writing by the Borrower and such Lender or Agent Party or Affiliate of a Lender or Agent Party to the Administrative Agent to not be included as a Specified Swap Agreement.
“Specified Time” means approximately 11:00 a.m., London time.
“Specified Transactions” means any incurrence or repayment of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement), any issuance or redemption of Disqualified Equity Interests or Investment (including any proposed Investment or acquisition) that results in a Person becoming a Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary, any acquisition or any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, or any disposition of a business unit, line of business or division of any Group Member, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrower or implementation of any initiative not in the ordinary course of business.
“Springing Revolving Termination Date” has the meaning specified in the definition of “Revolving Termination Date.”
“Standard & Poor’s” means Standard & Poor’s Financial Services LLC.

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“Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations and indemnities entered into by a Group Member which are reasonably customary (as determined by the Borrower) for a seller or servicer of assets transferred in connection with a Securitization.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“subsidiary” means, with respect to any Person (the “parent”):
(1)    any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person (or a combination thereof); and
(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a subsidiary of such Person or (b) the only general partners of which are such Person or one or more subsidiaries of such Person (or any combination thereof).
“Subsidiary Guarantor” means each Domestic Subsidiary that is a party to the Guarantee Agreement and any other Person (including any Excluded Subsidiary), at the option of the Borrower, that issues a Guarantee of the Obligations after the Closing Date; provided that, notwithstanding anything to the contrary, no Excluded Subsidiary shall be required to be a Subsidiary Guarantor of any obligations under this Agreement.
“Successor Borrower” has the meaning assigned to such term in Section 6.03(vi).
“Supported QFC” has the meaning assigned to it in Section 9.20.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.
“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments or fees imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate or the Adjusted Term CORRA Rate.
“Term CORRA” means, for any calculation with respect to any Term Benchmark Borrowing denominated in Canadian dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.
“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Term Facility” means a credit facility in respect of Term Loans hereunder.
“Term Lender” means each Lender that has a Term Loan Commitment or that holds Term Loans.
“Term Loan Commitment” means any Commitment in respect of Term Loans.
“Term Loan Standstill Period” has the meaning assigned to such term in Section 7.01(d).
“Term Loans” means any Incremental Term Loan, Extended Term Loan or other Refinancing Term Loans incurred hereunder.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate”.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate

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was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.
“Termination Date” shall mean the date on which (a) all Obligations (other than (i) (x) Cash Management Obligations and (y) Obligations under Specified Swap Agreements, and (ii) contingent obligations not yet accrued and payable) shall have been paid in full, (b) all Letters of Credit shall have been cash collateralized or otherwise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant Issuing Bank in its sole discretion, or shal have expired or been terminated, and (c) the Total Revolving Commitments shall have expired or terminated.
“Test Period” means the four consecutive fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or (b); provided that, prior to the first date that financial statements shall have been delivered pursuant to Section 5.01, the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended September 30, 2025. A Test Period may be designated by reference to the last day thereof (i.e. the September 30, 2025 Test Period refers to the period of four consecutive fiscal quarters of the Borrower ended September 30, 2025), and a Test Period shall be deemed to end on the last day thereof.
“Testing Condition” shall be satisfied if either (x) $1.00 or more of Revolving Loans are outstanding or (y) the outstanding face amount of undrawn Letters of Credit (excluding Letters of Credit that have been cash collateralized at 102.0% of the face value thereof) exceeds an amount equal to $10,000,000.
“TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate at approximately 11:00 a.m., Japan time two Business Days prior to the commencement of such Interest Period.
“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as published at approximately 1:00 p.m. Japan time two Business Days prior to the commencement of such Interest Period.
“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Net Debt to (ii) Consolidated EBITDA for the most recently ended Test Period.
“Total Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Total Revolving Commitments” means, at any time, the aggregate principal amount of the Revolving Commitments then in effect.
“Total Revolving Exposure” means, at any time, the sum of the Total Revolving Loans and LC Exposure outstanding at such time.
“Total Revolving Loans” means, at any time, the aggregate principal amount of the Revolving Loans of the Revolving Lenders outstanding at such time.
“Transactions” means the (a) execution, delivery and performance by the Borrower of this Agreement, (b) the execution, delivery and performance by the Loan Parties of the other Loan Documents, and (c) the borrowing of Loans and the use of proceeds thereof.

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“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the Alternate Base Rate or the Daily Simple RFR.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Subsidiary” means (a) any subsidiary of the Borrower listed on Schedule 1.01B, (b) any subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower after the Closing Date in a written notice to the Administrative Agent and (c) any subsidiary of any subsidiary described in clause (a) or (b) above; provided that (i) no Event of Default shall have occurred and be continuing at the time of or after giving effect to the designation of a subsidiary as an Unrestricted Subsidiary (a “Designation”) and (ii) at the time of and immediately after giving effect to such Designation, the Borrower shall be in compliance with Section 6.10 as of the most recently ended Test Period on a pro forma basis (whether or not the Testing Condition is satisfied); provided, further, that no subsidiary shall be designated as an Unrestricted Subsidiary unless (w) no creditor of such subsidiary shall have any claim (whether pursuant to a Guarantee or otherwise) against the Borrower or any of its Restricted Subsidiaries in respect of any Indebtedness or other obligation (except for obligations arising by operation of law, including joint and several liability for taxes, ERISA and similar items) of such subsidiary (collectively, “Unrestricted Subsidiary Support Obligations”), except pursuant to Investments which are made in accordance with Section 6.11; (x) such subsidiary is not party to any transaction with the Borrower or any Restricted Subsidiary unless the terms of such transaction complies with Section 6.06 and (y) no Investments may be made in any such subsidiary by the Borrower or any Restricted Subsidiary except to the extent permitted under Section 6.11(h) and (r) (it being understood that, if a subsidiary is designated as an Unrestricted Subsidiary after the Closing Date, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the subsidiary so designated shall be deemed to be an Investment made as of the time of such designation and shall be subject to the limits set forth in Section 6.11)). It is understood that Unrestricted Subsidiaries shall be disregarded for the purposes of any calculation pursuant to this Agreement relating to financial matters with respect to the Borrower.
The Borrower may revoke the designation of a subsidiary as an Unrestricted Subsidiary pursuant to a written notices to the Administrative Agent (a “Revocation”) so long as, after giving pro forma effect to such revocation, (i) at the time of and immediately after giving effect to such Revocation, the Borrower shall be in compliance with Section 6.10 as of the most recently ended Test Period on a pro forma basis (whether or not the Testing Condition is satisfied) and (ii) no Event of Default shall have occurred and be continuing . Upon any Revocation, such Unrestricted Subsidiary shall constitute a Restricted Subsidiary for all purposes of this Agreement and the Borrower shall comply with Section 5.09 if such subsidiary is a Material Domestic Subsidiary. In the case of any Revocation, if the designation of such subsidiary as an Unrestricted Subsidiary caused the available basket amount referred to in Section 6.11 to be utilized by an amount equal to the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the subsidiary so designated (the amount so utilized, the “Designation Amount”), then, effective upon such Revocation, such available basket amount shall be increased by the lesser of (i) the Designation Amount and (ii) the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in such subsidiary at the time of such Revocation.

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Notwithstanding anything to the contrary in this definition, no Unrestricted Subsidiary may own Material Intellectual Property and no subsidiary may be designated as an Unrestricted Subsidiary if it owns any Material Intellectual Property.
“Unrestricted Subsidiary Support Obligations” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Lender” means any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 9.20.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(e)(ii)(B)(3).
“Voting Stock” means the stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of the Borrower (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Subsidiary” means a subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Borrower or through one or more Wholly Owned Subsidiaries and, solely for the purpose of the definition of “Material Domestic Subsidiary,” excluding any subsidiary whose sole assets are Equity Interests in one or more subsidiaries that are not Wholly Owned Subsidiaries.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen” and “¥” mean the lawful currency of Japan.

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Section 1.02Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Term Borrowing”).
Section 1.03Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated, amended and restated, extended or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The foregoing standards shall also apply to the other Loan Documents.
Section 1.04Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that for purposes of any determinations associated with leases, including, without limitation, determinations of whether such leases are capital leases, whether obligations under such leases are Capital Lease Obligations, the amount of any Capital Lease Obligations associated with such leases, and the amount of operating expenses associated with such leases, Consolidated EBITDA, Consolidated Interest Expense, Indebtedness, the Total Net Leverage Ratio, the First Lien Net Leverage Ratio and the Secured Net Leverage Ratio shall be determined based on generally accepted accounting principles in the United States of America in effect on December 31, 2018; provided, further, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
Section 1.05Change of Currency. Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify after consultation with the Borrower to be appropriate to the extent necessary to reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.
Section 1.06Currency Equivalents Generally.
(a)Unless the context otherwise requires, any amount specified in this Agreement to be in Dollars shall also include the Dollar Amount of any Alternative Currency. The maximum amount of Indebtedness and other threshold amounts that the Borrower and its Restricted Subsidiaries may incur under Article VI shall not be deemed to be exceeded, with respect to any outstanding Indebtedness and other threshold amounts solely as a result of fluctuations in the exchange rate of currencies. When calculating capacity for the incurrence of additional Indebtedness and other threshold amounts by the Borrower and any Restricted Subsidiary, the exchange rate of currencies shall be measured as of the date of such calculation. Notwithstanding anything to the contrary in this Agreement (i) any representation or warranty that would be untrue or inaccurate, (ii) any undertaking that would be breached or (iii) any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations in applicable currency exchange rates, shall not be deemed to be untrue, inaccurate, breached or so constituted, as applicable, solely as a result of such fluctuations in currency exchange rates.
(b)(i) The Administrative Agent shall determine the Dollar Amount of any Letter of Credit denominated in an Alternative Currency as of the date of the issuance thereof, on the first Business Day of each calendar month on which such Letter of Credit is outstanding and the date of any amendment thereto that has the effect of increasing the face amount thereof, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall be the Dollar Amount of such Letter of Credit until the next required calculation thereof pursuant to this Section. The Administrative Agent shall in addition determine the Dollar Amount of any Letter of Credit denominated in an Alternative Currency as provided in Sections 2.17(e) and 2.17(l).
(i)The Administrative Agent shall determine the Dollar Amount of any Borrowing denominated in an Alternative Currency on or about the date of the commencement of the initial Interest

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Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall, except as provided in the next sentence, be the Dollar Amount of such Borrowing until the next required calculation thereof pursuant to this Section.
(ii)The Administrative Agent may also determine the Dollar Amount of any Borrowing or Letters of Credit denominated in an Alternative Currency as of such other dates as the Administrative Agent shall determine, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall be the Dollar Amount of such Borrowing or Letter of Credit until the next calculation thereof pursuant to this Section.
(iii)The Administrative Agent shall notify the Borrower, the applicable Lenders and the Issuing Bank of each determination of the Dollar Amount of each Letter of Credit, Borrowing and LC Disbursement.
(c)Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any other document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.
Section 1.07Certain Determinations.
(a)Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of any covenant in this Agreement that does not require compliance with a financial ratio or test (including any Total Net Leverage Ratio, any First Lien Net Leverage Ratio or any Secured Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently or in a series of related transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision in such covenant that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) in such covenant shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in such covenant in connection with such incurrence, but full pro forma effect shall be given to all Specified Transactions in connection therewith and all other applicable and related transactions (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases, redemptions and other retirements of Indebtedness) and all other permitted pro forma adjustments. Notwithstanding anything herein to the contrary, if at any time any applicable ratio or financial test for any category based on an Incurrence Based Amount permits Indebtedness, Liens, Restricted Payments, Asset Sales, Sale and Leasebacks and Investments, as applicable, previously incurred under a category based on a Fixed Amount, such Indebtedness, Liens, Restricted Payments, Asset Sales, Sale and Leasebacks and Investments, as applicable, shall be deemed to have been automatically reclassified as incurred under such category based on an Incurrence Based Amount (which, for the avoidance of doubt, shall have the effect of increasing availability under the applicable Fixed Amount).
(b)The Borrower may elect, pursuant to an Officer’s Certificate delivered to the Administrative Agent to treat all or any portion of any revolving commitment or undrawn commitment under any Indebtedness as being incurred and outstanding at such time and for so long as such commitments remain outstanding (regardless of whether then drawn), in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.
(c)Notwithstanding anything to the contrary set forth herein (and subject to Section 1.08):
(i)Other than as expressly set forth herein, Consolidated EBITDA, Consolidated Net Income, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall each be calculated for any period after giving effect on a pro forma basis (as if they had occurred on the first day of the applicable Test Period) to:
(A)the incurrence of any Indebtedness of the Borrower or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase, defeasance or other discharge of Indebtedness (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the applicable Test Period or (except when calculating the Total Net Leverage Ratio for purposes of determining the Applicable Rate or actual (as opposed to pro forma) compliance with Section 6.10) at any time subsequent to the last day of such Test Period and on or prior to

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the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof and all transactions and events in connection therewith), occurred on the first day of the Test Period;
(B)any (v) Asset Sale, (w) asset sale or other disposition of assets which is excluded from the definition of “Asset Sale” pursuant to clause (7) of such definition, (x) Asset Acquisition or other Investment, (y) operational changes or restructurings or (z) Designation or Revocation, in each case including all transactions and events in connection with such event (each a “pro forma event”) occurring during the Test Period or (except when calculating the Total Net Leverage Ratio for purposes of determining the Applicable Rate or actual (as opposed to pro forma) compliance with Section 6.10) at any time subsequent to the last day of the Test Period and on or prior to the date of determination as if such pro forma event occurred on the first day of the Test Period, including any cost savings and cost synergies resulting from head count reduction, closure of facilities and similar operational and other cost savings, cost synergies, operating expense reductions, restructurings, cost savings initiatives or other initiatives relating to such pro forma event occurring (or expected, in the good faith determination of the Borrower, to result from actions that have been taken or initiated or expected to be taken) within 24 months of such pro forma event; provided that (I) any such amounts shall be factually supportable, reasonably identifiable and made in good faith by a Financial Officer and (II) the aggregate amount of all such cost savings and cost synergies pursuant to this clause (c)(i)(B) and clauses (2)(n) and (2)(p) of the definition of “Consolidated EBITDA” shall in no event exceed 25.0% of Consolidated EBITDA (after giving effect to such adjustments and all other adjustments)) for any Test Period;
(C)the amount of any loss or pre-opening expenses attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided that (i) such losses or pre-opening expenses are reasonably identifiable and factually supportable, (ii) losses or preopening expenses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this clause (C) and (iii) the aggregate amount of all adjustments pursuant to this clause (C) and clause (2)(p) of the definition of “Consolidated EBITDA” shall not exceed $6,000,000 in any Test Period;
(D)interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;
(E)if interest on any Indebtedness actually incurred on the date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the Test Period;
(F)notwithstanding clause (A) or (B) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements governing such Hedging Obligations;
(G)interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the Test Period; and
(H)interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.
Section 1.08Limited Condition Transactions.
(a)In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:
(i)determining compliance with any provision of this Agreement which requires the calculation of the Total Net Leverage Ratio, the First Lien Net Leverage Ratio or the Secured Net Leverage Ratio;

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(ii)determining whether any Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable
(iii)determining whether any representations and warranties (or any specified representations and warranties) are true and correct; or
(iv)testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA);
in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date (the “LCT Test Date”) (i) the definitive agreement for such Limited Condition Transaction is entered into, (ii) irrevocable notice of redemption, purchase, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interests or Preferred Stock is given, (iii) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer is published on a regulatory information services in respect of a target of a Limited Condition Transaction or (iv) of any declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value, any Equity Interests of the Borrower or any parent entity, as applicable; provided that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Borrower may elect, in its sole discretion, to redetermine all such ratios, baskets or amounts (including as to the absence of any continuing Default or Event of Default) on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such Limited Condition Transaction of such ratios, baskets or amounts and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, baskets or amounts (and any related requirements and conditions) (including as to the absence of any continuing Default or Event of Default) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions being taken in connection therewith (including any incurrence or discharge of Indebtedness and the use of proceeds of such incurrence). For the avoidance of doubt, if the Borrower has made an LCT Election, (i) if any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date is exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations and (ii) any Default or Event of Default occurs following the LCT Test Date and, in each case, prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount (other than the testing of any ratio for purposes of Section 6.10 and the definition of “Pricing Grid”) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or discharge of Indebtedness and the use of proceeds thereof) have been consummated.
Section 1.09Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.11(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability.

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Section 1.10Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Article II

The Credits
Section 2.01Commitments.
(a)Subject to the terms and conditions hereof, from time to time during the Revolving Commitment Period, each Revolving Lender severally agrees to make to the Borrower revolving credit loans denominated in Dollars or an Alternative Currency (“Revolving Loans”) in an aggregate principal amount that will not result at the time of such Borrowing in the Dollar Amount of such Lender’s Outstanding Revolving Credit under the Revolving Commitments exceeding such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Term Benchmark Loans, RFR Loans or, in the case of Revolving Loans in Dollars, ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.03 and 2.05. Each Revolving Loan under the Revolving Commitments shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders thereunder ratably in accordance with their respective Revolving Commitments. The failure of any Revolving Lender to make any Revolving Loan required to be made by it shall not relieve any other Revolving Lender of its obligations hereunder; provided that the Revolving Commitments of the Revolving Lenders are several and no Revolving Lender shall be responsible for any other Revolving Lender’s failure to satisfy its obligations hereunder. When more than one Class of Revolving Loans exists, each Borrowing of Revolving Loans shall be made pro rata across each Class.
(b)[Reserved].
(c)[Reserved].
(d)[Reserved].
(e)At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency). At the time that each ABR Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate principal amount that is an integral multiple of the Dollar Amount of $1,000,000 and not less than the Dollar Amount of $5,000,000; provided that an ABR Borrowing may be in an aggregate principal amount that is equal to the entire unused balance of the Commitments of any Class. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Term Benchmark Borrowings outstanding.
Section 2.02Incremental Revolving Commitments and Incremental Term Loans.
(a)The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Commitments, as applicable, in an amount not to exceed the Incremental Amount available at the time such Incremental Term Loans are funded or established (if commitments in respect of such Incremental Term Loans are established on a date prior to funding) or Incremental Revolving Commitments are established (except, in each case, as set forth in Section 1.08) from one or more Incremental Term Lenders and/or Incremental Revolving Lenders (which, in each case, may include any existing Lender (but no such Lender shall be required to participate in any such Incremental Facility without its consent), but shall be required to be persons which would qualify as assignees of a Lender in accordance with Section 9.05) willing to provide such Incremental Term Loans and/or Incremental Revolving Commitments, as the case may be, in their sole discretion; provided that each Incremental Revolving Lender providing a commitment to make revolving loans shall be subject to the approval of the Administrative Agent and the Issuing Bank, in each case to the extent the same would be required for an assignment under Section 9.05 (which approvals shall not be unreasonably withheld, conditioned or delayed). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000, or equal to the remaining Incremental Amount or, in each

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case, such lesser amount approved by the Administrative Agent) and (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Commitments are requested to become effective.
(b)The Borrower and each Incremental Term Lender and/or Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation (including, without limitation, amendments to this Agreement) as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Commitment of such Incremental Revolving Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Commitments; provided that:
(i)any Incremental Revolving Commitments shall have the same terms as the Revolving Commitments, shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Termination Date and shall be on the same terms and pursuant to the same documentation applicable to the Revolving Commitments,
(ii)the Incremental Revolving Commitments and Incremental Term Loans shall not be guaranteed by any subsidiaries of the Borrower that do not guarantee the Obligations and shall be secured on a pari passu basis by the same Collateral (and no additional Collateral) securing the Obligations, and
(iii)any Incremental Term Facility shall comply with the applicable Required Debt Terms and otherwise shall be on terms determined by the Borrower and the lenders providing such Incremental Term Facility (including with respect to pricing, fees, “MFN provisions”, mandatory prepayment provisions and provisions providing for open market purchases and “dutch auctions”).
(c)Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement and any other Loan Document (including any Collateral Document) shall be amended or amended and restated to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Commitments evidenced thereby. This Section 2.02 shall override any provisions of Section 9.02 to the contrary. Any amendment or amendment and restatement to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.02 (including, without limitation, to provide for the establishment of Incremental Loans) and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing between the Administrative Agent and the Borrower and furnished to the other parties hereto.
(d)[Reserved].
(e)Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Commitment shall become effective under this Section 2.02 unless (i) subject to Section 1.08, no Event of Default shall have occurred and be continuing after giving pro forma effect to such Incremental Term Loan Commitment or Incremental Revolving Commitment and the incurrence of Indebtedness thereunder and use of proceeds therefrom;; (ii) the condition set forth in Section 4.02(a) and (c) have been complied with (provided that clause (c) thereof shall only be required to be complied with if a Borrowing is made on such date); and (iii) the Administrative Agent shall have received documents and legal opinions consistent with those delivered on the Closing Date as to such matters as are reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.
(f)Upon each increase in the establishment of any Incremental Revolving Commitments pursuant to this Section 2.02, each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Incremental Revolving Lender providing a portion of the Incremental Revolving Commitments in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Lender (including each such Incremental Revolving Lender) will equal such Lender’s Revolving Commitment Percentage and if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Commitments either be prepaid from the proceeds of additional Revolving Loans made hereunder or assigned to an Incremental Revolving Lender (in each case, reflecting such Incremental Revolving Commitments, such that Revolving Loans are held ratably in accordance with each Lender’s pro rata share, after giving effect to such increase), which prepayment or assignment shall be accompanied by accrued interest on the Revolving Loans being prepaid. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. If there is a

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new Revolving Borrowing on such Incremental Revolving Commitment closing date, the Revolving Lenders after giving effect to such Incremental Revolving Commitments shall make such Revolving Loans in accordance with Section 2.01.
Section 2.03Procedure for Borrowing.
(a)To request a Revolving Borrowing, on any Business Day, the Borrower shall notify the Administrative Agent of such request (x) in the case of ABR Loans, by telephone or electronic means (which notice must be received by the Administrative Agent prior to 11:00 a.m., New York City time on the requested Borrowing Date) or (y) (i) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of an RFR Borrowing denominated in Dollars, not later than 12:00 p.m., New York City time, five Business Days before the date of the proposed Borrowing, (iii) in the case of a Term Benchmark Borrowing denominated in Euros, Yen or Canadian dollars, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, (iv) in the case of an RFR Borrowing denominated in Sterling, not later than 12:00 p.m., New York City time, five RFR Business Days before the date of the proposed Borrowing and (v) in the case of an RFR Borrowing denominated in Canadian dollars, not later than 12:00 p.m., New York City time, five RFR Business Days before the date of the proposed Borrowing (each such request, a “Borrowing Request”). Any Borrowing Request shall be irrevocable (but may be conditioned on the occurrence of any event if the borrowing request includes a description of such event; provided that the relevant Lenders shall still be entitled to the benefits of Section 2.13) and any telephonic Borrowing Request shall be confirmed promptly in writing. Each such telephonic and written Borrowing Request shall specify the amount, currency and Type of Borrowing to be borrowed and the requested Borrowing Date. Upon receipt of such Borrowing Request, the Administrative Agent shall promptly notify each relevant Lender thereof. For the avoidance of doubt, subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans, Term Benchmark Loan or RFR Loans as the Borrower may request in accordance herewith.
(b)If no election as to the Type of Borrowing is specified for a Borrowing in Dollars, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified for a Revolving Borrowing, the requested Borrowing shall be in Dollars. In making any determination of the Dollar Amount for purposes of calculating the amount of Revolving Loans to be borrowed from the respective Lenders on any date, the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the Borrower delivers a Borrowing Request for such Revolving Loans pursuant to the provisions of Section 2.03(a).
Section 2.04Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (x) in the case of any Loan denominated in Dollars, by 12:00 p.m. (noon) New York City time and (y) in the case of any Loan denominated in an Alternative Currency, by 12:00 noon local time in the place of settlement for such Alternative Currency, in each case to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or to any other account as shall have been designated by the Borrower in writing to the Administrative Agent in the applicable Borrowing Request. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation in the relevant currency or (ii) in the case of the Borrower, the interest rate applicable to such Loans in the case of a Loan in Dollars or the interest rate applicable to such Borrowing in the case of a Revolving Loan in an Alternative Currency. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

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(c)The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Sections 8.09 and 9.04(c) are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 8.09 or 9.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, other than pursuant to Section 2.18, no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make its payment under Section 8.09 or 9.04(c).
Section 2.05Interest Elections.
(a)Each Borrowing initially shall be of the Type and currency specified in the applicable Borrowing Request, and each Term Benchmark Borrowing in Dollars or an Alternative Currency shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any Borrowing denominated in Dollars to a different Type or to continue such Borrowing as the same Type and may elect successive Interest Periods for any Term Benchmark Borrowing in Dollars or, in the case of Revolving Loans, an Alternative Currency, all as provided in this Section. The Borrower may elect different Types or Interest Periods, as applicable, with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the relevant Lenders holding the Loans comprising the relevant portion of such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a request for a Borrowing would be required under Section 2.03, if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly in writing.
(c)Each telephonic and written Interest Election Request shall specify (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day, (iii) in the case of a Borrowing denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or, in the case of Revolving Loans, RFR Loans, and (iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.” If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as such for an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing in Dollars may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in Dollars, shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each Term Benchmark Borrowing and each RFR Borrowing, in each case, denominated in an Alternative Currency shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall either be (A) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Amount of such Alternative Currency) at the end of the Interest Period, as applicable, therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (A) above.
Section 2.06Termination and Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments of any Class

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or, from time to time, to reduce the amount of the Commitments of any Class; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Outstanding Revolving Credits would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to an integral multiple of $1,000,000 and not less than $5,000,000 and shall reduce permanently the Commitments of such Class then in effect.
Section 2.07Repayment of Loans; Evidence of Debt.
(a)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.05) be represented by one or more promissory notes in such form payable to such payee or its registered assigns.
(b)The Borrower unconditionally promises to pay the then unpaid principal amount of each Revolving Loan on the Revolving Termination Date.
(c)[Reserved].
(d)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(e)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the relevant Lenders and each relevant Lender’s share thereof.
(f)The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be conclusive absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
Section 2.08Prepayments.
(a)The Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty (except as specifically provided in the last sentence of this Section 2.08(a)), upon notice delivered to the Administrative Agent (1) no later than 12:00 noon, New York City, not less than three Business Days prior thereto in the case of Term Benchmark Loans, (2) no later than 12:00 noon, New York City time, on the date of such notice, in the case of ABR Loans, (3) no later than 12:00 noon, New York City, not less than three Business Days prior thereto in the case of Term Benchmark Loans denominated in Euros, Yen or Canadian dollars, (4) no later than 12:00 noon, New York City, not less than five Business Days prior thereto in the case of RFR Loans denominated in Dollars and (5) no later than 12:00 noon, New York City time, not less than five RFR Business Days prior thereto in the case of RFR Loans denominated in Sterling, which notice shall specify the date and amount of prepayment and the Loans to be prepaid and (6) in the case of prepayment of an RFR Loans denominated in Canadian dollars, five RFR Business Days before the date of prepayment; provided that, if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.13. Each such notice may be conditioned on the occurrence of one or more events (it being understood that the Administrative Agent and Lenders shall be entitled to assume that the Loans contemplated by such notice are to be made unless the Administrative Agent shall have received written notice revoking such notice of prepayment on or prior to the date of such prepayment). Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency); provided that, notwithstanding anything herein to the contrary, the Borrower may make a prepayment of any Term Loans in an amount equal to the next succeeding quarterly amortization payment related to such Term Loan. In the case of each prepayment of Loans pursuant to this Section 2.08(a), the Borrower may in its sole discretion select the Loans (of any Class) to be repaid, and such prepayment shall be paid to the appropriate Lenders in accordance with their respective pro rata share of such Loans.
(b)If at any time for any reason the sum of the Dollar Amount of Outstanding Revolving Credit exceeds the Total Revolving Commitments, the Borrower shall upon learning thereof, or upon the request of the

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Administrative Agent, immediately prepay the Revolving Loans in an aggregate principal amount at least equal to the amount of such excess; provided that solely with respect to any excess resulting from currency exchange rate fluctuations, this Section 2.08(b) shall not apply unless, on the last day of any fiscal quarter of the Borrower, the Dollar Amount of Outstanding Revolving Credit exceeds the Total Revolving Commitments by more than 2.5% as a result of such fluctuations.
(c)The Borrower shall apply all net proceeds from any issuance or incurrence of Replacement Revolving Facility Commitments no later than three (3) Business Days after the date on which such Replacement Revolving Facility Commitments are incurred, to reduce existing revolving commitments in an amount at least equal to the amount of Replacement Revolving Commitments.
Section 2.09Fees.
(a)The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee in Dollars for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the applicable Commitment Fee Rate on the average daily Dollar Amount of the Available Revolving Commitment of such Revolving Lender during the period for which payment is made, payable quarterly in arrears on each Revolving Fee Payment Date, commencing on the fifteenth day after December 31, 2025.
(b)The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Loans on the average daily Dollar Amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of the LC Exposure of the Letters of Credit issued by it (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as the fees agreed by the Issuing Bank and the Borrower with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees will be payable in Dollars quarterly in arrears on each Revolving Fee Payment Date, commencing on the fifteenth day after December 31, 2025; provided that any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365/366 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the applicable Lenders. Fees paid shall not be refundable under any circumstances. All per annum fees shall be computed on the basis of a year of 365/366 days for actual days elapsed; provided that commitment fees shall be computed on the basis of a year of 360 days.
Section 2.10Interest.
(a)The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate. The Loans comprising each RFR Borrowing shall bear interest at the applicable Daily Simple RFR plus the Applicable Rate.
(b)The Loans comprising each Term Benchmark Borrowing in any currency shall bear interest at the Term SOFR Rate, Adjusted EURIBOR Rate or Adjusted TIBOR Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the

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preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section (in the case of such other amount in Dollars) or 2% plus the daily weighted average rate of all Loans in the relevant Alternative Currency (in the case of any such other amount in such Alternative Currency).
(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in addition, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)Interest computed by reference to the Term SOFR Rate, the EURIBOR Rate or Daily Simple RFR with respect to Dollars hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Daily Simple RFR with respect to Sterling, the TIBOR Rate, Term CORRA, or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Term SOFR Rate, Adjusted EURIBOR Rate, EURIBOR Rate, Adjusted TIBOR Rate, TIBOR Rate, Daily Simple RFR or Daily Simple RFR, Term CORRA or the Canadian Prime Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(f)For the purposes of the Interest Act (Canada) and disclosure thereunder only, whenever any interest or fee payable by any Loan Party organized under the Laws of Canada or a subdivision thereof is calculated using a rate based on a year of 360 or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and (z) divided by 360 or 365, as the case may be.
Section 2.11Alternate Rate of Interest.
(a)Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.11, if:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted TIBOR Rate, the TIBOR Rate or the Adjusted Term CORRA Rate, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period; provided that no Benchmark Transition Event in respect of such Agreed Currency shall have occurred at such time or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR, Daily Simple RFR or RFR for the applicable Agreed Currency; provided that no Benchmark Transition Event in respect of such Agreed Currency shall have occurred at such time; or
(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate or the Adjusted Term CORRA Rate, as applicable, for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing

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Request, as applicable, (x) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.11(a)(i) or (ii) above or (y) an ABR Borrowing if the Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.11(a)(i) or (ii) above, at the Borrower’s election, and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request for an ABR Borrowing and (B) for Loans denominated in an Alternative Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.11 with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, as applicable, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.05 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, at the Borrower’s election, (x) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.11(a)(i) or (ii) above or (y) an ABR Loan if the Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.11(a)(i) or (ii) above on such day, and (B) for Loans denominated in an Alternative Currency, any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day, either: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Alternative Currency) immediately or (B) be prepaid in full immediately.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.11), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars and/or Canadian dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments

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implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate, TIBOR Rate or Term CORRA) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non- representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.11, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan denominated in Dollars shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate (or in the case of (a) the Yen, the Japanese Prime Rate or (b) Canadian dollars, the Canadian Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of (a) the Yen, the Japanese Prime Rate or (b) Canadian dollars, the Canadian Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of (a) the Yen, the Japanese Prime Rate or (b) Canadian dollars, the Canadian Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of (a) the Yen, the Japanese Prime Rate or (b) Canadian dollars, the Canadian Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding

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affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Alternative Currency) immediately or (B) be prepaid in full immediately.
Section 2.12Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (including any reserve for eurocurrency funding that may be established or reestablished under Regulation D of the Board);
(ii)impose on any Lender any Taxes other than (A) Indemnified Taxes or Other Taxes indemnified under Section 2.14 or (B) Excluded Taxes; or
(iii)impose on any Lender or the relevant benchmark any other condition affecting this Agreement or Term Benchmark Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting into or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.13Break Funding Payments. (a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.03, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(a)With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice

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delivered pursuant hereto or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.03, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.14Taxes.
(a)All payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes unless required by applicable Requirements of Law; provided that if any applicable withholding agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes in respect of any such payments, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased by the applicable Loan Party as necessary so that after all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.14) have been made the applicable Lender (or, in the case of a payment made to the Administrative Agent, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions and withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.
(b)In addition, without duplication of any obligation set forth in Section 2.14(a), the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.
(c)Without duplication of any obligation set forth in Section 2.14(a) or (b), the Loan Parties shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by, or required to be withheld or deducted from a payment to,the Administrative Agent or such Lender (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of any Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Administrative Agent the original or a certified copy, of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)(i) Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding Tax or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)Without limiting the generality of the foregoing,
(A)any U.S. Lender shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two properly executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable to establish such Non- U.S. Lender’s entitlement to a reduced rate of, or exemption from, withholding:

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(1)two properly executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to an income tax treaty to which the United States is a party;
(2)two properly executed copies of IRS Form W-8ECI;
(3)(x) two properly executed copies of a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments to be received by such Lender will be effectively connected income (a “U.S. Tax Compliance Certificate”) and (y) two properly executed copies of IRS Form W-8BEN or W-8BEN-E; or
(4)to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or has sold a participation), two properly executed copies of IRS Form W-8IMY, accompanied by properly executed IRS Form W-8ECI, IRS Form W-8BEN or W- 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a participating Lender), and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of such direct and indirect partner(s); and
(C)any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other documentation prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(D)If a payment made to a Lender under this Agreement or the other Loan Documents would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower or Administrative Agent, at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.14(e)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(ii)The Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or about the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) properly completed and duly executed copies of either (i) if it is a “United States person” (as defined in Section 7701(a)(30) of the Code), IRS Form W-9 (or any successor form) or (ii) if it is not a “United States person” (as defined in Section 7701(a)(30) of the Code), (A) a U.S. branch withholding certificate on IRS Form W-8IMY, together with any required accompanying documentation, evidencing its agreement with the Borrower to be treated as a U.S. person (with respect to amounts received on account of any Lender) or (B) an IRS Form W-8ECI (with respect to amounts received on its own account), with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.
(iii)Each Lender and the Administrative Agent agrees that if any documentation it previously delivered pursuant to this Section 2.14(e) expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent (as applicable) in writing of its legal ineligibility to do so. Notwithstanding any other provision of this Section 2.14(e), a

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Lender shall not be required to deliver any documentation under this Section 2.14(e) that such Lender is not legally eligible to deliver.
(iv)Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.14(e).
(f)If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which the Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party shall repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.14(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.14(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.
(g)For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 2.14, include any Issuing Bank.
Section 2.15Pro Rata Treatment and Payments.
(a)Each borrowing of Revolving Loans by the Borrower from the Revolving Lenders and any reduction of the Revolving Commitments of the Revolving Lenders shall be made pro rata according to the respective Revolving Commitments then held by the Revolving Lenders. Each payment by the Borrower on account of any commitment fee or any letter of credit fee shall be paid ratably to the Revolving Lenders entitled thereto.
(b)Each prepayment by the Borrower (other than any prepayment pursuant to Section 2.21) on account of principal of any Loans of any Class shall be made pro rata according to the respective outstanding principal amounts of Loans of such Class then held by the Lenders entitled to such payment. All repayments of principal of any Loans at stated maturity or upon acceleration shall be allocated pro rata according to the respective outstanding principal amounts of the matured or accelerated Loans then held by the relevant Lenders. All payments of interest in respect of any Loans shall be allocated pro rata according to the outstanding interest payable then owed to the relevant Lenders. Notwithstanding the foregoing, (A) any amount payable to a Defaulting Lender under this Agreement (whether on account of principal, interest, fees or otherwise but excluding any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.16 and Section 9.05) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest-bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent: (1) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and the Issuing Bank hereunder (including amounts owed under Section 2.09(b) or 9.04(c)), (2) second, to the funding of any Loan or LC Disbursement required by this Agreement, as determined by the Administrative Agent, (3) third, if so determined by the Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (4) fourth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (5) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, and (B) if such payment is a prepayment of the principal amount of Loans, such payment shall be applied solely to prepay the Loans of all Non- Defaulting Lenders pro rata (based on the amounts owing to each) prior to being applied to the prepayment of any Loan of any Defaulting Lender.
(c)All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time (or as specified in the next sentence in the case of Loans in an Agreed Currency), on the date when due. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans in an Agreed Currency shall be made on the dates specified herein for the pro rata account of the relevant Lenders to which such payment is owed, in such Agreed Currency and in immediately

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available funds not later than the Applicable Time specified by the Administrative Agent to the Borrower by the same time at least one Business Day prior to, the date when due. All other payments shall be required to be made in Dollars (unless specifically provided otherwise) and immediately available funds. All payments received by the Administrative Agent (i) after 2:00 p.m., New York City time, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Agreed Currency, may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest and fees thereon. All such payments shall be made to the Administrative Agent at its offices at 500 Stanton Christiana Road, NCC5, 1st Floor, Newark, Delaware except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal, interest thereon shall be payable at the then Applicable Rate during such extension.
(d)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (subject to the rights of the Administrative Agent to hold and apply amounts to be paid to a Defaulting Lender in accordance with Section 2.15(b)) (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. To the extent necessary, the Administrative Agent may enter into foreign currency exchange transactions on customary terms to effect any such ratable payment and the payments made by the Administrative Agent following such transactions shall be deemed to be payments made by or on behalf of the Borrower hereunder.
(e)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Loans and participations in LC Disbursements of such Class and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of such Class of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower or any other Loan Party pursuant to and in accordance with the express terms of this Agreement and the other Loan Documents or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.
Section 2.16Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or mitigate the applicability of Section 2.21 or any event that gives rise to the operation of Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Each Lender may designate a different lending office for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or affiliates; provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement.
(b)If any Lender requests compensation under Section 2.12 or gives notice under Section 2.21, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned,

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the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c)If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non- Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Revolving Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all amounts owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender (each such Lender, a “Replacement Lender”) shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the Replacement Lender shall otherwise comply with Section 9.05.
(d)Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of Section 2.16(c) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.
Section 2.17Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, the Borrower may request that Letters of Credit (or, if agreed to by the applicable Issuing Bank, bank guarantees) denominated in Dollars or an Alternative Currency be issued under this Agreement for its own account or the account of any Restricted Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Commitment Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no later than three Business Days (or in the case of Letters of Credit denominated in an Alternative Currency, five Business Days) prior to such date unless otherwise agreed by the Issuing Bank and the Administrative Agent) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000, (ii) the Dollar Amount of the total Outstanding Revolving Credits shall not exceed the Total Revolving Commitments, (iii) [reserved], (iv) with respect to such Issuing Bank, the sum of the aggregate face amount of Letters of Credit issued by such Issuing Bank, when aggregated with the outstanding Revolving Loans funded by such Issuing Bank, shall not exceed its Revolving Commitment and (v) with respect to such Issuing Bank, the sum of the aggregate face amount of Letters of Credit issued by such Issuing Bank, when aggregated with the outstanding and unreimbursed LC Disbursements funded by such Issuing Bank, shall not exceed its LC Commitment Amount (unless in the case of this clause (iii) such Issuing Bank agrees to do so in its sole discretion); provided that no Issuing Bank shall be obligated to issue any trade or commercial Letters of Credit, bank guarantees or any Letter of Credit denominated in a currency other than Dollars, Sterling, Euro or Yen unless such Issuing Bank agrees to do so in its sole discretion. If the Borrower so requests in

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any applicable letter of credit application, the Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit expiration date referenced in clause (c) below; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is fifteen Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension. The Issuing Bank shall not be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it or (B) the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.
(c)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Termination Date.; provided that any Letter of Credit may have an expiration date beyond the date specified in the foregoing if the applicable Issuing Bank has approved in writing such expiration date and has agreed to such other arrangements satisfactory to the such Issuing Bank; provided further that to the extent any Letter of Credit is extended beyond the Latest Maturity Date with respect to the Revolving Facility, such Letter of Credit shall be cash collateralized at the time of issuance or extension.
(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Revolving Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Such payment by the Revolving Lenders shall be made (i) if the currency of the applicable LC Disbursement or reimbursement payment shall be Dollars, then in the currency of such LC Disbursement and (ii) subject to clause (l) of this Section, if the currency of the applicable LC Disbursement or reimbursement payment shall be an Alternative Currency, in Dollars in an amount equal to the Dollar Amount of such LC Disbursement or reimbursement payment, calculated by the Administrative Agent using the Exchange Rate on the applicable LC Participation Calculation Date. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in the currency of such LC Disbursement an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that if such LC Disbursement is denominated in

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Dollars and is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, (A) if such payment relates to a Letter of Credit denominated in an Alternative Currency, automatically and no further action required, the obligations of the Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Amount, calculated using the Exchange Rate on the applicable LC Participation Calculation Date, of such LC Disbursement and (B) in the case of each LC Disbursement, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Revolving Commitment Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Revolving Lender (and Section 2.04 shall apply, mutatis mutandis, to such payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the Issuing Bank or any Revolving Lender to any stamp duty, ad valorem charge or similar Tax that would not be payable if such reimbursement were made or required to be made in Dollars, such Borrower shall pay the amount of any such Tax requested by the Administrative Agent, the Issuing Bank or such Revolving Lender.
(f)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. The Issuing Bank shall, within the period stipulated by the terms and conditions of the Letter of Credit, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. After such examination, the Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

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(h)Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date set forth in paragraph (e) of this Section 2.17, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is required to be reimbursed to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum set forth in Section 2.10(c)(ii). Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.
(i)Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.09(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor and any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate any Revolving Lender (in addition to the initial Issuing Bank) which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.
(k)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in Dollars equal to 102% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the amount payable in respect of any Letter of Credit or LC Disbursement shall be payable in the currency of such Letter of Credit or LC Disbursement, except that LC Disbursements in an Alternative Currency in respect of which the Borrower’s reimbursement obligations have been converted in Dollars as provided in paragraph (e) or (l) of this Section and interest accrued thereon shall be payable in Dollars, and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement with respect to the Revolving Facility. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement with respect to the Revolving Facility. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
(l)Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that the Borrower are at the time or become thereafter required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Letter of Credit denominated in an Alternative Currency, (ii) that the Revolving Lenders are at the time or become thereafter required to pay to the Administrative Agent (and the Administrative Agent is at the time or becomes thereafter required to distribute to the Issuing Bank) pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Letter of Credit denominated in an Alternative Currency and (iii) of each Revolving Lender’s participation in any Letter of Credit denominated in an Alternative Currency under which an LC

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Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Amount, calculated using the Exchange Rate on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the Issuing Bank or any Revolving Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.
(m)Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the Issuing Bank shall not be responsible to the Borrower for, and the Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(n)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Letter of Credit or related document, the terms hereof shall control.
Section 2.18Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)Fees shall cease to accrue on the Available Revolving Commitment of such Defaulting Lender pursuant to Section 2.09(a).
(b)The Commitments, Loans and Outstanding Revolving Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders or Required Financial Covenant Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02 or Section 9.03); provided that this Section 2.18(b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification effecting (i) an increase or extension of such Defaulting Lender’s Revolving Commitment or (ii) the reduction or excuse of principal amount of, or interest or fees payable on, such Defaulting Lender’s Loans or the postponement of the scheduled date of payment of such principal amount, interest or fees to such Defaulting Lender.
(c)If any Letters of Credit exist at the time such Lender becomes a Defaulting Lender then:
(i)Such Defaulting Lender’s LC Exposure shall be reallocated among the Non- Defaulting Revolving Lenders in accordance with their respective Revolving Commitment Percentages (but excluding the Revolving Commitments of all the Defaulting Lenders from both the numerator and the denominator) but only to the extent (x) the sum of all the Outstanding Revolving Credits owed to all Non-Defaulting Lenders does not exceed the total of all Non- Defaulting Lenders’ Available Revolving Commitments, (y) the representations and warranties of each Loan Party set forth in the Loan Documents to which it is a party are true and correct at such time, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall be true and correct as of such earlier date), and (z) no Default shall have occurred and be continuing at such time;
(ii)If the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within two Business Days following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Bank such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as any Letters of Credit are outstanding;
(iii)If the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized by the Borrower;
(iv)If LC Exposures of the Non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 2.09(a) and Section 2.09(b) shall be adjusted to reflect such Non-Defaulting Lenders’ LC Exposure as reallocated; and

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(v)If any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clauses (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.09(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.
(d)So long as such Defaulting Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related LC Exposure will be 100% covered by the Available Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(c)(ii), and the participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non- Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).
The rights and remedies against a Defaulting Lender under this Agreement are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any funding default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any funding default. In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Total Revolving Exposure shall be readjusted to reflect the inclusion of such Lender’s Available Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause such outstanding Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Revolving Lenders (including such Lender) in accordance with their applicable percentages, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable cash collateral shall be promptly returned to the Borrower and any LC Exposure of such Lender reallocated pursuant to the requirements above shall be reallocated back to such Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender. Except to the extent otherwise expressly agreed by the affected parties, and subject to Section 9.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non- Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
Section 2.19Extensions of Commitments.
(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Class of Term Loans and/or Revolving Commitments on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Commitments under such Revolving Facility, as applicable), and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing a Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”) or an Extended Revolving Commitment for such Lender if such Lender is extending an existing Revolving Commitment (such extended Revolving Commitment, an “Extended Revolving Commitment,” and any Revolving Loan made pursuant to such Extended Revolving Commitment, an “Extended Revolving Loan”). Each Pro Rata Extension Offer shall specify the date on which the Borrower proposes that the Extended Term Loan shall be made or the proposed Extended Revolving Commitment shall become effective, which shall be a date not earlier than five (5) Business Days after the date on which the Pro Rata Extension Offer is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

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(b)The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Commitments of such Extending Lender. Each Extension Amendment shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Commitments; provided that (i) except as to interest rates, fees and any other pricing terms, and amortization, final maturity date and participation in prepayments and commitment reductions (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall, subject to clauses (ii) and (iii) of this proviso, have (x) the same terms as the existing Class of Term Loans from which they are extended or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the Latest Maturity Date in effect on the date of incurrence, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, (iv) except as to interest rates, fees, any other pricing terms and final maturity (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Commitment shall have (x) the same terms as the existing Class of Revolving Commitments from which they are extended or (y) have such other terms as shall be reasonably satisfactory to the Administrative Agent and, in respect of any other terms that would affect the rights or duties of any Issuing Bank, such terms as shall be reasonably satisfactory to such Issuing Bank, (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term Loans in any mandatory prepayment thereunder and (vi) such Extended Term Loans shall not have at any time (x) any financial maintenance covenants of a different type than the financial covenant set forth in Section 6.10, or any financial maintenance covenants that are more restrictive than the financial covenant set forth in Section 6.10 or (y) negative covenants and/or default provisions that, taken as a whole, are materially more restrictive than those applicable to the Facilities as determined in good faith by the Borrower unless, in each case of clauses (x) and (y) such terms (I) (if favorable to all then existing Lenders) are in consultation with the Administrative Agent, incorporated into this Agreement for the benefit of all then existing Lenders (without further amendment requirements) for so long as any such Extended Term Loans are outstanding or (II) become applicable only after the then Latest Maturity Date. Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Commitments evidenced thereby as provided for in Section 9.02(c). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Extension Amendment with respect to any Extended Revolving Commitments, and with the consent of each Issuing Bank, participations in Letters of Credit shall be reallocated to lenders holding such Extended Revolving Commitments in the manner specified in such Extension Amendment, including upon effectiveness of such Extended Revolving Commitment or upon or prior to the maturity date for any Class of Revolving Commitments.
(c)Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Commitment will be automatically designated an Extended Revolving Commitment. For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have a Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Commitment, such Extending Lender will be deemed to have a Revolving Commitment having the terms of such Extended Revolving Commitment.
(d)Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.19), (i) the aggregate amount of Extended Term Loans and Extended Revolving Commitments will not be included in the calculation of clause (a) of the definition of Incremental Amount, (ii) no Extended Term Loan or Extended Revolving Commitment is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Commitment), (iv) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Commitment implemented thereby, (v) all Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably in right of security with all other Obligations of the Class being extended, (vi) no Issuing Bank shall be obligated to issue Letters of Credit under such Extended Revolving Commitments unless it shall have consented thereto and (vii) there shall be no borrower (other than the Borrower) and no guarantors (other than the Subsidiary Guarantors) in respect of any such Extended Term Loans or Extended Revolving Commitments.
(e)Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided that the Borrower shall cooperate with the Administrative Agent prior to making any Pro

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Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.
Section 2.20Refinancing Amendments.
(a)Notwithstanding anything to the contrary in this Agreement, the Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”) to refinance in whole or in part any Class of Term Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided that:
(i)before and after giving effect to the Borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.02 shall be satisfied;
(ii)the final maturity date of the Refinancing Term Loans shall be no earlier than the maturity date of the refinanced Term Loans;
(iii)the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;
(iv)the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;
(v)all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates, other pricing terms and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or no more restrictive to the Borrower and its Restricted Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or are otherwise reasonably acceptable to the Administrative Agent);
(vi)there shall be no borrower (other than the Borrower) and no guarantors (other than the Subsidiary Guarantors) in respect of such Refinancing Term Loans;
(vii)Refinancing Term Loans shall not be secured by any asset of the Borrower and its subsidiaries other than the Collateral;
(viii)Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment;
(ix)Refinancing Term Loans shall not at any time have (x) any financial maintenance covenants of a different type than the financial covenant set forth in Section 6.10, or any financial maintenance covenant that is more restrictive than the financial covenant set forth in Section 6.10 or (y) negative covenants and/or default provisions that, taken as a whole, are materially more restrictive than those applicable to the Facilities as determined in good faith by the Borrower unless, in each case of clauses (x) and (y) such terms (I) (if favorable to all then existing Lenders) are in consultation with the Administrative Agent, incorporated into this Agreement for the benefit of all then existing Lenders (without further amendment requirements) for so long as any such Refinancing Term Loans are outstanding or (II) become applicable only after the then Latest Maturity Date; and
(x)Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments hereunder, if any, as specified in the applicable Refinancing Amendment.
(b)The Borrower may approach any Lender or any other person that would be a permitted assignee pursuant to Section 9.05 to provide all or a portion of the Refinancing Term Loans; provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion,

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to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrower.
(c)Notwithstanding anything to the contrary in this Agreement, the Borrower may by written notice to the Administrative Agent establish one or more additional Facilities (“Replacement Revolving Facilities”) providing for revolving commitments (“Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that:
(i)before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.02 shall be satisfied;
(ii)after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Commitments, the aggregate amount of Revolving Commitments shall not exceed the aggregate amount of the Revolving Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;
(iii)no Replacement Revolving Facility Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Termination Date for the Revolving Commitments being replaced;
(iv)all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank, if any, under such Replacement Revolving Facility Commitments) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or no more restrictive to the Borrower and its Restricted Subsidiaries than, those, taken as a whole, applicable to the Revolving Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the Revolving Termination Date or are otherwise reasonably acceptable to the Administrative Agent);
(v)there shall be no borrower (other than the Borrower) and no guarantors (other than the Subsidiary Guarantors) in respect of such Replacement Revolving Facility; and
(vi)Replacement Revolving Facility Commitments and extensions of credit thereunder shall not be secured by any asset of the Borrower and its subsidiaries other than the Collateral.
In addition, the Borrower may establish Replacement Revolving Facility Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as the aggregate amount of such Replacement Revolving Facility Commitments does not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith (it being understood that such Replacement Revolving Facility Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other person that would be a permitted assignee hereunder) so long as:
(vii)before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date each of the conditions set

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forth in Section 4.02 shall be satisfied to the extent required by the relevant agreement governing such Replacement Revolving Facility Commitments,
(viii)[reserved],
(ix)the final termination date of the Replacement Revolving Facility Commitments shall be no earlier than the scheduled final maturity date of the refinanced Term Loans,
(x)there shall be no borrower (other than the Borrower) and no guarantors (other than the Subsidiary Guarantors) in respect of such Replacement Revolving Facility; and
(xi)all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank, if any, under such Replacement Revolving Facility Commitments) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or no more restrictive to the Borrower and its Restricted Subsidiaries than, those, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the latest scheduled final maturity date of any Loans then outstanding or are otherwise reasonably acceptable to the Administrative Agent).
Solely to the extent that an Issuing Bank is not a replacement issuing bank, as the case may be, under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank shall not be required to issue any letters of credit under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank to withdraw as an Issuing Bank, as the case may be, at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank, as the case may be, in its sole discretion. The Borrower agrees to reimburse each Issuing Bank, as the case may be, in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.
(d)The Borrower may approach any Lender or any other person that would be a permitted assignee of a Revolving Commitment pursuant to Section 9.05 to provide all or a portion of the Replacement Revolving Facility Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Commitments for all purposes of this Agreement; provided that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Commitments.
(e)The Borrower and each Lender providing the applicable Refinancing Term Loans or Replacement Revolving Facility Commitments, as applicable, shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans and/or Replacement Revolving Facility Commitments. For purposes of this Agreement and the other Loan Documents, (A) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have a Term Loan having the terms of such Refinancing Term Loan and (B) if a Lender is providing a Replacement Revolving Facility Commitment, such Lender will be deemed to have a Revolving Commitment having the terms of such Replacement Revolving Facility Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.20), (i) the aggregate amount of Refinancing Term Loans and Replacement Revolving Facility Commitments will not be included in the calculation of clause (a) of the definition of Incremental Amount, (ii) no Refinancing Term Loan or Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clause (a) or (c) above, as applicable and (iv) all Refinancing Term Loans, Replacement Revolving Facility Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the Term Loans and other Obligations.

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(f)Each party hereto hereby agrees that, upon the Refinancing Effective Date of any Refinancing Term Loans or Replacement Revolving Facility Commitments, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Term Loans or Replacement Revolving Facility Commitments evidenced thereby as provided for in Section 9.02. Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.20 (including, without limitation, to provide for the establishment of Incremental Term Loans) and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing between the Administrative Agent and the Borrower and furnished to the other parties hereto.
Section 2.21Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any Term Benchmark Loans, or to determine or charge interest rates based upon the Term SOFR Rate, Adjusted EURIBOR Rate or Adjusted TIBOR Rate, as applicable, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligations of such Lender to make or continue Term Benchmark Loans or to convert ABR Borrowings to Term Benchmark Borrowings shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR Rate component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the ABR, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), at the Borrower’s determination, either (a) prepay all Term Benchmark Borrowings of such Lender or (b) convert all Term Benchmark Borrowings of such Lender to ABR Borrowings (the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the ABR), in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Rate, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
Article III

Representations and Warranties
The Borrower represents and warrants to the Lenders that:
Section 3.01Organization; Powers. Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.02Authorization; Enforceability. The Transactions (excluding use of proceeds) are within the corporate or other organizational powers of the Loan Parties and have been duly authorized by all necessary corporate or other organizational action. This Agreement has been and each other Loan Document will be duly executed and delivered by each Loan Party party thereto. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute a legal, valid and binding obligation of each Loan Party party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or remedies generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03Governmental Approvals; No Conflicts. The Transactions (excluding use of proceeds) (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect or those which the failure to obtain would not be reasonably expected to result in a Material Adverse Effect, (ii) the filing of Uniform Commercial Code financing statements, (iii) filings with the United States Patent and Trademark Office and the United States Copyright Office, (iv) [reserved] and (v) any other filings or registrations required to perfect Liens created by the Collateral Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any other Loan Party or any order of any Governmental Authority except where any such violation would not reasonably expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any other Loan Party or its assets except as would not reasonably expected to result in a Material Adverse Effect,

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and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries (other than any Permitted Lien).
Section 3.04Financial Position.
(a)The Borrower has heretofore furnished to the Lenders (a) the consolidated balance sheet and consolidated statements of operations, comprehensive operations, shareholders’ equity and cash flows for Parent, of and for the fiscal years ended December 31, 2024 and 2023 reported on by Ernst & Young LLP, independent public accountants and (b) the Parent consolidated balance sheet and consolidated statements of operations, comprehensive operations, shareholders’ equity as of and for the six months ended June 30, 2025. Such financial statements present fairly, in all material respects, the combined financial position and combined results of operations and cash flows of Parent, in each case as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments referred to in clause (b) above.
(b)The Pro Forma Financial Information has been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its Subsidiaries for the period covered thereby.
Section 3.05Properties.
(a)Each of the Borrower and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title and Permitted Liens that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(b)Each of the Borrower and its Material Subsidiaries owns, or is validly licensed to use, all Intellectual Property used or held for use by such entities or necessary to operate their respective businesses as currently conducted and contemplated to be conducted, and the operation of their respective businesses by the Borrower and its Material Subsidiaries does not infringe upon or otherwise violate the rights of any other Person, except for any such Intellectual Property or infringements or violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.06Litigation and Environmental Matters.
(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) on the Closing Date, that involve this Agreement or the Transactions (excluding use of proceeds).
(b)Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis reasonably likely to result in Environmental Liability.
Section 3.07Compliance with Laws and Agreements. Each of the Borrower and its Material Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.08Investment Company Status. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
Section 3.09Taxes. Each of the Borrower and its Material Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Material Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

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Section 3.10ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount which, if it were to become due, would cause a Material Adverse Effect.
Section 3.11Disclosure. As of the Closing Date, to the best of the Borrower’s knowledge, neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information (other than the Projections, forward looking information and information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (as modified or supplemented by other information so furnished), taken as a whole, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date furnished; provided that with respect to projected financial information and other forward looking information and information of a general economic nature (collectively, “Projections”), the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Section 3.12Collateral Documents.
(a)Each Collateral Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or remedies generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. As of the Closing Date, in the case of the Pledged Collateral described in the Security Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the Security Agreement are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Agreement (other than the Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9- 315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or possession. When the Security Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the material United States Intellectual Property included in the Collateral listed in such ancillary document (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).
(b)Notwithstanding anything herein (including this Section 3.12) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Administrative Agent, Collateral Agent or any Lender with respect thereto, under foreign law.
Section 3.13No Change. Since December 31, 2024, there has been no event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.14Guarantors. Set forth on Schedule 3.14 is a list of all Subsidiary Guarantors on the Closing Date, together with the jurisdiction of organization, and ownership and ownership percentages of Equity Interests held by each such Subsidiary Guarantor in each direct subsidiary of such Subsidiary Guarantor as of the Closing Date.
Section 3.15Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds of such Loans, and after giving effect to the rights of subrogation and contribution under the Guarantee Agreement, (a) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital

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with which to conduct the business in which they are engaged, as such business is now conducted and is proposed to be conducted following the Closing Date.
Section 3.16No Default. No Default or Event of Default has occurred and is continuing.
Section 3.17Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its subsidiaries and to their knowledge their respective officers, directors and employees are in compliance with Anti- Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower or any subsidiary or (b) to the knowledge of the Borrower, any director, officer or employee of the Borrower or any subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No proceeds of the Loans and no Letter of Credit shall be used by the Borrower in violation of any Anti-Corruption Law or for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of Sanctions. No representation is made under this Section 3.17 with respect to any of the end-user individuals of the internet services provided by the Borrower or any of its subsidiaries.
Article IV

Conditions
Section 4.01Closing Date. The obligations of the Lenders to make the initial Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)The Administrative Agent (or its counsel) shall have received (including by telecopy or email transmission) from each Loan Party party to the relevant Loan Document, a counterpart of such Loan Document signed on behalf of such Loan Party.
(b)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders as of the Closing Date and dated the Closing Date) of Sidley Austin LLP, counsel for the Borrower and certain of the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(c)The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions (excluding use of proceeds) and any other legal matters relating to the Loan Parties, this Agreement or the Transactions (excluding use of proceeds), including a customary officer’s certificate of each Loan Party, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d)[Reserved].
(e)There shall have been delivered to the Administrative Agent an executed Perfection Certificate.
(f)The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit I, dated the Closing Date and signed by the chief financial officer of the Borrower.
(g)The Administrative Agent, the Lead Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least three business days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses (including fees of one external legal counsel to the Administrative Agent, the Lead Arrangers and the Lenders) required to be reimbursed or paid by the Borrower.
(h)The representations and warranties of each Loan Party set forth in this Agreement shall be true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on and as of the Closing Date, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall have been true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date).
(i)The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

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(j)To the extent required to be satisfied on the Closing Date, the Collateral and Guarantee Requirement shall be satisfied (or waived in accordance with Section 9.03) as of the Closing Date.
(k)Each Loan Party shall have provided the documentation and other information requested by the Lenders that is required by regulatory authorities under applicable “know your customer” and anti- money-laundering rules and regulations, including without limitation, the Act, in each case, at least three Business Days prior to the Closing Date so long as requested at least ten Business Days prior to the Closing Date.
(l)The Administrative Agent shall have received an executed promissory note payable to each Lender or its registered assigns that requested such promissory note at least five Business Days prior to the Closing Date and in a form approved by the Administrative Agent.
(m)[Reserved].
(n)[Reserved].
(o)The Administrative Agent shall have received a borrowing notice in accordance with Section 2.03.
The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. It is understood that the Closing Date has occurred.
Section 4.02Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a continuation or conversion of an existing Borrowing or pursuant to an Incremental Assumption Agreement) after the Closing Date and the obligation of the Issuing Bank to issue any Letter of Credit after the Closing Date is subject to the satisfaction of the following conditions:
(a)The representations and warranties of each Loan Party set forth in this Agreement shall be true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall have been true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date); provided that in the case of any Incremental Term Facility used to finance an acquisition permitted hereunder, to the extent the Lenders participating in such Incremental Term Facility agree, this Section 4.02(a) shall require only the Specified Representations (or customary specified representations for transactions of such type at such time) and customary “specified acquisition agreement representations” (i.e., those representations of the seller or the target (as applicable) in the applicable acquisition agreement that are material to the interests of the Lenders and only to the extent that the Borrower or its applicable subsidiary has the right to terminate its obligations under the applicable acquisition agreement as a result of the failure of such representations to be accurate) be true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects).
(b)At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.
(c)The Administrative Agent or Issuing Bank shall have received a borrowing notice in accordance with Section 2.03 or a Letter of Credit request in accordance with Section 2.17(b), as applicable.
(d)At the time of such Borrowing, the Total Net Leverage Ratio as of the most recently ended Test Period (calculated as of such Test Period end and not on a pro forma basis for any items since such Test Period end) shall not exceed 4.00 to 1.00.
Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower or other applicable Loan Party on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
Article V

Affirmative Covenants
Until the Termination Date, the Borrower covenants and agrees with the Lenders that:

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Section 5.01Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)(i) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated and/or combined balance sheet and related statements of operations, stockholders’ or parent’s equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception, and without any qualification or exception as to the scope of such audit except as to the effectiveness of internal control over financial reporting with respect to any subsidiary acquired during such fiscal year in accordance with Regulation S-X under the Exchange Act, as interpreted by the implementation guidance of the U.S. Securities Exchange Commission) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its consolidated subsidiaries and/or combined entities on a consolidated or combined basis in accordance with GAAP consistently applied (except as approved by such accountants and disclosed therein), and (ii) an unaudited schedule eliminating Unrestricted Subsidiaries and reconciling to the financial statements in reasonable detail, as determined by the Borrower if requested by the Administrative Agent (on its own behalf or at the request of any Lender);
(b)(i) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statement of operations as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and the statements of stockholders’ equity and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by such officer and disclosed therein), subject to normal year-end audit adjustments, and (ii) a schedule eliminating Unrestricted Subsidiaries and reconciling to the financial statements in reasonable detail as determined by the Borrower if requested by the Administrative Agent (on its own behalf or at the request of any Lender);
(c)within 90 days after the end of each fiscal year of the Borrower, forecasts of the cash and cash equivalents and long-term debt line items on the consolidated balance sheets and forecasts of the statements of operations and cash flows, in each case of the Borrower and the Restricted Subsidiaries on a quarterly basis for the then current fiscal year, in each case prepared by management of Borrower and substantially in the form as the forecasts delivered by the Borrower to the Lead Arrangers prior to the Closing Date;
(d)concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10 (whether or not the Testing Condition is satisfied), (iii) stating whether any change in GAAP or in the application thereof that materially affects such financial statements has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) setting forth a description of any change in the jurisdiction of organization of the Borrower or any Material Domestic Subsidiary since the date of the most recent certificate delivered pursuant to this paragraph (d) (or, in the case of the first such certificate so delivered, since the Closing Date);
(e)[reserved];
(f)at any time the Borrower or any ERISA Affiliate participates in any Multiemployer Plan, promptly following receipt thereof, copies of any documents described in Section 101(k) or 101(l) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower and/or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan then, upon reasonable request of the Administrative Agent, the Borrower and/or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent (on behalf of each requesting Lender) promptly after receipt thereof;
(g)concurrently with the delivery of financial statements under clause (a) above, an updated Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this clause (g) or Section 5.09(c) (or a certificate of a manager, executive officer or Financial Officer of the Borrower or any other officer or similar official thereof responsible for the administration of the obligations of such person in

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respect of this Agreement, or any other duly authorized employee or signatory of the Borrower certifying as to the absence of any changes to the previously delivered update, if applicable); and
(h)promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial position of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent (on its own behalf or at the request of any Lender) may reasonably request.
Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to the consolidated financial information of the Borrower by furnishing the consolidated financial information of any parent of the Borrower that, directly or indirectly, holds all of the Equity Interests of the Borrower that would be required by clauses (a) and (b) of this Section 5.01 with all references to the “Borrower” therein being deemed to refer to such parent and all references to “Financial Officer” therein being deemed to refer to a comparable officer of such parent; provided that such financial statements are accompanied by a schedule (the “Reconciliation”) eliminating (A) such parent of the Borrower and any of such parent’s subsidiaries other than the Borrower and its subsidiaries and (B) Unrestricted Subsidiaries and reconciling to the financial statements in reasonable detail as determined by the Borrower if requested by the Administrative Agent (on its own behalf or at the request of any Lender).
Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information (including, in the case of certifications required pursuant to clause (b) above, the certifications accompanying any such quarterly report pursuant to Section 302 of the Sarbanes-Oxley Act of 2002), or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on IntraLinks or a similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e. soft copies) of such documents. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
The Borrower acknowledges and agrees that all financial statements furnished pursuant to paragraphs (a)(i) and (b)(i) above (but not any Reconciliation unless it is marked “PUBLIC” by the Borrower) are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.18 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).
Section 5.02Notices of Material Events. The Borrower will furnish to the Administrative Agent for delivery to each Lender prompt written notice of the following:
(a)the occurrence of any Default;
(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any Restricted Subsidiary thereof as to which there is a reasonable likelihood of an adverse determination that would reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower or its Restricted Subsidiaries in an amount which would constitute a Material Adverse Effect; and
(d)any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

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Section 5.03Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except in each case (i) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect or (ii) as such action is not prohibited under Section 6.03, 6.04 or 6.05.
Section 5.04Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.
Section 5.05Maintenance of Properties; Insurance.
(a)The Borrower will, and will cause each of its Restricted Subsidiaries to (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (ii) maintain (including pursuant to a policy of a member of any entity that is a direct or indirect parent of Borrower), with financially sound and reputable insurance companies insurance (subject to customary deductibles and retentions, as determined by the Borrower) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and, subject to Section 5.12, cause the Collateral Agent to be listed as a co-loss payee on property policies with respect to tangible personal property and assets constituting Collateral located in the United States of America and as an additional insured on all general liability policies, and (iii) and use commercially reasonable efforts to maintain, prosecute and enforce its Material Intellectual Property, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may (or any entity that is a direct or indirect parent of Borrower may) (i) maintain all such insurance with any combination of primary and excess insurance, (ii) maintain any or all such insurance pursuant to master or so-called “blanket policies” insuring any or all Collateral and/or other Real Property which does not constitute Collateral (and in such event the co-payee endorsement shall be limited or otherwise modified accordingly), and/or (iii) self-insure with respect to such risks with respect to which similarly situated companies engaged in the same or similar businesses operating in the same or similar locations usually self-insure, as determined by the Borrower.
(b)In connection with the covenants set forth in this Section 5.05, it is understood and agreed that:
(i)the Administrative Agent, the Collateral Agent, the Lenders and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.05, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders and their agents and employees;
(ii)the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.05 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties; and
(iii)the amount and type of insurance that the Borrower and its Restricted Subsidiaries have in effect as of the Closing Date and the certificates listing the Collateral Agent as a co-loss payee or additional insured, as the case may be, satisfy for all purposes the requirements of this Section 5.05.
Section 5.06Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants all at such reasonable

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times and as often as reasonably requested; provided that such visits, inspections, examinations and discussions shall, so long as no Event of Default has occurred and is continuing, take place no more often than one time per fiscal year on a date to be determined by, and shall be coordinated by, the Borrower and the Administrative Agent.
Section 5.07Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 5.08Use of Proceeds.
(a)On and after the Closing Date, the proceeds of the Revolving Loans will be used to finance the working capital needs and for general corporate purposes of the Borrower and its subsidiaries, including payments, prepayments, redemptions and repurchases of the Borrower’s existing Senior Notes.
Section 5.09Subsidiary Guarantors and Collateral.
(a)On the Closing Date (A) each Restricted Subsidiary (other than an Excluded Subsidiary) will become a party to the Guarantee Agreement and (B) each Restricted Subsidiary (other than an Excluded Subsidiary) will become a party to the Security Agreement and pledge all of the Equity Interests of any Restricted Subsidiary (other than Excluded Securities) directly owned by such Restricted Subsidiary and any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any Restricted Subsidiary (other than Excluded Securities) that may be issued or granted to, or held by, such Restricted Subsidiary while this Agreement is in effect; provided that such Restricted Subsidiary shall not be required to take any action (including entry into any foreign pledge agreement or similar document) other than those actions expressly set forth in this clause (B) and deliver to the Collateral Agent any and all certificates representing such Equity Interests (to the extent certificated), accompanied by undated stock powers or other appropriate instruments of transfer executed in blank.
(b)If any asset (other than Real Property) is acquired by the Borrower or any Subsidiary Guarantor after the Closing Date or owned by an entity at the time it becomes a Subsidiary Guarantor (in each case other than (x) assets constituting Collateral under a Collateral Document that automatically become subject to the Lien of such Collateral Document upon acquisition thereof and (y) assets constituting Excluded Collateral), the Borrower or such Subsidiary Guarantor, as applicable, will (i) notify the Collateral Agent of such acquisition or ownership and (ii) cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations by, and take, and cause the Subsidiary Guarantors to take, such actions as shall be reasonably requested by the Collateral Agent to satisfy the Collateral and Guarantee Requirement with respect to such asset, including actions described in clause (a) of this Section 5.09, all at the expense of the Loan Parties, subject to the last paragraph of this Section 5.09.
(c)[Reserved].
(d)If any additional direct or indirect Subsidiary of the Borrower is formed, acquired or ceases to constitute an Excluded Subsidiary following the Closing Date and such Subsidiary is (1) a Material Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary or (2) any other Domestic Subsidiary of the Borrower that may be designated by the Borrower in its sole discretion, within sixty (60) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) (or such longer period as the Collateral Agent may agree in its sole discretion), Borrower shall notify the Collateral Agent thereof and, within sixty (60) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) or such longer period as the Collateral Agent may agree in its sole discretion, cause such Subsidiary to become a Subsidiary Guarantor and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to the last paragraph of this Section 5.09. Notwithstanding anything to the contrary herein, in no circumstance shall an Excluded Subsidiary become a Subsidiary Guarantor unless designated as a Subsidiary Guarantor by the Borrower in its sole discretion.
(e)Borrower shall furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number (to the extent relevant in the applicable jurisdiction of organization) and (D) in any Loan Party’s jurisdiction of organization; provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within sixty (60) days following such change (or such longer period as the Collateral Agent may agree in its sole discretion), under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

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(f)Notwithstanding anything to the contrary set forth in this Agreement or any Collateral Document, in no event shall any Loan Party be required to (nor shall the Administrative Agent or Collateral Agent be authorized) (1) perfect security interests in the Collateral other than by (i) “all asset” filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s), (ii) filings in (A) the United States Patent and Trademark Office with respect to any U.S. registered patents and trademarks and (B) the United States Copyright Office of the Library of Congress with respect to material copyright registrations, in the case of each of (A) and (B), constituting Collateral and (iii) delivery to the Administrative Agent or Collateral Agent (or a bailee or other agent thereof) to be held in its possession of all Collateral consisting of (A) certificates representing Equity Interests pledged pursuant to the Collateral Documents, and (B) promissory notes and other instruments constituting Collateral having an individual principal amount equal to or greater than $2,250,000, in each case, in the manner provided in the Collateral Documents, (2) enter into control agreements or control, lockbox or similar agreements or arrangements with respect to deposit accounts, securities accounts, commodities accounts or other bank accounts or otherwise take or perfect a security interest by “control” (other than as set forth above with respect to pledged Equity Interests and promissory notes), (3) take any action (i) outside of the United States with respect to any assets located outside of the United States, (ii) in any non-U.S. jurisdiction or (iii) required by the laws of any non-U.S. jurisdiction to create, perfect or maintain any security interest or otherwise (it being understood that no security documents will be governed by foreign-law), (4) obtain landlord, mortgagee or bailee waivers or subordination agreements, (5) send notices to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing and (6) take any action with respect to perfecting a Lien with respect to letter of credit rights or assets subject to a certificate of title or similar statute (in each case, other than the filing of customary “all asset” UCC-1 financing statements).
Section 5.10Further Assurances. Promptly upon the reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, the Borrower shall, or shall cause the Subsidiary Guarantors to (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re- register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (x) carry out the purposes of the Loan Documents, (y) satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied and (z) perfect and maintain the validity and effectiveness of the Collateral Documents and any of the Liens created thereunder. Notwithstanding anything herein to the contrary, (A) the Collateral Agent may grant extensions of time or waiver or modification of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot reasonably be accomplished without undue effort or expense or is otherwise impracticable by the time or times at and/or in the form or manner in which it would otherwise be required by this Agreement or the other Loan Documents and (B) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Collateral Documents shall be subject to exceptions and limitations set forth in the Collateral Documents.
Section 5.11[Reserved].
Section 5.12Post-Closing Matters. Within the applicable time period set forth in Schedule 5.12 (or such later dates as the Administrative Agent may agree in its sole discretion), furnish to the Administrative Agent each document required pursuant to Schedule 5.12.
Article VI

Negative Covenants
Until the Termination Date, the Borrower covenants and agrees with the Lenders that:
Section 6.01Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(a)Indebtedness incurred under the Loan Documents and any Refinancing Indebtedness thereof;
(b)Indebtedness in respect of Permitted Ratio Debt and any Refinancing Indebtedness thereof;
(c)(i) Indebtedness of the Borrower or any other subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets (provided that such Indebtedness is incurred or assumed prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets) in an aggregate amount under this clause (c) not to exceed the greater of (x)

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$45,500,000 and (y) 35.0% of Consolidated EBITDA for the then most recently ended Test Period; provided that no Event of Default shall have occurred and be continuing and (ii) any Refinancing Indebtedness thereof;
(d)(i) Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding under this clause (d) not to exceed the greater of (x) $32,500,000 and (y) 25.0% of Consolidated EBITDA for the then most recently ended Test Period and (ii) any Refinancing Indebtedness thereof;
(e)(i) Indebtedness of any Non-Loan Party in an aggregate principal amount not to exceed the greater of (x) $32,500,000 and (y) 25.0% of Consolidated EBITDA for the then most recently ended Test Period and (ii) any Refinancing Indebtedness thereof;
(f)Guarantees of any Indebtedness permitted pursuant to this Section 6.01 and any Refinancing Indebtedness thereof, so long as in the case of Guarantees of Indebtedness pursuant to Section 6.01(b), the Loans are guaranteed by such Restricted Subsidiary to at least the same extent;
(g)Hedging Obligations entered into for bona fide hedging purposes of the Borrower or any Restricted Subsidiary not for the purpose of speculation;
(h)(x) Indebtedness of the Borrower owed to any Restricted Subsidiary or of a Restricted Subsidiary owed to any other Restricted Subsidiary or the Borrower and (y) Guarantees by any Restricted Subsidiary or the Borrower of any Indebtedness of the Borrower or any other Restricted Subsidiary; provided, however, that upon any such Indebtedness being owed to any Person other than the Borrower or a Restricted Subsidiary or any such guarantee being of Indebtedness of any Person other than the Borrower or a Restricted Subsidiary, as applicable, the Borrower or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (h);
(i)Indebtedness outstanding on the Closing Date and set forth on Schedule 6.01 and any Refinancing Indebtedness thereof;
(j)(i) Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date or is merged with or into or consolidated or amalgamated with the Borrower or any Restricted Subsidiary after the Closing Date and Indebtedness expressly assumed in connection with the acquisition of an asset or assets from any other Person; provided that (A) such Indebtedness existed at the time such Person became a Restricted Subsidiary or of such merger, consolidation, amalgamation or acquisition and was not created in anticipation thereof and (B) immediately after such Person becomes a Restricted Subsidiary or such merger, consolidation, amalgamation or acquisition, (x) no Default shall have occurred and be continuing, and (y) the Borrower shall be in pro forma compliance with Section 6.10 (whether or not the Testing Condition is satisfied) and (ii) any Refinancing Indebtedness of such Indebtedness described in clause (i);
(k)Indebtedness constituting Investments not prohibited under Section 6.11 (other than Section 6.11(g));
(l)Indebtedness in respect of bid, performance, surety bonds or completion bonds issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Borrower or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance, surety or completion obligations;
(m)Indebtedness owed to any officers or employees of the Borrower or any Restricted Subsidiary; provided that the aggregate principal amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding;
(n)Indebtedness arising or incurred as a result of or from the adjudication or settlement of any litigation or from any arbitration or mediation award or settlement, in any case involving the Borrower or any Restricted Subsidiary, provided that the judgment, award(s) and/or settlements to which such Indebtedness relates would not constitute an Event of Default under Section 7.01(j);
(o)indemnification, adjustment of purchase price, deferred purchase price, contingent consideration or other compensation or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Borrower or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that, in the case of a disposition, the maximum aggregate liability in respect of all such obligations incurred

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or assumed in connection with such disposition outstanding under this clause (o) shall at no time exceed the gross proceeds (including Fair Market Value of noncash proceeds measured at the time such noncash proceeds are received) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;
(p)unsecured Indebtedness in respect of obligations of the Borrower or any of its Restricted Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money;
(q)letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;
(r)Indebtedness arising (A) from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence, (B) under any customary cash pooling or cash management agreement with a bank or other financial institution in the ordinary course of business or (C) from Cash Management Obligations;
(s)Indebtedness representing deferred compensation incurred in the ordinary course of business;
(t)Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(u)Indebtedness supported by a letter of credit, bank guarantee or similar instrument, in principal amount not in excess of the stated amount of such letter of credit, bank guarantee or similar instrument;
(v)the disposition of accounts receivable in connection with receivables factoring arrangements in the ordinary course of business;
(w)(i) Indebtedness of the Borrower consisting of obligations for the payment of letters of credit in commitment amounts under this clause (w) not to exceed $9,000,000 in the aggregate at the time of incurrence, excluding any commitment amounts for letters of credit issued pursuant to Indebtedness incurred under any other clause of this Section 6.01 and (ii) any Refinancing Indebtedness thereof;
(x)any guarantee by the Borrower or any of its Restricted Subsidiaries, in the ordinary course of business, of obligations of suppliers, customers, franchisees and licensees of the Borrower or any of its Restricted Subsidiaries;
(y)(i) Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures or Unrestricted Subsidiaries in an aggregate principal amount under this clause (y) not to exceed the greater of (x) $32,500,000 and (y) 25.0% of Consolidated EBITDA for the then most recently ended Test Period and (ii) any Refinancing Indebtedness thereof;
(z)the Senior Notes (including any Guarantees in respect thereof) and any Refinancing Indebtedness in respect thereof in an aggregate outstanding principal amount not to exceed $500,000,000;
(aa)(i) Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount under this clause (aa) not to exceed the greater of (x) $65,000,000 and (y) 50.0% of Consolidated EBITDA for the then most recently ended Test Period and (ii) any Refinancing Indebtedness thereof;
(ab)[reserved]; and
(ac)(i) to the extent constituting Indebtedness, obligations incurred in connection with any Permitted Securitization (including in respect of any Standard Securitization Undertakings) and (ii) any Refinancing Indebtedness thereof.
Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01. For purposes

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of determining compliance with this Section 6.01, (i) Indebtedness need not be incurred solely by reference to one category of described in this Section 6.01 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (ii) in the event that Indebtedness incurred pursuant to this Section 6.01 meets the criteria of more than one of the types of Indebtedness described in this Section 6.01, the Borrower, in its sole discretion, shall classify, or later divide, classify or reclassify (as if incurred at such later time) such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses of this Section 6.01 (including in part under one such clause and in part under another such clause).
Section 6.02Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
(a)Permitted Encumbrances;
(b)any Lien on any property or asset of the Borrower or any Restricted Subsidiary (or any improvements or accession thereto or proceeds therefrom) existing on the Closing Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Refinancing Indebtedness in respect thereof;
(c)any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any Refinancing Indebtedness in respect thereof;
(d)Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 6.01(c); provided that (i) such Liens are incurred prior to or within 270 days after such acquisition or the completion of such construction and improvement with the acquisition of such fixed or capital assets, and (ii) such Liens do not at any time encumber any of its existing property other than the property financed by such Indebtedness;
(e)deposits, reserves and other Liens securing credit card operations of the Borrower and its Restricted Subsidiaries;
(f)Liens created by the Collateral Documents or otherwise securing the Obligations;
(g)Liens on the Collateral securing Permitted Secured Ratio Debt and Guarantees thereof;
(h)Liens securing Indebtedness or other obligations of the Borrower or any Restricted Subsidiary (including any Guarantees thereof) in an aggregate principal amount not to exceed the greater of (x) $65,000,000 and (y) 50.0% of Consolidated EBITDA for the then most recently ended Test Period;
(i)[reserved];
(j)Liens that do not secure Indebtedness and do not interfere with the material operations of the Borrower and the Restricted Subsidiaries and do not individually or in the aggregate materially impair the value of the assets of the Borrower and the Restricted Subsidiaries;
(k)Liens deemed to secure Capital Lease Obligations incurred in connection with any sale and leaseback transaction permitted by Section 6.08;
(l)licenses, sublicenses, leases or subleases that do not interfere in any material respect with the business of the Borrower or any Restricted Subsidiary;
(m)any interest or title of a lessor or sublessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted hereunder;

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(n)normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers liens, rights of setoff or similar rights in favor of banks or other depository institutions and not securing any Indebtedness;
(o)Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
(p)Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement in respect of any acquisition or other investment by the Borrower or any Restricted Subsidiary;
(q)Liens on assets of Non-Loan Parties securing Indebtedness permitted pursuant to Sections 6.01(d) and (e);
(r)any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in clause (b), (c), (d), (f), (g), (h) (without refreshing the availability of such clause), (i) or (q); provided that with respect to clauses (b), (c), (d), (f) and (h), (x) the obligations secured thereby shall be limited to the obligations secured by the Lien so extended, renewed or replaced (and, to the extent provided in such clauses, extensions, renewals and replacements thereof) plus, in the case of clauses (f) and (h), the amount of accrued and unpaid interest on the Indebtedness or other obligations being refinanced, any premium (including tender premiums) paid to the holders of the Indebtedness or other obligations being refinanced and other costs and expenses (including defeasance costs, commissions, underwriting discounts, fees and other expenses) incurred in connection with the incurrence of the Indebtedness or other obligations being refinanced and (y) such Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced;
(s)Liens encumbering deposits made to secure obligations arising from common law, statutory, regulatory, contractual or warranty requirements of the Borrower or any Restricted Subsidiary, including rights of offset and setoff;
(t)Liens securing Hedging Obligations entered into for bona fide hedging purposes of the Borrower or any Restricted Subsidiary not for the purpose of speculation;
(u)Liens in favor of a Loan Party;
(v)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens in the ordinary course of business in favor of issuers of performance and surety bonds or bid bonds or with respect to health, safety and environmental regulations (other than for borrowed money) or letters of credit or bank guarantees issued to support such bonds or requirements pursuant to the request of and for the account of such Person in the ordinary course of business;
(w)Interests of vendors in inventory arising out of such inventory being subject to a “sale or return” arrangement with such vendor or any consignment by any third party of any inventory;
(x)(x)    Liens securing Indebtedness owed by (a) a Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary that is a Subsidiary Guarantor or (b) the Borrower to a Subsidiary Guarantor;
(y)Liens securing obligations pursuant to cash management agreements and treasury transactions;
(z)Liens arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Borrower and its Restricted Subsidiaries in the ordinary course of trading and on the supplier’s standard or usual terms; and
(aa)Liens in respect of Permitted Securitizations on (i) Securitization Assets to be sold, transferred or otherwise Disposed (or sold, transferred or otherwise Disposed or purported to be sold, transferred or otherwise Disposed) to a Securitization Subsidiary in connection with a Securitization, (ii) deposit or other accounts into which obligors of Securitization Assets remit payment and (iii) Equity Interests of Securitization Subsidiaries;
provided that, at any time, no voluntary Lien shall be created, incurred, assumed or permitted to exist on any Equity Interests of any Restricted Subsidiary required to be pledged to secure the Obligations hereunder other than (i) Permitted Encumbrances described in clauses (a), (b) and (e) of the definition of “Permitted Encumbrances,” (ii)

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Liens securing the Obligations and (iii) Liens securing Permitted Secured Ratio Debt (and Liens securing Guarantees thereof).
For purposes of determining compliance with this Section 6.02, (i) any Lien need not be incurred solely by reference to one category of described in this Section 6.02 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (ii) in the event that any Lien incurred pursuant to this Section 6.02 meets the criteria of more than one of the types of Lien described in this Section 6.02, the Borrower, in its sole discretion, shall classify, or later divide, classify or reclassify (as if incurred at such later time), such Lien and may include the amount and type of such Lien in one or more of the clauses of this Section 6.02 (including in part under one such clause and in part under another such clause).
Section 6.03Fundamental Changes. The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of (in one transaction or in a series of related transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:
(i)any Person may merge or be consolidated with or into the Borrower in a transaction in which the Borrower is the continuing or surviving Person;
(ii)any Person (other than the Borrower) may merge or consolidate with or into any Restricted Subsidiary in a transaction in which the surviving entity is or becomes a Restricted Subsidiary; provided that, if such Person is a Subsidiary Guarantor, the surviving entity is the Borrower or is or substantially concurrently becomes a Subsidiary Guarantor;
(iii)any merger, consolidation, Disposition, liquidation or dissolution not prohibited by Sections 6.04, 6.05 and 6.11 shall be permitted;
(iv)any Restricted Subsidiary may Dispose of all or substantially all of its assets, or all or substantially all of the stock of its Restricted Subsidiaries, in each case to the Borrower or to another Restricted Subsidiary or to any Person who becomes a Restricted Subsidiary in connection with such Disposition, and the Borrower may Dispose of substantially all of its assets, or substantially all of the stock of its Restricted Subsidiaries, in each case to any Restricted Subsidiary or to any Person who becomes a Restricted Subsidiary in connection with such Disposition;
(v)any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;
(vi)the Borrower may (x) merge into or consolidate with any other Person, or (y) Dispose of substantially all (as determined by the Borrower) of its assets, or substantially all (as determined by the Borrower) of the stock of its direct subsidiaries to, any Restricted Subsidiary; provided, in each case, that the Person formed by or surviving such consolidation or merger or to which such Disposition is made (such Person, the “Successor Borrower”) is an entity organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor Borrower expressly assumes, by a Joinder and Reaffirmation Agreement, all of the obligations of the Borrower under this Agreement and each other Loan Document to which the Borrower is a party and takes all actions required by the Collateral Documents to perfect the Liens on the Collateral owned by the Successor Borrower; provided, further, that as of the date of such assumption pursuant this clause (vi),
(A)on a pro forma basis after giving effect to such assumption, the Total Net Leverage Ratio of the Successor Borrower is equal to or less than 4.00 to 1.00,
(B)each other Loan Party shall have reaffirmed such Loan Party’s obligations under the Loan Documents to which it is a party by executing and delivering a Joinder and Reaffirmation Agreement,
(C)the Administrative Agent shall have received a certificate, dated the date of such assumption and signed by the Chief Executive Officer, a Vice President, a Financial Officer of the Successor Borrower or any other executive officer of the Successor Borrower who has specific knowledge of the Successor Borrower’s financial matters and is reasonably satisfactory to the Administrative Agent, confirming that (x) after giving effect to such assumption, no Default or Event of Default has occurred and is continuing, (y) after giving effect to such assumption, the representations and warranties of each Loan

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Party set forth in the Credit Agreement and the Collateral Documents are true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of the date of such assumption, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall have been true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date and (z) such merger, consolidation or Disposition complies with this Agreement,
(D)the Administrative Agent shall have received (x) a customary officer’s certificate of the Successor Borrower, including all annexes, exhibits and other attachments thereto and (y) if requested by the Administrative Agent, an opinion of counsel covering such matters, and in a form, substantially the same as previously provided to the Administrative Agent under Section 4.03(b) to the extent applicable,
(E)the Borrower shall have provided any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the Act and the Beneficial Ownership Regulation, and
(F)in the case of a Disposition under clause (y) of this clause (vi), any assets of the Borrower that are not transferred to the Successor Borrower shall be deemed to be a Restricted Payment by the Successor Borrower, and such Restricted Payment shall be subject to compliance with Section 6.05;
provided that Section 6.03(vi) shall not apply to a Disposition pursuant to clause (y) above unless the Borrower notifies the Administrative Agent that it has elected to rely on this Section 6.03(vi) to transfer the obligations of the “Borrower” hereunder and the other Loan Documents to a Successor Borrower. Upon any consolidation, merger or Disposition with respect to which this Section 6.03(vi) applies, the Successor Borrower shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement and the other Loan Documents, with the same effect as if such Successor Borrower had been named as the Borrower herein and therein, and with respect to any such Disposition the entity succeeded as Borrower shall be released from the obligation to pay the principal of and interest on the Loans and all of the Borrower’s other obligations and covenants under this Agreement and the other Loan Documents.
Section 6.04Disposition of Property. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale (other than Asset Sales in connection with any sale and leaseback transaction permitted by Section 6.08) unless at the time of such transaction and after giving effect thereto and to the use of proceeds thereof (i) subject to Section 1.08, no Event of Default shall have occurred and be continuing and (ii) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value of the assets sold or otherwise Disposed of, and (iii) in the case of an Asset Sale other than an Asset Swap if after giving pro forma effect to such Asset Sale the Total Net Leverage Ratio is greater than 3.50 to 1.00, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:
(i)any liabilities (as reflected in the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on the date of such balance sheet) of the Borrower or such Restricted Subsidiary other than liabilities that are by their terms subordinated in right of payment to the Loans, that are assumed by the transferee of any such assets and for which the Borrower and all of its Restricted Subsidiaries have been validly released by all creditors in writing,
(ii)any securities, notes or other similar obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent so converted) within 180 days following the closing of such Asset Sale, and
(iii)any Designated Noncash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other

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Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed an amount equal to the greater of (x) $32,500,000 and (y) 25.0% of Consolidated EBITDA for the then most recently ended Test Period at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents for purposes of this provision and for no other purpose.
Notwithstanding anything to the contrary in this Section 6.04, (x) the Borrower and the Restricted Subsidiaries shall not, directly or indirectly, sell or otherwise transfer any Material Intellectual Property to any Unrestricted Subsidiary and (y) no Loan Party shall, directly or indirectly, sell or otherwise transfer any Material Intellectual Property to any Non-Loan Party, other than in the case of this clause (y), any such sale or other transfer in connection with bona fide tax planning.
Section 6.05Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except:
(a)the payment by the Borrower or any Restricted Subsidiary of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or giving the notice of the redemption, if on the date of declaration or notice the payment would have complied with the provisions of this Agreement (assuming, in the case of redemption, the giving of the notice would have been deemed to be a Restricted Payment at such time and such deemed Restricted Payment would have been permitted at such time);
(b)the Borrower may declare or make a Restricted Payment with respect to its Equity Interest payable solely in Qualified Equity Interests or redeem any of its Equity Interests in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests; provided that the issuance of such Equity Interests shall not be duplicative of any such issuance of such Equity Interests included in any determination of the Available Amount;
(c)repurchase, redemption or other acquisition for value by the Borrower of, Equity Interests of the Borrower or any publicly traded entity that is a direct or indirect parent of Borrower held by officers, directors or employees or former officers, directors or employees of the Borrower or any publicly traded entity that is a direct or indirect parent of Borrower and any Restricted Subsidiary (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed the greater of $3,250,000 and 2.5% of Consolidated EBITDA during any twelve consecutive months (with unused amounts in any period being carried over to succeeding periods); provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any current or former officer, director or employee (or any permitted transferees thereof) of the Borrower or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of such entity from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of this Agreement;
(d)(A) repurchases of Equity Interests of the Borrower or any other entity that is a direct or indirect parent of Borrower (a) deemed to occur upon the exercise of stock options, warrants, or similar rights if the Equity Interests represent all or a portion of the exercise price thereof or (b) in connection with the satisfaction of any withholding Tax obligations incurred relating to the vesting or exercise of stock options, warrants, restricted stock units or similar rights and (B) to the extent constituting Restricted Payments, any distribution or other payment from the Borrower to Parent, or any other entity that is a direct or indirect parent of the Borrower, to reimburse Parent (or any such parent entity) for the value of the Equity Interests of Parent (or any such parent entity) issued in connection with the employee compensation programs described in the foregoing clauses (a) and (b) and other employee compensation programs (including programs in respect of stock options, warrants, restricted stock units and similar rights), including any Taxes, costs and expenses incurred by Parent (or any such parent entity);
(e)any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Equity Interests of the Borrower (other than Qualified Equity Interests issued or sold to a Restricted Subsidiary of the Borrower or an employee stock ownership plan or to a trust established by the Borrower or any of its Restricted Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Borrower from its stockholders; provided that such net cash proceeds shall not be duplicative of any such net cash proceeds included in the determination of the Available Amount;
(f)payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries that complies with the provisions of Section 6.03;

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(g)any Restricted Subsidiary may declare or make a Restricted Payment with respect to the Equity Interests of such Restricted Subsidiary to the Borrower or any other Restricted Subsidiary (and, in the case of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, to each owner of Equity Interests of such Restricted Subsidiary such that the Borrower or Restricted Subsidiary receives at least its pro rata share of such dividend or distribution);
(h)Restricted Payments in an aggregate amount not to exceed the greater of (x) $32,500,000 and (y) 25.0% of Consolidated EBITDA for the then most recently ended Test Period;
(i)Restricted Payments made to Parent (or any direct or indirect parent thereof) to pay any and all operating expenses (including, for the avoidance of doubt, payroll expense attributable to its ownership and operation of Parent (or any direct or indirect parent thereof), the Borrower and its subsidiaries and the maintenance of its existence as a public company (including corporate overhead));
(j)Restricted Payments so long as after giving effect thereto on a pro forma basis, (i) the Total Net Leverage Ratio is equal to or less than 3.50 to 1.00 and (ii) no Default shall have occurred and be continuing;
(k)the Borrower and its Restricted Subsidiaries may make Restricted Payments to any direct or indirect parent of the Borrower or such Restricted Subsidiary:
(i)the proceeds of which will be used to pay the consolidated, combined or similar income tax liability of such parent’s income tax group that is attributable to the income of the Borrower, such Restricted Subsidiary and/or any of their respective subsidiaries; provided that (x) no such payments with respect to any taxable period shall exceed the lesser of (1) the amount of such income tax liability that would have been imposed on the Borrower, such Restricted Subsidiary and/or the applicable subsidiaries for such taxable period had such entity(ies) filed as a stand-alone corporation or a stand-alone consolidated tax group, as applicable, for all applicable taxable periods, and (2) the net amount of the relevant income tax that the parent’s income tax group actually owes to the appropriate taxing authority and (y) any such payments attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for such purpose;
(ii)the proceeds of which shall be used to pay such equity holder’s operating costs and expenses, other overhead costs and expenses and fees, in each case, which are directly attributable to the ownership or operations of the Borrower and its subsidiaries; or
(iii)the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Borrower to the extent such salaries, bonuses, other benefits and indemnities are directly attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;
(l)any Junior Debt Restricted Payments; provided that after giving effect thereto on a pro forma basis (x) the Total Net Leverage Ratio is equal to or less than 3.50 to 1.00 or does not increase and (y) no Default shall have occurred and be continuing;
(m)Junior Debt Restricted Payments in an aggregate amount not to exceed the greater of (x) $52,000,000 and (y) 40.0% of Consolidated EBITDA for the then most recently ended Test Period;
(n)Restricted Payments in an amount not to exceed the portion of the Available Amount on the date of such election that the Borrower elects to apply to this Section 6.05(n); provided that (x) after giving effect thereto on a pro forma basis no Event of Default shall have occurred and be continuing and (y) solely with respect to usage of clause (b) of the definition of “Available Amount”, the Borrower shall be in compliance with Section 6.10 as of the most recently ended Test Period on a pro forma basis (whether or not the Testing Condition is satisfied).
For purposes of determining compliance with this Section 6.05, (i) any Restricted Payment need not be made solely by reference to one category of described in this Section 6.05 but may be made under any combination of such categories (including in part under one such category and in part under any other such category) and (ii) in the event that Restricted Payments made pursuant to this Section 6.05 meets the criteria of more than one of the categories of Restricted Payments described in this Section 6.05, the Borrower, in its sole discretion, shall classify, or later divide, classify or reclassify (as if incurred at such later time) such Restricted Payment and may include the amount and type of such Restricted Payment in one or more of the clauses of this Section 6.05 (including in part under one such clause and in part under another such clause).

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Section 6.06Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions (including amendments or modifications to prior or existing transactions) with, any of its Affiliates involving payment or consideration in excess of the greater of (x) $7,800,000 and (y) 6.0% of Consolidated EBITDA for the then most recently ended Test Period, except:
(a)for transactions at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, as determined by the Borrower (or in the event there are no comparable transactions involving persons who are not Affiliates of the Borrower or the relevant Restricted Subsidiary to apply for comparative purposes, on terms that, taken as a whole, the Borrower has determined to be fair to the Borrower or the relevant Restricted Subsidiary);
(b)transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate;
(c)pursuant to, as determined by the Borrower, reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, and stock compensation plans) and indemnification arrangements and performance of such arrangements;
(d)any Restricted Payment permitted by Section 6.05 and any transaction permitted by Sections 6.04 and 6.03;
(e)ordinary course overhead arrangements in which any Restricted Subsidiary or Unrestricted Subsidiary participates;
(f)any Investment permitted by Section 6.11;
(g)(x) any agreement or arrangement in effect on the Closing Date and any amendment or replacement thereof that is not more disadvantageous to the Lenders in any material respect than the agreement or arrangement in effect on the Closing Date, as determined in good faith by the Borrower; (y) any agreement or arrangement between the Borrower or any of its Restricted Subsidiaries on the one hand and any direct or indirect parent of Borrower on the other hand of a type that is customarily entered into by a publicly traded entity or its subsidiaries and a publicly traded parent of such entity (or a subsidiary of such publicly traded parent), as determined in good faith by the Borrower, or (z) any transaction pursuant to any agreement or arrangement referred to in the immediately preceding clause (x) or clause (y);
(h)any transaction with a joint venture or similar entity which would be subject to this Section 6.06 solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity;
(i)any transaction entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Borrower or a Restricted Subsidiary;
(j)any transaction with an Affiliate where the only consideration paid by the Borrower or any Restricted Subsidiary is Qualified Equity Interests;
(k)the issuance or sale of any Qualified Equity Interests;
(l)any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, in each case pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business;
(m)any employment agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and the transactions pursuant thereto; and
(n)transactions related to any Permitted Securitization.
Section 6.07Changes in Fiscal Periods. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, change its fiscal year to end on a day other than December 31 or change its method of determining fiscal quarters.
Section 6.08Sales and Leasebacks. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any Person (other than the Borrower or a Restricted Subsidiary)

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providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or any Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any Restricted Subsidiary unless (i) the lease in such arrangement is a capital lease and such capital lease may be entered into at such time pursuant to Sections 6.01 and 6.02 or (ii) the lease in such arrangement is not a capital lease and the aggregate proceeds from such arrangement and other such arrangements since the Closing Date do not exceed the greater of (x) $13,000,000 and (y) 10.0% of Consolidated EBITDA for the then most recently ended Test Period after giving effect thereto on a pro forma basis.
Section 6.09Clauses Restricting Subsidiary Distributions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Equity Interests held by the Borrower or a Restricted Subsidiary, (b) make loans or advances or pay any Indebtedness or other obligation owed to the Borrower or any Subsidiary Guarantor or transfer any of its assets to the Borrower or any Subsidiary Guarantor, except for such encumbrances or restrictions existing under or by reason of:
(i)any encumbrances or restrictions existing under this Agreement and the other Loan Documents;
(ii)encumbrances or restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the capital stock or assets of such Restricted Subsidiary;
(iii)encumbrances or restrictions under any agreement governing Capital Lease Obligations secured by Liens permitted by Section 6.02, so long as such restrictions apply only to the assets subject to such Liens or relating to such Capital Lease Obligations, as the case may be;
(iv)encumbrances or restrictions under any agreement listed on Schedule 6.09 as in effect on the Closing Date;
(v)encumbrances or restrictions under any agreement of any Person that becomes a Restricted Subsidiary after the Closing Date that existed prior to the time such Person became a Restricted Subsidiary; provided that such restrictions are not created in contemplation of or in connection with such acquisition;
(vi)any other instrument or agreement entered into after the Closing Date that contains encumbrances and restrictions that, as determined by the Borrower, will not materially adversely affect the Borrower’s ability to make payments on the Loans;
(vii)encumbrances or restrictions existing under or by reason of applicable law, regulation or order;
(viii)non-assignment provisions of any contract or lease entered into in the ordinary course of business;
(ix)encumbrances or restrictions imposed under any agreement to sell assets, including Qualified Equity Interests of such Restricted Subsidiary, permitted under this Agreement to any Person pending the closing of such sale;
(x)encumbrances or restrictions relating to any Lien permitted under this Agreement imposed by the holder of such Lien that limit the right of the relevant obligor to transfer assets that are subject to such Lien;
(xi)encumbrances or restrictions relating to any Lien on any asset or property at the time of acquisition of such asset or property by the Borrower or any Restricted Subsidiary;
(xii)customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, shareholder agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture, corporation or similar Person;
(xiii)encumbrances or restrictions on cash or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business;

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(xiv)Indebtedness incurred in compliance with Section 6.01(c) that imposes restrictions of the nature described in clause (c) above on the assets acquired;
(xv)with respect to clause (c) only, any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests, licenses, joint venture agreements and agreements similar to any of the foregoing to the extent such provisions restrict the transfer of the property subject to such leases, licenses, joint venture agreements or similar agreements;
(xvi)with respect to clause (c) only, any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;
(xvii)any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, agreements, instruments or obligations referred to in this Section 6.09; provided that, as determined by the Borrower, such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings (a) are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings or (b) will not materially adversely affect the Borrower’s ability to make payments on the Loans;
(xviii)encumbrances or restrictions in the documentation with respect to the Senior Notes;
(xix)any encumbrances or restrictions in agreements arising as a result of or related to any Permitted Securitization (including in respect of Standard Securitization Undertakings);
(xx)any encumbrance or restriction contained in other Indebtedness of any Group Member that is incurred subsequent to the Closing Date pursuant to Section 7.01, provided that (x) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payments under this Agreement (as determined by the Borrower in good faith) or (y) such encumbrances and restrictions contained in any agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement (as determined by the Borrower in good faith);
(xxi)any encumbrance or restriction contained in secured Indebtedness otherwise permitted to be incurred pursuant to Sections 7.01 and 7.02 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness.
Section 6.10Total Net Leverage Ratio. As of the last day of any Test Period ending on or after December 31, 2025, if the Testing Condition is satisfied, then the Borrower will not permit the Total Net Leverage Ratio as of the last day of such Test Period to exceed 4.00 to 1.00.
Section 6.11Investments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any advance, loan, extension of credit (by way of Guarantee or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or incur any Unrestricted Subsidiary Support Obligations with respect to, any other Person (all of the foregoing, “Investments”) except:
(a)extensions of trade credit and credit to customers in the ordinary course of business;
(b)Investments in cash and Cash Equivalents and Investments that were Cash Equivalents when made;
(c)loans and advances to directors, employees and officers of the Borrower or any Restricted Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate principal amount for the Borrower and its Restricted Subsidiaries not to exceed the greater of $3,250,000 and 2.5% of Consolidated EBITDA at any one time outstanding;
(d)Investments made by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary or any Person who becomes a Restricted Subsidiary in connection with such Investment;
(e)Investments made at any time if, after giving pro forma effect thereto, (i) the Total Net Leverage Ratio is equal to or less than 3.50 to 1.00 and (ii) no Event of Default shall have occurred and be continuing;

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(f)any Investment (x) existing on the Closing Date or (y) made pursuant to binding commitments existing on the Closing Date and, in the case of clause (y), disclosed to the Lenders in writing on the Closing Date;
(g)Investments not prohibited by Section 6.05;
(h)Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount not to exceed the greater of (x) $45,500,000 or (y) 35.0% of Consolidated EBITDA for the then most recently ended Test Period;
(i)Guarantees not prohibited by Section 6.01;
(j)Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower; provided that the issuance of such Equity Interests shall not be duplicative of any such issuance of such Equity Interests included in any determination of the Available Amount;,
(k)chattel paper and notes receivable arising from the sale or lease of goods or the performance of services in the ordinary course of business;
(l)Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, suppliers and customers arising in the ordinary course of business;
(m)other Investments in an amount not to exceed at any one time outstanding the greater of (x) $65,000,000 or (y) 50.0% of Consolidated EBITDA for the then most recently ended Test Period;
(n)Investments arising out of the receipt by the Borrower or a Restricted Subsidiary of noncash consideration for the sale of assets permitted under Section 6.04;
(o)Guarantees by the Borrower or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or Restricted Subsidiary in the ordinary course of business;
(p)lease, utility and other similar deposits in the ordinary course of business;
(q)Investments by the Borrower and its Restricted Subsidiaries, if the Borrower or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment under Section 6.05(h) or (m) in such amount; provided that the amount of any such Investment shall be deemed to be a Restricted Payment (or Junior Debt Restricted Payment, as applicable) under the applicable clause for all purposes under this Agreement;
(r)Investments in Unrestricted Subsidiaries (i) arising in the ordinary course of business related to cash management, payroll, accounts payable, insurance and other similar expenses, which in the Borrower’s good faith determination will be promptly reimbursed by such Unrestricted Subsidiaries or (ii) consisting of the Equity Interests or assets of an Unrestricted Subsidiary; provided that any such Investment made in reliance on this clause (ii) shall not increase availability under Section 6.11(h), (l) or (s) if the original Investment in such Unrestricted Subsidiary was made in reliance on Section 6.11(h), (l) or (s);
(s)[reserved];
(t)Investments in an amount not to exceed the portion of the Available Amount on the date of such election that the Borrower elects to apply to this Section 6.11(s); provided that after giving effect thereto on a pro forma basis no Event of Default shall have occurred and be continuing; and
(u)Investments (i) consisting of Dispositions of Securitization Assets or arising as a result of or in connection with any Permitted Securitization or (ii) that are captured by, added to the value of or consisting of the Seller’s Retained Interests in connection with any Permitted Securitization.
For purposes of determining compliance with this Section 6.11, (i) any Investment need not be made solely by reference to one category of described in this Section 6.11 but may be made under any combination of such categories (including in part under one such category and in part under any other such category) and (ii) in the event that Investments made pursuant to this Section 6.11 meets the criteria of more than one of the categories of Investments described in this Section 6.11, the Borrower, in its sole discretion, shall classify, or later divide, classify

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or reclassify (as if incurred at such later time) such Investments and may include the amount and type of such Investments in one or more of the clauses of this Section 6.11 (including in part under one such clause and in part under another such clause). The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option, but not below zero) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.
Notwithstanding anything to the contrary in this Section 6.11, the Borrower and the Restricted Subsidiaries shall not, directly or indirectly, sell or otherwise transfer any Material Intellectual Property to any Unrestricted Subsidiary.
Article VII

Events of Default
Section 7.01Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in this Agreement or any other Loan Document or any amendment, modification or waiver in respect thereof, or in any certificate furnished pursuant to this Agreement or any other Loan Document or any amendment, modification or waiver in respect thereof, shall prove to have been incorrect in any material respect when made or deemed made and, to the extent capable of being cured, such representation, warranty, certification or statement of fact is not corrected or clarified within 30 days after it was initially made;
(d)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI; provided that unless any Incremental Term Facility expressly provides otherwise, the Borrower’s failure to perform or observe the covenant set forth in Section 6.10 shall not constitute an Event of Default for purposes of any Term Facilities unless and until the Required Financial Covenant Lenders have actually declared all such obligations to be immediately due and payable in accordance with the Loan Documents and such declaration has not been rescinded on or before the date on which the Lenders in respect of the Term Facilities declare an Event of Default in connection therewith pursuant to another clause of this Section 7.01 (the “Term Loan Standstill Period”);
(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party (other than those specified in clause (a), (b), (c) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(f)the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after any applicable grace period therefor;
(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of or Recovery Event with respect to the property or assets securing such Indebtedness, (y) events of default, termination events or any other similar event under the documents governing Hedging Obligations for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder or (z) Indebtedness that upon the happening of any such default or event automatically converts into Equity Interests (other than Disqualified Equity Interests) in accordance with its terms; provided, further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any termination of the Revolving Commitments or acceleration of the Loans pursuant to this Section 7.01;

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(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not adequately covered by insurance) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;
(k)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(l)at any time, any Collateral Document shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing, or any security interest purported to be created by any Collateral Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as required by this Agreement or the relevant Collateral Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection results from (A) the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, (B) the Collateral Agent no longer having possession of certificates actually delivered to it representing securities pledged under the Security Agreement or (C) a Uniform Commercial Code filing having lapsed because a Uniform Commercial Code continuation statement was not filed in a timely manner (except, in each case, as permitted under the Loan Documents); provided that, in the case of any failure of a security interest to be valid and perfected, no Event of Default shall occur under this Section 7.01(l) if (i) a valid security interest shall be perfected on such Collateral within five Business Days and (ii) following such five Business Day period, the rights, powers and privileges of the Secured Parties shall not be materially adversely affected by such failure;
(m)this Agreement or the Guarantee Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing, except as permitted under the Loan Documents; or
(n)Change of Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders (or, unless any Incremental Term Facility provides otherwise, to the extent such Event of Default solely comprises an Event of Default arising from the Borrower’s failure to perform or observe the covenant set forth in Section 6.10, prior to the expiration of the Term Loan Standstill Period, at the request of the Required Financial Covenant Lenders only, and in such case only with respect to the Revolving Commitments, Revolving Loans and any Letters of Credit) shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable during the continuation of such event) by the Borrower, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind (other than notice from the Administrative Agent), all of which are hereby waived by the

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Borrower and (iii) require all outstanding Letters of Credit to be cash collateralized in accordance with Section 2.17(k); provided, that neither the Administrative Agent nor, for the avoidance of doubt, any Lender, may exercise any remedies or otherwise take any other action with respect to any Default or Event of Default for which notice has been provided to the Administrative Agent or Lenders, or otherwise reported publicly, more than two years prior to such exercise of remedies or other action; provided, further that such two year limitation shall not apply if (i) the Administrative Agent has commenced any remedial action in respect of any such Event of Default or (ii) any Loan Party has actual knowledge of such Default or Event of Default and failed to notify the Administrative Agent as required hereby; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section 7.01, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Additionally, no Default or Event of Default (including any default or event of default (or similar term) resulting from a failure to provide notice of a default or event of default) shall be deemed not to “exist” or be “continuing” if (i) with respect to any default or event of default that occurs due to a failure by the Borrower or any of its Subsidiaries to take any action (including taking any action by a specified time), the Borrower or such Subsidiary takes such action, or (ii) with respect to any default or event of default that occurs due to the taking of any action by the Borrower or any of its Subsidiaries that is not then permitted under this Agreement, on the earlier to occur of (A) the date such action would be permitted to be taken hereunder pursuant to an applicable amendment or waiver permitting such action, or otherwise, and (B) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time (including after giving effect to any amendments or waivers); provided that any Default or Event of Default resulting from the failure to deliver a notice of default or event of default shall cease to exist and be cured in all respects if the underlying Default or Event of Default giving rise to such notice requirement shall have ceased to exist and/or be cured unless the Borrower or such Subsidiary had actual knowledge of such failure to provide such notice at the time that it failed to timely deliver such notice.
Notwithstanding anything to the contrary herein, in connection with any determination as to whether the Required Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than a Regulated Bank, a Revolving Lender or their respective Affiliates) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders (in each case unless otherwise agreed to by the Borrower). For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrower or other Loan Parties or any instrument issued or guaranteed by any of the Borrower or other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create (1) a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction or (2) (x) a long position with respect to the Loans and/or Commitments if such Lender is a protection seller or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative

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transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrower, other Loan Parties, Parent (or any other publicly traded entity that is a direct or indirect parent of Borrower) (or any of their successors) is designated as a “Reference Entity” under the terms of such derivative transactions and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create (x) a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrower, other Loan Parties, or Parent (or any other publicly traded entity that is a direct or indirect parent of Borrower) and (y) a long position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction pursuant to which the Lender provides protection in respect to the Loans or the Commitments, or as to the credit quality of any of the Borrower, other Loan Parties, or Parent (or any other publicly traded entity that is a direct or indirect parent of Borrower), other than, in each case, as part of an index so long as (1) such index is not created, designed, administered or requested by such Lender and (2) the Borrower, other Loan Parties, or Parent (or any other publicly traded entity that is a direct or indirect parent of Borrower) and any instrument issued or guaranteed by any of the Borrower, other Loan Parties, or Parent (or any other publicly traded corporation that is a direct or indirect parent of Borrower) collectively, shall represent less than 5% of the components of such index.
In connection with any such determination, each Lender (other than a Regulated Bank or a Revolving Lender) shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Administrative Agent shall be entitled to conclusively rely on each such representation and deemed representation and shall have no duty to (x) inquire as to or investigate the accuracy of any such representation or deemed representation, (y) verify any statements in any officer’s certificates delivered to it or (z) otherwise ascertain or monitor whether any Lender or prospective Lender is a Net Short Lender or make any calculations, investigations or determinations with respect to any derivative contracts and/or net short positions). Without limiting the foregoing, the Administrative Agent shall not (A) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to the Net Short Lenders or (B) have any liability with respect to or arising out of any assignment or participation of Loans to any Net Short Lender.
Article VIII

The Administrative Agent and the Collateral Agent
Section 8.01Appointment and Authorization. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints the Collateral Agent as its agent and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. All references in this Article VIII to the Administrative Agent shall include the Collateral Agent.
Section 8.02Administrative Agent and Affiliates. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Restricted Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
Section 8.03Action by Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or 9.03), and (c) except as expressly set forth herein, the Administrative Agent shall not

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have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or 9.03) or otherwise, in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered under or in connection with this Agreement or any other Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the existence of any Collateral or validity, perfection or priority of any Liens thereon.
Section 8.04Consultation with Experts. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 8.06Successor Administrative Agent. The Administrative Agent may resign at any time upon 30 days prior written notice to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Section 8.07Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. Each Lender further acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.
Section 8.08Lead Arrangers. Notwithstanding anything to the contrary herein, none of the Lead Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, if applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lead Arrangers in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.
Section 8.09Tax Indemnification by the Lenders. To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.14, each

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Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, all Taxes and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from any amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), whether or not such Tax was correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or from any other sources against any amount due the Administrative Agent under this Section 8.09. The agreements in this Section 8.09 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 8.09, include any Issuing Bank.
Section 8.10Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments or this Agreement;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90- 1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96- 23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

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Section 8.11Acknowledgements of Lenders and Issuing Banks.
(a)Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
(c)(i) Each Lender and Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank in writing that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.11(c) shall be conclusive, absent manifest error.
(i)Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(ii)Each party hereto hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Bank that has received such Payment (or portion

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thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
(iii)Each party’s obligations under this Section 8.11(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
Section 8.12Borrower Communications.
(a)The Administrative Agent, the Lenders and the Issuing Bank agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(b)Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, the Issuing Bank and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the administrators, representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(c)THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT, ANY LOAN PARTY, ANY SUBSIDIARY OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, THE ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.
(d)Each of the Lenders, the Issuing Bank and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(e)Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Article IX

Miscellaneous
Section 9.01Notices.
(a)All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy) (unless otherwise specifically permitted in this Agreement), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or telephone notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an Administrative

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Questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:
Borrower:    Angi Group, LLC
3601 Walnut Street, Suite 700
Denver, Colorado 80205
Attn: Chief Legal Officer, Corporate Secretary
Telephone: (720) 954-3469 EXT 973
Email: Legal@angi.com; andrew.russakoff@angi.com; nick.stoumpas@angi.com
With a copy to (which shall not constitute notice):    Sidley Austin LLP
    2021 McKinney Avenue, Suite 2000
    Dallas, Texas 75201
    Attention: Kristen Smith
    Email: Kristen.smith@sidley.com
Administrative Agent:    JPMorgan Chase Bank, N.A.
383 Madison Avenue, 24th Floor
New York, New York 10179
Attention: Matthew Cheung
Telephone: (212) 270-5282
Fax: (212) 270-3279
With a copy to (which shall not constitute notice):    Paul Hastings LLP
    200 Park Avenue
    New York, New York 10166
    Attention: Corey Wright
    Email: coreywright@paulhastings.com
    For operational matters, Lenders can refer to the address provided in the Administrative Questionnaire.
(b)Notices, financial statements and similar deliveries and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent (including by posting on IntraLinks) or Approved Borrower Portals (as applicable); provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Section 9.02Waivers; Amendments.
(a)No failure or delay by the Administrative Agent, the Collateral Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)Neither this Agreement nor any provision hereof may be waived, amended, amended and restated or modified except as provided in Sections 2.02, 2.11, 2.19 and 2.20 or pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent

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with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (but not the Required Lenders) (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of (or amendment to the terms of) any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (but not the Required Lenders) (it being understood that (w) the waiver of (or amendment to the terms of) any mandatory prepayment of Term Loans shall not constitute a reduction in the principal amount of any Loan, (x) the waiver of any obligation to pay interest at the default rate pursuant to Section 2.10(c) shall not constitute a reduction in the rate of interest and (y) any change to the definition of Total Net Leverage Ratio shall not constitute a reduction in any rate of interest or any fees based thereon) (provided, however, that only the consent of the Required Lenders shall be necessary to amend Section 2.10(c) or to waive any obligation of the Borrower to pay interest at the default rate set forth therein), (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby (but not the Required Lenders) (it being understood that (w) the waiver of (or amendment to the terms of) any mandatory prepayment of Term Loans shall not constitute a reduction in the principal amount of any Loan, (x) the waiver of any obligation to pay interest at the default rate pursuant to Section 2.10(c) shall not constitute a reduction in the rate of interest and (y) any change to the definition of Total Net Leverage Ratio shall not constitute a reduction in any rate of interest or any fees based thereon) (provided, however, that only the consent of the Required Lenders shall be necessary to amend Section 2.10(c) or to waive any obligation of the Borrower to pay interest at the default rate set forth therein), (iv) change Section 2.15 in a manner that would have the effect of altering the pro rata distribution or sharing or order of application of payments required thereby or any provision requiring the pro rata funding of Loans, without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), (v) except as provided in Section 9.16, as in effect on the Closing Date, release all or substantially all of the Collateral securing the Obligations or all or substantially all of the value of the Guarantees provided by the Subsidiary Guarantors taken as a whole without the written consent of each Lender, (vi) adversely affect the rights of any Class in respect of payments due to Lenders of such Class in a manner different to the effect of such amendment, waiver or consent on any other Class without the written consent of the Required Lenders of such Class (it being understood that the Required Lenders may waive, in whole or in part, any prepayment of Loans hereunder so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered), (vii) change any of the provisions of this Section or the definition of “Required Lenders,” “Required Financial Covenant Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided that such provisions may be amended or amended and restated pursuant to the establishment of Incremental Term Loans pursuant to Section 2.02 in order to restrict affiliated lenders and other persons from being included in such definitions, (viii) change the definition of “Alternative Currency,” without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be or (ix) other than in connection with any “debtor-in-possession” financing or use of the Collateral in any insolvency proceeding (or, in each case, similar financing arrangements in insolvency proceedings in non-U.S. jurisdictions), without the consent of each Lender, (x) contractually subordinate, or have the effect of subordinating, any Loans or other Obligations under this Agreement and the other Loan Documents in right of payment to any other Indebtedness of the Borrower and Guarantors and/or (y) contractually subordinate, or have the effect of subordinating, the Liens securing the Loans and other Obligations under this Agreement and the other Loan Documents on a material portion of the Collateral to Liens on a material portion of the Collateral securing other Indebtedness or other obligations (any such other Indebtedness or other obligations, to which such Loans and Obligations under this Agreement and the other Loan Documents or such Liens securing any of the Loans and other Obligations under this Agreement and the other Loan Documents, as applicable, are subordinated (it being understood that this clause (ix) shall not override the permission for (x) Indebtedness or Liens expressly permitted by this Agreement and the other Loan Documents as in effect on the Closing Date or (y) any other Indebtedness, so long as such Indebtedness is offered ratably to all Lenders on the same terms and conditions (other than bona fide backstop fees and similar fees and reimbursement of reasonable and documented out-of-pocket counsel fees and other similar expenses in connection with the negotiation of the terms of such transaction).
(c)Notwithstanding the foregoing, modifications to the Loan Documents may be made (including by amendment and restatement) with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to effectuate any Incremental Facilities, Refinancing Term Loans, Replacement Revolving Facility Commitments, Replacement Revolving Loans, Extended Revolving Commitments and Extended Revolving Loans in a manner consistent with Sections 2.02, 2.19 and 2.20 and as may be necessary to establish such Incremental Facilities, Refinancing Term Loans, Extended Revolving Commitments, Extended Term Loans, Replacement Revolving Facility Commitments, Replacement Revolving Loans or Extended Revolving Loans as a separate Class or tranche from any existing Term Loans, Revolving Commitments or Revolving Loans,

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as applicable, and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately or (B) to cure any ambiguity, omission, error, defect or inconsistency and, in each case under this clause (B), such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten Business Days following receipt of notice thereof. The Collateral Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel (including to add Subsidiary Guarantors organized outside of the United States and related Collateral), (ii) to correct or cure ambiguities, omissions, mistakes or defects or (iii) to cause such Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents.
(d)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, unless otherwise set forth in any Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment with respect to the Class of Loans and Commitments established thereby, only the consent of (1) the Required Financial Covenant Lenders shall be necessary to (A) waive or consent to a waiver of an Event of Default under Section 7.01(d) (solely with respect to Section 6.10) or (B) modify or amend Section 6.10 (including, in each case, the component definitions thereof, solely to the extent such definitions are used in such Section (but not otherwise)) or this clause (d) or (2) the Required Financial Covenant Lenders shall be necessary to amend or waive any condition precedent in Section 4.02 as it relates to any Borrowing of Revolving Loans or issuance of Letters of Credit.
Section 9.03Waivers; Amendments to Other Loan Documents.
(a)No failure or delay by the Administrative Agent or any Lender in exercising any right or power under the Guarantee Agreement or any Collateral Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders under the Guarantee Agreement and any Collateral Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of the Guarantee Agreement or any Collateral Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
(b)Neither the Guarantee Agreement, any Collateral Document nor any provision thereof may be waived, amended, amended and restated or modified except pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and, except as provided in Section 2.02, 2.19, 2.20, 9.02 or in the case of amendments to the Security Agreement described in Section 5.9 thereof, the Required Lenders or by the Loan Parties party thereto and the Administrative Agent or the Collateral Agent with the consent of the Required Lenders; provided that no such agreement shall (i) release all or substantially all of the Collateral (except as provided in Section 9.16) without the written consent of each Lender, (ii) modify the “waterfall” provisions set forth in Section 4.2 of the Security Agreement without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), (iii) release all or substantially all of the Material Domestic Subsidiaries as Subsidiary Guarantors (except as provided in Section 9.16) without the written consent of each Lender or (iv) change any of the provisions of this Section 9.03(b) without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Collateral Agent under the Guarantee Agreement or any Collateral Document without the prior written consent of the Collateral Agent.
(c)Notwithstanding anything to the contrary in any Loan Document, without the consent of any Lender, the Loan Parties and the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, amendment and restatement, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, and to give effect to any intercreditor agreement reasonably satisfactory to the Administrative Agent associated therewith, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.
Section 9.04Expenses; Limitation of Liability Indemnity; Etc.

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(a)Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of one external counsel for the Administrative Agent, the Collateral Agent, the Lead Arrangers, taken as a whole, in connection with the syndication of the Facilities and the preparation, execution, delivery and administration of this Agreement or any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Lenders, including the fees, charges and disbursements of one firm of counsel for the Administrative Agent, the Collateral Agent and the Lenders taken as a whole (and in the case of an actual or perceived conflict of interest, one additional counsel to all such affected Persons, taken as a whole), and to the extent required, one firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and one firm of regulatory counsel, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including their rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)Limitation of Liability. To the extent permitted by applicable law, (i) the Borrower hereby waives any claim against the Administrative Agent, the Collateral Agent any Lead Arranger, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any losses, claims, damages or liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet) except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Lender-Related Person and (ii) the parties shall not assert, and each hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing in this clause (b) is intended to relieve the Borrower of any obligation it may otherwise have to indemnify any Indemnitee against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(c)Indemnity. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented or invoiced out-of-pocket fees, expenses, disbursements and other charges of one firm of counsel for all Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing has retained its own counsel, of another firm of counsel for such affected Indemnitee), and to the extent required, one firm or local counsel in each relevant jurisdiction) and one firm of regulatory counsel of any such Indemnitee, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan, Letter of Credit or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Restricted Subsidiaries, (iv) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent, the Collateral Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or that of any of its respective subsidiaries or any of their respective officers, directors, employees or members), (ii) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from a material breach of this Agreement by such Indemnitee or (iii) do not involve or arise from an act or omission by the Borrower or its subsidiaries or any of their respective affiliates, partners, directors, officers, employees, agents, advisors or other representatives and is brought by an Indemnitee solely against one or more other Indemnitees (other than claims against the Administrative Agent, the Collateral Agent, any Lead Arranger in its capacity as such or in its fulfilling such role). Each Indemnitee shall give prompt notice to the Borrower of any claim that may give rise to a claim against the Borrower hereunder and shall consult with the Borrower in the conduct of such Indemnitee’s legal defense of such claim; provided, however, than an Indemnitee’s failure to give such prompt notice to the Borrower

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or to seek such consultation with the Borrower shall not constitute a defense to any claim for indemnification by such Indemnitee unless, and only to the extent that, such failure materially prejudices the Borrower.
(d)Lender Reimbursement. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Total Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(e)Payments. All amounts due under this Section 9.04 shall be payable within ten (10) Business Days after written demand therefor.
(f)This Section 9.04 shall not apply to any Taxes other than Taxes that represent losses, claims, damages, liabilities and expenses resulting from a non-Tax claim.
Section 9.05Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as set forth in Section 6.03(vi), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.05. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.05(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(ii) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“assignee” or “assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent of:
(A)the Borrower (such consent not to be unreasonably withheld or delayed, except for any bona fide competitors of the Borrower and its subsidiaries); provided that no consent of the Borrower shall be required for an assignment (i) of a Revolving Commitment or Revolving Loans to a Revolving Lender, an Affiliate of a Revolving Lender or Approved Fund with respect to a Revolving Lender or (ii) if an Event of Default pursuant to Section 7.01(a), (b), (f) (with respect to the Borrower) or (g) (with respect to the Borrower) has occurred and is continuing, any other assignee (except for any Disqualified Institution);
(B)the Administrative Agent (such consent not to be unreasonably withheld); provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment or Loan to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)each Issuing Bank; provided that the consent of any Issuing Bank shall not be required (i) for any assignment of all or any portion of a Term Loan or (ii) for an assignment of any Revolving Commitment or Loan to an assignee that is an Affiliate of a Lender.
(i)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, (i) the amount of the Revolving Commitments or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or in the case of a Loan in an Alternative Currency, an appropriate corresponding amount as shall be consented to by the Administrative Agent (such consent not be unreasonable withheld)) unless each of the Borrower and Administrative Agent otherwise consent and (ii) the amount of the Term Loan Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided

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that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (f) (with respect to the Borrower) or (g) (with respect to the Borrower) has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Revolving Commitments or Revolving Loans;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee is hereby waived for any assignment to which JPMorgan Chase Bank, N.A. or any of its Affiliates is a party);
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
(E)on the date of such assignment, the assignee of a Revolving Commitment must be able to fund Revolving Loans in all Alternative Currencies; and
(F)the assignee shall not be (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries except in accordance with clause (e) below, (ii) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person) or (iii) a Disqualified Institution.
For the purposes of this Section 9.05(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender of the applicable Class, (b) an Affiliate of a Lender of the applicable Class or (c) an entity or an Affiliate of an entity that administers or manages a Lender of the applicable Class.
(ii)Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.05 shall be null and void.
(iii)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and related interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s own interests only), at any reasonable time and from time to time upon reasonable prior notice.
(iv)Upon its receipt of a duly completed Assignment and Assumption with respect to a permitted assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (unless waived), and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

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(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks, institutions or other entities (other than a Disqualified Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) or the first proviso to Section 9.03(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations of such Sections; provided that any documentation required to be provided pursuant to Section 2.14(e) shall be provided solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding or other governmental inquiry to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(i)A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other applicable central bank that governs or regulates the activities of such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans to an Affiliated Lender on a non-pro rata basis (i) through “Dutch auctions” open to all Lenders holding the relevant Term Loans, on a pro rata basis or (ii) through open market purchases, in each case with respect to clauses (i) and (ii), without the consent of the Administrative Agent or any other Person, subject to the following limitations:
(i)the Borrower and each Affiliated Lender hereby agrees that if a case under Title 11 of the Bankruptcy Code is commenced against the Borrower, such Affiliated Lenders, with respect to any plan of reorganization that does not adversely affect any Affiliated Lender in any material respect as compared to other Lenders of the same tranche, shall be deemed to have voted in the same proportion as the Lenders of the tranche that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code.
(ii)notwithstanding anything herein or in any of the other Loan Documents to the contrary, Affiliated Lenders shall not receive information provided solely to Lenders by the Administrative Agent or any Lender (except to the extent such information has been made available to the Borrower or its representatives) and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors at which representatives of the Borrower are not present;

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(iii)at the time any Affiliated Lender is making purchases of Term Loans it shall enter into an Affiliated Lender Assignment and Assumption;
(iv)no Event of Default shall have occurred and be continuing at the time of acceptance of bids for the “Dutch auction” or entry into a binding agreement with respect to open market purchases;
(v)any purchases or assignments of Loans by an Affiliated Lender made through “Dutch auctions” shall be conducted pursuant to procedures to be established by the Administrative Agent and the Borrower that are consistent with this Section 9.05(e);
(vi)any Term Loans assigned to the Borrower or any of its Subsidiaries shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;
(vii)no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to Parent (or any direct or indirect parent thereof), the Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any assignment or purchase permitted by this Section 9.05(e); and
(viii)Affiliated Lenders may not hold more than 25% of the total amount of Term Loans and Commitments of any Class hereunder.
(f)Disqualified Institutions; Non-Qualified Persons.
(i)No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or participating, as applicable, Lender entered into a binding agreement to sell and assign or participate in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by any Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.
(ii)If any assignment or participation is made to any Disqualified Institution without the Parent Borrower’s prior written consent in violation of clause (f)(i) above or to any Affiliate of a Disqualified Institution, or if any Person becomes a Disqualified Institution or an Affiliate thereof after the applicable Trade Date, the Parent Borrower may upon notice to the applicable Disqualified Institution or Affiliate and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution or Affiliate and cause the relevant Borrower to repay all Obligations owing to such Disqualified Institution or Affiliate in connection with such Revolving Commitment, (B) in the case of any outstanding Term Loans held by Disqualified Institutions or their respective Affiliates, purchase or prepay (or cause the relevant Borrower to purchase or prepay) such Term Loan by paying the lowest of (x) the par value of the principal amount thereof, (y) the amount that such Disqualified Institution or its Affiliate paid to acquire such Term Loans and (z) the most recent trading price of such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder on such Loans and/or (C) require such Disqualified Institution or Affiliate to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interest, rights and obligations under this Agreement to one or more assignees at the lowest of (x) the par value of the principal amount thereof, (y) the amount that such Disqualified Institution or its Affiliates paid to acquire such Revolving and/or Term Loans and (z) the most recent trading price of such Revolving and/or Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder in respect thereof; provided that if any Lender (including any Disqualified Institution or Affiliate thereof) does not execute and deliver an Assignment and Assumption to the Administrative Agent by the later of (a) the date the replacement Lender executes and delivers such Assignment and Assumption to the Administrative Agent and (b) the date as of which the Disqualified Institution or Affiliate shall be paid by the assignee lender (or, at its option, a Borrower) the amount required pursuant to this Section 9.05(f)(ii), then such Disqualified Institution or such Affiliate shall be deemed to have executed and delivered such Assignment and Assumption and consented to the

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Administrative Agent effectuating any assignment in full of such Lender’s interests hereunder and taking any such actions as appropriate to facilitate the foregoing.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions or any of their Affiliates (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by or on behalf of the Borrower or its Subsidiaries, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any waiver, amendment or consent, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution or its Affiliates, as applicable, will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation in connection with a bankruptcy or insolvency proceeding, each Disqualified Institution or its Affiliates, as applicable, party hereto hereby agrees (1) not to vote on such plan of reorganization or plan of liquidation in connection with a bankruptcy or insolvency proceeding, (2) if such Disqualified Institution or its Affiliates, as applicable, does vote on such plan of reorganization or plan of liquidation pursuant to any bankruptcy or insolvency proceeding notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)For the avoidance of doubt, the provisions in Section 9.05(f)(ii) and (iii) applicable to Affiliates of Disqualified Institutions shall not apply to Bona Fide Debt Funds, unless such Bona Fide Debt Fund is otherwise a Disqualified Institution pursuant to the definition thereof.
Section 9.06Survival. All covenants, agreements, representations and warranties made by any Loan Parties herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.04 and Article VIII shall survive and remain in full force and effect regardless of the resignation and/or replacement of the Administrative Agent, the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, any assignment of rights by or replacement of a Lender or the termination of this Agreement or any provision hereof.
Section 9.07Counterparts; Integration; Effectiveness.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, the Collateral Agent and the Lead Arrangers constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective as provided in Section 4.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or

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relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, transmission of such Electronic Signatures as described above, and deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent or the Collateral Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it, such consent not to be unreasonably withheld; provided, further, (i) the parties shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of such other party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of any party, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each of the parties hereto hereby agree that (i) for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Collateral Agent the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) each other party hereto may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any other party hereto or any Related Person of any such Person for any losses, claims, damages or liabilities arising solely from reliance by any party hereto on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims, damages or liabilities arising as a result of the failure of the any such Person to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 9.08Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.09Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, Issuing Bank or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender and Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or Issuing Bank may have. Each Lender and Issuing Bank agrees to notify the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 9.10Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by and construed in accordance with the law of the State of New York.
(b)The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by

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suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any other Loan Party or their respective properties in the courts of any jurisdiction.
(c)The Borrower and each other Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.11WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED TO IT, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.12Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.13Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) (with the Administrative Agent and the Lenders responsible for their respective Related Parties’ compliance with this paragraph), (b) to the extent requested by any regulatory or self-regulatory authority (in which case the Administrative Agent or the applicable Lender agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent or the applicable Lender agrees, to the extent practicable and not prohibited by applicable law or regulation, to inform you promptly thereof prior to disclosure), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction or any credit insurance or reinsurance provider relating to the Borrower and its obligations, or (iii) any actual or prospective counterparty (or its Related Parties) to any Securitization transaction, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, an agreement described in clause (f) hereof or other confidentiality obligations owing to the Borrower or its Affiliates or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (i) on a confidential basis to (x) any rating agency in connection with rating the Borrower or any of its subsidiaries or the Loans hereunder, (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or (z) market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the other Loan Documents. For the purposes of this Section, “Information” means all information received from the Borrower or its Affiliates relating to the Borrower, its subsidiaries or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or its Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would reasonably accord to its own confidential information. Notwithstanding anything in this Section

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9.13 to the contrary, in no event shall any disclosure of any Information be made to a Person that is a Disqualified Institution at the time of disclosure (except to the extent set forth in clause (c) above).
Subject to Section 9.18, each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
Subject to Section 9.18, all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
For the avoidance of doubt, nothing in this Section 9.13 shall prohibit any individual Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision regarding suspected violations of laws, rules or regulations to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.13 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
Section 9.14Judgment Currency. If, for the purposes of obtaining judgment or filing a claim in any court, it is necessary to convert a sum due hereunder or claim in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
Section 9.15USA PATRIOT Act and Beneficial Ownership Regulation. Each Lender subject to the Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Beneficial Ownership Regulation, it is hereby required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act and the Beneficial Ownership Regulation and the Borrower agrees to provide to any Lender for the purposes of complying therewith such information as reasonably requested from time to time by such Lender.
Section 9.16Collateral and Guarantee Matters.
(a)The Lenders irrevocably authorize the Administrative Agent and the Collateral Agent to enter into any customary intercreditor agreement or arrangement in form and substance reasonably satisfactory to the Administrative Agent or the Collateral Agent, as applicable, with the holders of any Permitted Secured Ratio Debt (or any agent thereof) permitted under this Agreement that in the good faith determination of the Administrative Agent or Collateral Agent, as applicable, is necessary to effectuate the incurrence of such Indebtedness.
(b)Any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall automatically be released (i) upon the Termination Date, (ii) on such property that is Disposed of or to be Disposed of as part of or in connection with any Disposition (other than a lease or a license) not prohibited hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders, (iv) on such property owned by a Subsidiary Guarantor upon (or substantially simultaneously with) release of such Subsidiary Guarantor from its

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obligations under its Guarantee Agreement pursuant to clause (c) below, (v) upon such property becoming Excluded Collateral or (vi) as expressly provided in the Collateral Documents.
(c)Any Subsidiary Guarantor shall automatically be released from its obligations under the Guarantee Agreement (A) in the event of dissolution of such Person in accordance with the provisions of this Agreement, (B) if such Person is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of this Agreement, upon (or substantially simultaneously with) effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively, (C) if the Obligations are discharged in accordance with the terms of this Agreement or (D) as otherwise expressly provided in the Guarantee Agreement; provided that no such release shall occur with respect to an entity that ceases to be a Restricted Subsidiary if such Subsidiary Guarantor continues to be a guarantor in respect of any Permitted Ratio Debt unless and until such guarantor is (or is being substantially simultaneously) released from its guarantee with respect to such Permitted Ratio Debt.
(d)The Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (c), (d) or (k) of Section 6.02 in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Borrower; provided that prior to any such request, the Borrower shall have delivered to the Administrative Agent a certificate of the Chief Executive Officer, a Vice President or a Financial Officer of the Borrower or any other executive officer of the Borrower certifying (x) that such Lien is not prohibited under this Agreement and (y) that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property.
(e)Upon request by the Administrative Agent or Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or Collateral Agent’s authority to release its interest in particular types or items of property, release any Subsidiary Guarantor from its obligations under the Guarantee Agreement, or enter into an intercreditor agreement pursuant to this Section 9.16. In each case as specified in this Section 9.16, the Administrative Agent and/or Collateral Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Subsidiary Guarantor from its obligations under the Guarantee Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.16.
Section 9.17No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees for itself and on behalf of the Loan Parties that (i) the Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Agent Parties and the Lenders, on the other hand, and the Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agent Parties and the Lenders is and has been acting solely as a principal and is not the agent or fiduciary for the Loan Parties; (iii) the Lead Arrangers, Agent Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Lead Arrangers or the Agent Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (iv) the Agent Parties and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
Section 9.18Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or their respective Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be

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sensitive and proprietary) with respect to the Borrower or the Subsidiaries or any of their respective securities for purposes of United States Federal securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.13, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE LEAD ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR ANY LEAD ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.
Section 9.19Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or Issuing Bank that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.20Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Obligations or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the

LEGAL_US_E # 189704708.7

foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[Remainder of page intentionally left blank; signature pages follow]

LEGAL_US_E # 189704708.7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.
ANGI GROUP, LLC,
as the Borrower
By: /s/ Andrew Russakoff
Name:     Andrew Russakoff
Title:    Chief Financial Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent, a
Lender and Issuing Bank
By: /s/ Andrew Wulff
Name:        Andrew Wulff
Title:        Vice President

[Signature Page to Credit Agreement]

CITIZENS BANK, N.A.,
as a Lender and Issuing Bank
By: /s/ Michael DeVivo
Name:        Michael DeVivo
Title:        Director

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender and Issuing Bank
By: /s/ Blaise Schultheis
Name:    Blaise Schultheis
Title:    Senior Vice President

[Signature Page to Credit Agreement]

BNP PARIBAS
as a Lender
By: /s/ David Berger
Name:        David Berger
Title:        Managing Director
By: /s/ Barbara Nash
Name:        Barbara Nash
Title:        Managing Director

[Signature Page to Credit Agreement]

TRUIST BANK
as a Lender
By: /s/ Graham Brown
Name:    Graham Brown
Title:    Director

[Signature Page to Credit Agreement]

[Schedules omitted.]

EXHIBIT A
FORM OF
ASSIGNMENT AND ASSUMPTION
Reference is made to the Credit Agreement, dated as of November 6, 2025 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among ANGI GROUP, LLC (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and the other parties thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:
1.    The Assignor hereby irrevocably sells and assigns to the Assignee, without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from such Assignor, without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”), in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.
2.    The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto.
3.    The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 3.04 and 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (d) represents and warrants that it is not an Affiliated Lender; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, it if is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.14(e) of the Credit Agreement.
4.    The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the

Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
5.    Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of each Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this Assignment and Assumption directly between themselves.
6.    From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and shall be bound by the provisions hereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement (but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.04).
7.    This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

2

Schedule 1
to Assignment and Assumption with respect to
the Credit Agreement, dated as November 6, 2025,
among ANGI GROUP, LLC (the “Borrower”),
the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto
Name of Assignor:
Name of Assignee:
Effective Date of Assignment:
Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitments/Loans for all Lenders	Amount of Commitments/Loans Assigned	Percentage Assigned of Commitments/Loans[2]
	$	$	%
	$	$	%
	$	$	%

[Name of Assignee] By: Name: Title:	[Name of Assignor] By: Name: Title:
[Consented to and]3 Accepted for recordation in the Register:

JPMorgan Chase Bank, N.A., as Administrative Agent
By:
Name:
Title:

[Consented to:]4
[Name of Issuing Bank], as Issuing Bank
By:
Name:
1     Incremental Term Loan Commitments, Incremental Term Loans, Revolving Commitments, Revolving Loans, Incremental Revolving Commitments, Incremental Revolving Loans
2    Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.
3 Signature block to be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement
4 Consent of the Issuing Banks shall not be required for an assignment of all or any portion of a Term Loan.
3

Title:

[Consented to:]5
ANGI GROUP, LLC
By:
Name:
Title:

5 Signature block to be added only if the consent of the Borrower is required by the terms of the Credit Agreement
4

EXHIBIT B

FORM OF
AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION
Reference is made to the Credit Agreement, dated as of November 6, 2025, (as amended, restated, amended and restated, extended supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among ANGI GROUP, LLC (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and the other parties thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:
1.    The Assignor hereby irrevocably sells and assigns to the Assignee, without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from such Assignor, without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”), in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.
2.    The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto.
3.    The Assignee (a) represents and warrants that it is an Affiliated Lender and it is legally authorized to enter into this Affiliated Lender Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 3.04 and 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as an Affiliated Lender including, it if is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.14(e) of the Credit Agreement.
B-1

4.    The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Affiliated Lender Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
5.    Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of each Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this Affiliated Lender Assignment and Assumption directly between themselves.
6.    From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Affiliated Lender Assignment and Assumption, have the rights and obligations of an Affiliated Lender thereunder and shall be bound by the provisions hereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement (but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.04).
7.    This Affiliated Lender Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this Affiliated Lender Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

B-2

Schedule 1
to Affiliated Lender Assignment and Assumption with respect to the Credit Agreement, dated as of November 6, 2025,
among ANGI GROUP, LLC (the “Borrower”),
the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto
Name of Assignor:
Name of Assignee:
Effective Date of Assignment:
Assigned Interest:

Facility Assigned[6]	Aggregate Amount of Commitments/Loans for all Lenders	Amount of Commitments/Loans Assigned	Percentage Assigned of Commitments/Loans[7]
	$	$	%
	$	$	%
	$	$	%

[Name of Assignee] By: Name: Title:	[Name of Assignor] By: Name: Title:
[Consented to and]8 Accepted for recordation in the Register:

JPMorgan Chase Bank, N.A., as Administrative Agent
By:
Name:
Title:

6     Incremental Term Loan Commitments or Incremental Term Loans
7    Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.
8 Signature block to be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement
B-2

[Consented to:]9
ANGI GROUP, LLC
By:
Name:
Title:

9 Signature block to be added only if the consent of the Borrower is required by the terms of the Credit Agreement
B-2

STANDARD TERMS AND CONDITIONS
FOR AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become an Affiliated Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as an Affiliated Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of an Affiliated Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase the Assigned Interest, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v)  if it is a Non-U.S. Lender, attached to this Affiliated Lender Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.14(e) of the Credit Agreement, duly completed and executed by the Assignee, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as an Affiliated Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Affiliated Lender Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Affiliated Lender Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Affiliated Lender Assignment and Assumption by telecopy or other electronic transmission (such as a .pdf) shall be as effective as delivery of a manually executed counterpart of this Affiliated Lender Assignment and Assumption. This Affiliated Lender Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.
B-2

B-2

EXHIBIT C

[RESERVED]
C-1

EXHIBIT D

[RESERVED]
D-1

EXHIBIT E
[Reserved]
C-3

EXHIBIT F
[Reserved]

F-1

EXHIBIT G-1
FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes and Non-U.S. Lenders That Are Disregarded Entities For U.S. Federal Income Tax Purposes Whose Owner, For U.S. Federal Income Tax Purposes, Is Not Treated As A Partnership)
Reference is made to the Credit Agreement, dated as of November 6, 2025 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ANGI GROUP, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS and ISSUING BANKS party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and as an Issuing Bank. Terms defined in the Credit Agreement are used herein with the same meanings.
Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments under any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with two duly completed and executed certificates of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
    In the case of a Lender that is a disregarded entity for United States federal income tax purposes, each of the above certifications and representations (other than the representation that such Lender is the sole record owner, which is given by the Lender) is given with respect to the person treated as such Lender’s regarded owner for United States federal income tax purposes.

[Signature Page Follows]

G-1-1

[Foreign Lender]
By:
Name:
Title:
[Address]
Dated:    ______________________, 20[ ]
G-1-2

EXHIBIT G-2

FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes and Non-U.S. Participants That Are Disregarded Entities For U.S. Federal Income Tax Purposes Whose Owner, For U.S. Federal Income Tax Purposes, Is A Partnership)
Reference is made to the Credit Agreement, dated as of November 6, 2025 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ANGI GROUP, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS and ISSUING BANKS party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and as an Issuing Bank. Terms defined in the Credit Agreement are used herein with the same meanings.
Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its applicable direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its applicable direct or indirect partners/members claiming the portfolio interest exemption on its own behalf is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its applicable direct or indirect partners/members claiming the portfolio interest exemption on its own behalf is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments under any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned’s or any of its applicable direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners.
The undersigned has furnished its participating Lender with two duly completed and executed IRS Forms W-8IMY (or any successor form) accompanied by one of the following forms from each of its applicable direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners: a duly completed and executed IRS Form W-8BEN or W-8BEN-E, or IRS Form W-8IMY (with all required attachments) (or any successor forms), as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
In the case of a participant that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations (other than the representation that such participant is the sole record owner, which is given by the Lender) is given with respect to the person treated as such participant’s owner for U.S. federal income tax purposes.
[Signature Page Follows]

G-2-1

[Foreign Participant]
By:
Name:
Title:
[Address]
Dated:    ______________________, 20[ ]

G-2-2

EXHIBIT G-3

FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes and Non-U.S. Participants That Are Disregarded Entities For U.S. Federal Income Tax Purposes Whose Owner, For U.S. Federal Income Tax Purposes, Is Not Treated As A Partnership)

Reference is made to the Credit Agreement, dated as of November 6, 2025 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ANGI GROUP, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS and ISSUING BANKS party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and as an Issuing Bank. Terms defined in the Credit Agreement are used herein with the same meanings.
Pursuant to the provisions of Section 2.14(e) the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments under any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with two duly completed and executed certificates of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
    In the case of a participant that is a disregarded entity for United States federal income tax purposes, each of the above certifications and representations (other than the representation that such participant is the sole record owner, which is given by the Lender) is given with respect to the person treated as such participant’s regarded owner for United States federal income tax purposes.

[Signature Page Follows]

G-3-1

[Foreign Participant]
By:
Name:
Title:
[Address]
Dated:    ______________________, 20[ ]
G-3-2

EXHIBIT G-4
FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes and Non-U.S. Lenders That Are Disregarded Entities For U.S. Federal Income Tax Purposes Whose Owner, For U.S. Federal Income Tax Purposes, Is A Partnership)
Reference is made to the Credit Agreement, dated as of November 6, 2025 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ANGI GROUP, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS and ISSUING BANKS party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”) and as an Issuing Bank. Terms defined in the Credit Agreement are used herein with the same meanings.
Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its applicable direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its applicable direct or indirect partners/members claiming the portfolio interest exemption on its own behalf is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its applicable direct or indirect partners/members claiming the portfolio interest exemption on its own behalf is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments under any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned’s or its applicable direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners.
The undersigned has furnished the Administrative Agent and the Borrower with a duly completed and executed IRS Form W-8IMY (or any successor form) accompanied by one of the following forms from each of its applicable direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners: a duly completed and executed IRS Form W-8BEN or W-8BEN-E or IRS Form W-8IMY (with all required attachments) (or any successor forms), as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, of if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
In the case of a Lender that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations (other than the representation that such Lender is the sole record owner, which is given by the Lender) is given with respect to the person treated as such Lender’s owner for U.S. federal income tax purposes.
[Signature Page Follows]
G-4-1

[Foreign Lender]
By:
Name:
Title:
[Address]
Dated:    ______________________, 20[ ]

G-4-2

EXHIBIT H
FORM OF PERFECTION CERTIFICATE

H-1

EXHIBIT I
FORM OF SOLVENCY CERTIFICATE
[ ], 20[ ]
I, the undersigned, the chief accounting officer of ANGI GROUP, LLC, a Delaware limited liability company (the “Borrower”), DO HEREBY CERTIFY on behalf of the Borrower that:
1.This Certificate is furnished pursuant to Section 4.01(f) of the Credit Agreement, (as in effect on the date of this Certificate) (the capitalized terms defined therein being used herein as therein defined) dated as of November 6, 2025, among the Borrower, the Lenders party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent (in such capacities, “Administrative Agent”) for the Lenders, and the other parties thereto (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”).
2.Immediately after the consummation of the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds of such Loans, and after giving effect to the rights of subrogation and contribution under the Guarantee, (a) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is now conducted and is proposed to be conducted following the Closing Date.
[Signature Page Follows]
I-1

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first set forth above.
ANGI GROUP, LLC
By:
    Name:
    Title:    Chief Accounting Officer
I-2

EXHIBIT J

[FORM OF]
JOINDER AND REAFFIRMATION AGREEMENT
JOINDER AND REAFFIRMATION AGREEMENT, dated as of [                 ] (this “Agreement”), among [             ] (the “Existing Borrower”), [             ] (the “Successor Borrower”), each of the subsidiaries of the Borrower set forth on Schedule 1 hereto (the “Reaffirming Parties”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) for the Lenders under the Credit Agreement referred to below and as collateral agent (the “Collateral Agent”) for the Secured Parties.
W I T N E S S E T H:
WHEREAS, reference is hereby made to that certain Credit Agreement, dated as of November 6, 2025 (as may be further amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Existing Borrower, the Lenders, the Administrative Agent and the other parties thereto;
WHEREAS, pursuant to the [                            ]10, dated as of the date hereof, between the Existing Borrower and the Successor Borrower and attached as Exhibit A hereto, the Existing Borrower has [merged into][consolidated with][contributed to] the Successor Borrower [the [                            ]]11 (the “Contribution”);
[WHEREAS, Section 6.03(vi) of the Credit Agreement expressly permits the Contribution, subject to the terms and conditions set forth therein;
WHEREAS, pursuant to Section 6.03(vi) of the Credit Agreement, in connection with the Contribution, the Successor Borrower is required to expressly assume all the obligations of the Existing Borrower under the Credit Agreement and the Loan Documents to which the Existing Borrower is a party, and the Successor Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Existing Borrower under the Loan Documents; and
WHEREAS, pursuant to Section 6.03(vi)(B) of the Credit Agreement, in connection with the Contribution, each Loan Party is required to reaffirm all of its obligations under the Loan Documents to which it is a party.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

2.Assumption and Joinder of Agreements and Obligations. Effective as of the Effective Date (as defined below), the Successor Borrower hereby becomes a party to the Credit Agreement, the Security Agreement and each other Loan Document to which the Existing Borrower is a party and expressly assumes, confirms
10     Describe contribution or other operative document to which the merger or Disposition is being made. References herein to the “Contribution Agreement” to be revised as necessary to conform to the description of such operative document.
11     Describe assets to be contributed, if applicable. Joinder and Reaffirmation Agreement to be revised as necessary or desirable to conform to the merger, consolidation or Disposition.

and agrees to perform and observe all of the obligations (including, without limitation, all obligations in respect of the Loans), covenants, agreements, terms, conditions, duties and liabilities of the “Borrower” and a “Pledgor” (as applicable) thereunder and with respect thereto, with the same force and effect as if originally named therein as the “Borrower” or a “Pledgor” (as applicable). Without limiting the generality of the foregoing, the Successor Borrower (i) hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all Collateral owned by it to secure the Obligations and (ii) hereby agrees to take all actions required under the Security Agreement to perfect the Liens on the Collateral owned by the Successor Borrower. The information set forth in Schedule 2 hereto is hereby added to the information set forth in the Schedules to the Security Agreement.

3.Release of Existing Borrower. The Existing Borrower is hereby released from the obligation to pay the principal of and interest on the Loans and all of the Existing Borrower’s other obligations and covenants under the Credit Agreement, the Security Agreement, and the other Loan Documents.

4.Representations and Warranties. The Successor Borrower represents and warrants to each of the Lenders that as of the Effective Date:

(a)    The Successor Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(b)    This Agreement has been duly authorized by all necessary corporate or other organizational action by the Successor Borrower. This Agreement has been duly executed and delivered by the Successor Borrower.
(c)    This Agreement, the Credit Agreement and each other Loan Document to which it is a party constitutes a legal, valid and binding obligation of the Successor Borrower, enforceable against the Successor Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or remedies generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(d)    After giving effect to the Contribution and this Agreement, to the extent required pursuant to the terms of the Collateral Documents and the Credit Agreement, the Collateral owned by the Successor Borrower will be subject to a Lien in favor of the Collateral Agent.
(e)    The Contribution has occurred or will occur substantially concurrently with the delivery of this Agreement.
(f)    On a pro forma basis after giving effect to the Contribution and this Agreement, the Total Net Leverage Ratio of the Successor Borrower is equal to or less than 4.00 to 1.00.
(g)    After giving effect to the Contribution and this Agreement, no Default or Event of Default has occurred and is continuing.
(h)    After giving effect to the Contribution and this Agreement, the representations and warranties of each Loan Party set forth in the Credit Agreement and the Security
J-2

Agreement are true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of the Effective Date, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall have been true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date.
(i)    The Contribution complies with the Credit Agreement.
5.    Effectiveness. This Agreement shall become effective on the date (such date, if any, the “Effective Date”) that the following conditions have been satisfied:
(a)    the Administrative Agent shall have received a counterpart of this Agreement executed by the Borrower, the Successor Borrower and each of the other Loan Parties;
(b)    the Administrative Agent shall have received such documents and certificates of the Successor Borrower as the Administrative Agent or its counsel may reasonably request relating to its organization, existence and good standing ;
(c)    [the Administrative Agent shall have received an opinion of counsel covering such matters, and in a form, substantially the same as previously provided to the Administrative Agent under Section 4.01(b) of the Credit Agreement to the extent applicable;]12 and
(d)    the Borrower shall have provided any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the Act.
6.    Covenant to Deliver Share Certificates. With respect to any stock certificates for which (i) the Existing Borrower is listed as the record owner and (ii) ownership has been transferred to the Successor Borrower in the Contribution (the “Share Certificates”), on or prior to the latest of (a) the date that is 30 days after the date of this Agreement , (b) solely in the case of the Share Certificates that are stock certificates of an entity with publicly traded shares, the date that is 30 days after the return by the Collateral Agent of the Share Certificates that are stock certificates of such entity with publicly traded shares and (c) such longer period as the Collateral Agent may agree in its reasonable discretion, the Successor Borrower will cause the issuance of new share certificates listing the Successor Borrower as the record owner of the Pledged Stock (as such term is defined in the Security Agreement) represented by such Share Certificates and deliver such new certificates and executed instruments of transfer or assignment in blank to the Collateral Agent in exchange for the Share Certificates held by the Collateral Agent.
12     If requested by the Administrative Agent.
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7.    Amendment to Loan Documents. All references to the “Borrower” in the Credit Agreement, the Security Agreement, the Guarantee Agreement, and any of the other Loan Documents shall be deemed to refer to the Successor Borrower, and are hereby amended to give effect to the terms of this Agreement, but only to the extent, necessary to give effect to the terms of this Agreement. Except as expressly set forth herein, (i) this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent, in each case under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Loan Document. This Agreement shall constitute a Loan Document for purposes of the Credit Agreement and from and after the Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement after giving effect to this Agreement.
8.    Reaffirmation of Loan Documents. Each Reaffirming Party hereby acknowledges its receipt of a copy of this Agreement and its review of the terms and conditions hereof and consents to the terms and conditions of this Agreement and the transactions contemplated hereby. Each Reaffirming Party hereby (a) affirms and confirms its guarantees and other commitments under the Guarantee Agreement, as amended hereby, and (b) agrees that the Guarantee Agreement, as amended hereby, is in full force and effect and shall accrue to the benefit of the Secured Parties to guarantee the Obligations after giving effect to this Agreement. The Successor Borrower and each Reaffirming Party hereby (a) affirms and confirms its pledges, grants and other commitments under the Security Agreement, as amended hereby, and (b) agrees that the Security Agreement is in full force and effect after giving effect to this Agreement and shall accrue to the benefit of the Secured Parties to secure the Obligations after giving effect to this Agreement. This Agreement is not intended to constitute a novation of the Credit Agreement or any of the other Loan Documents as in effect prior to the Effective Date.
9.    Governing Law; Waiver of Jury Trial; Jurisdiction; Consent to Service of Process. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the law of the State of New York. The Borrower and each other Loan Party hereby agrees that this Agreement is a Loan Document governed by Sections 9.10 and 9.11 of the Credit Agreement relating to waiver of jury trial, jurisdiction, consent to service of process and the other matters covered therein.
10.    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or
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enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
11.    Section Headings. The section headings in this Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken into consideration in the interpretation hereof.
12.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
[The Remainder of This Page is Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the date first set forth above.
[EXISTING BORROWER]
By:
Name:
Title:
[SUCCESSOR BORROWER]
By:
Name:
Title:

J-6

Acknowledged and Accepted:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent
By:
Name:
Title:

Schedule 1

Schedule 2

Exhibit A

Contribution Agreement

[See attached.]